As filed with the Securities and Exchange Commission on October 24, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NBT Bancorp Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	6021 (Primary Standard Industrial Classification Code Number)	16-1268674 (IRS Employer Identification No.)

52 South Broad Street
Norwich, New York 13815
(607) 337-2265
(Address, including Zip Code, and Telephone
Number, including Area Code, of Registrant’s
Principal Executive Offices)
Scott A. Kingsley
President & Chief Executive Officer
52 South Broad Street
Norwich, New York 13815
(607) 337-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600	John J. Gorman, Esq. Marc P. Levy, Esq. Luse Gorman, PC 5335 Wisconsin Ave, NW Washington, DC 20015 (202) 274-2022

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 24, 2024

Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On September 9, 2024, NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT’s wholly-owned subsidiary, NBT Bank, National Association (“NBT Bank”), Evans Bancorp, Inc., a New York corporation (“Evans”) and Evans’s wholly-owned subsidiary, Evans Bank, National Association (“Evans Bank”) entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which (i) Evans will merge with and into NBT, with NBT as the surviving entity, and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity.
Evans is holding a special meeting for its shareholders to vote on the merger agreement. The special meeting of Evans shareholders will be held virtually on    , 2024, at    , Eastern time. At the special meeting of Evans shareholders, Evans shareholders will be asked to consider and vote on (i) a proposal to approve the merger agreement (the “merger proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Evans in connection with the merger (the “compensation proposal”), and (iii) a proposal to approve one or more adjournments of the Evans special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (the “adjournment proposal”). Approval of the merger proposal requires the affirmative vote of two-thirds of all outstanding shares entitled to vote on the proposal. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal. The Evans Board of Directors recommends unanimously that all Evans shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
If the merger is completed, Evans shareholders will receive 0.91 shares of NBT common stock for each share of Evans common stock they own on the effective date of the merger. Evans shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.
NBT common stock is listed on the NASDAQ Stock Market under the symbol “NBTB.” Evans common stock is listed on the NYSE American LLC under the symbol “EVBN.” On September 9, 2024, which was the last trading day preceding the public announcement of the proposed merger, the closing price of NBT common stock was $45.95 per share, which after giving effect to the exchange ratio, has an implied value of $41.81 per share. On    , 2024, which was the most recent practicable trading day before the printing of this proxy statement/prospectus, the closing price of NBT common stock was $    per share, which after giving effect to the exchange ratio, has an implied value of approximately $    per share. The market price of NBT common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for NBT common stock before you vote.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by internet, by telephone, or by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at the special meeting. The failure to vote by submitting your proxy or attending the special meeting and voting electronically during the meeting will have the same effect as a vote against the merger proposal.
This document serves as the proxy statement for the special meeting of Evans and the prospectus for the shares of NBT common stock to be issued in connection with the merger, and describes the Evans special meeting, the merger, the documents related to the merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety, including the documents attached as annexes and the section titled “Risk Factors” beginning on page 15.
Thank you for your cooperation and continued support.
Sincerely,

Lee C. Wortham
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.
The shares of NBT common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any federal or state governmental agency.
This proxy statement/prospectus is dated    , 2024, and is first being mailed to Evans shareholders on or about    , 2024.

6460 Main Street
Williamsville, New York 14221
(716) 926-2000
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON   , 2024
A special meeting of shareholders of Evans Bancorp, Inc. (“Evans”) will be held virtually on   , 2024, at   , Eastern time, to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, National Association, a federally-chartered national banking association (“NBT Bank”) and wholly owned subsidiary of NBT, Evans Bancorp, Inc., a New York corporation (“Evans”), and Evans Bank, National Association, a federally-chartered national banking association (“Evans Bank”) and wholly-owned subsidiary of Evans, dated as of September 9, 2024, pursuant to which (i) Evans will merge with and into NBT, with NBT as the surviving entity, and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity (the “merger proposal”);

2.
a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Evans in connection with the merger (the “compensation proposal”); and

3.
a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (the “adjournment proposal”).

The merger agreement and proposed merger are more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.
You may access the special meeting by visiting   . By attending the meeting virtually, you will be able to participate in the special meeting, including voting and asking questions. If you are a registered shareholder, you do not need to register to attend the special meeting online. Registered shareholders can attend and vote at the special meeting by logging in with the voter control number found on their proxy card, notice, or email. Shareholders who hold their shares through an intermediary, such as a bank or broker, must register in advance to vote and ask questions at the special meeting. To register, shareholders must submit a legal proxy reflecting their Evans common stock holdings along with their name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than   , Eastern Time, on   . Shareholders will receive a confirmation email with a control number from Computershare regarding their registration.
The Evans Board of Directors has established the close of business on   , 2024 as the record date for the special meeting. Only record holders of Evans common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for review at the special meeting upon request by any Evans shareholder entitled to vote at the special meeting. Approval of the merger proposal requires the affirmative vote of two-thirds of all outstanding shares entitled to vote on the proposal. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Your vote is important, regardless of the number of shares that you own. Please vote by internet, by telephone, or by completing and mailing the enclosed proxy card promptly in the enclosed postage-paid envelope. Voting by proxy will not prevent you from voting online during the special meeting but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions furnished to you by such record holder with these materials.
The Evans Board of Directors unanimously recommends that you vote “FOR” each of the proposals.
By Order of the Board of Directors,

Michelle A. Baumgarden
Secretary
Williamsville, New York
   , 2024
PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates by reference important business and financial information about NBT and Evans from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

NBT Bancorp Inc. 52 South Broad Street Norwich, New York 13815 (607) 337-2265 Attention: M. Randolph Sparks Corporate Secretary (607) 337-6141 www.nbtbancorp.com	Evans Bancorp, Inc. 6460 Main Street Williamsville, New York 14221 (716) 926-2000 Attention: Michelle A. Baumgarden Corporate Secretary evansbancorp.q4ir.com

To obtain timely delivery, you must request the information no later than   , 2024.
For a more detailed description of the information incorporated by reference into the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 83.
The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Alliance Advisors, LLC, Evans’s proxy solicitor, at the address or telephone number listed below:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
855-643-7309
EVBN@allianceadvisors.com
Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-   ) filed by NBT with the Securities and Exchange Commission (the “SEC”), constitutes a prospectus of NBT for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the NBT common stock to be issued to Evans shareholders in exchange for shares of Evans common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for Evans. In addition, it constitutes a notice of special meeting with respect to the special meeting.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated   , 2024, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Evans shareholders nor the issuance by NBT of shares of NBT common stock pursuant to the merger agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding NBT has been provided by NBT and information contained in this proxy statement/prospectus regarding Evans has been provided by Evans.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE EVANS SPECIAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the Evans special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.
Q:	Why am I receiving this proxy statement/prospectus?
A:
The respective boards of directors of NBT Bancorp Inc. (“NBT”), NBT Bank, National Association, NBT’s subsidiary bank (“NBT Bank”), Evans Bancorp, Inc. (“Evans”) and Evans Bank, National Association, Evans’s subsidiary bank (“Evans Bank”), each approved a merger agreement, which is described in this proxy statement/prospectus, among NBT, NBT Bank, Evans and Evans Bank pursuant to which (i) Evans will merge with and into NBT, with NBT as the surviving entity and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Evans shareholders must vote to approve the merger agreement. Evans will hold a virtual special meeting of shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of Evans shareholders and other related matters, and you should read it carefully. The enclosed voting materials for the Evans special meeting allow you to vote your shares of common stock without attending the special meeting online.

We are delivering this proxy statement/prospectus to you as both a proxy statement of Evans and a prospectus of NBT. It is a proxy statement because the Evans Board of Directors is soliciting proxies from Evans shareholders to vote on the approval of the merger proposal and the compensation proposal (each as defined below) at the Evans special meeting of shareholders and adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the merger proposal. Your proxy will be used at the Evans special meeting or at any adjournment or postponement of the special meeting. It is also a prospectus because NBT will issue NBT common stock to Evans shareholders as consideration in the merger, and this prospectus contains information about the NBT common stock.
Q:	What will happen in the merger?
A:
In the proposed merger, (i) Evans will merge with and into NBT, with NBT as the surviving entity, and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. Each share of Evans common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.91 shares of NBT common stock.

Q:	What are the proposals on which I am being asked to vote?
A:
You are being asked to vote on the following proposals: (i) to approve the merger agreement (the “merger proposal”), (ii) to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Evans in connection with the merger (the “compensation proposal”) and (iii) to approve one or more adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement (the “adjournment proposal”).

Q:	What will I receive in the merger?
A:
If the merger proposal is approved and the merger is subsequently completed, Evans shareholders will be entitled to receive 0.91 shares of NBT common stock for each outstanding share of Evans common stock held at the effective time of the merger and cash in lieu of fractional shares as described below.

The value of the merger consideration is dependent upon the value of NBT common stock and therefore will fluctuate with the market price of NBT common stock. Accordingly, any change in the price of NBT common stock prior to the merger will affect the market value of the merger consideration that Evans shareholders may receive upon the closing of the merger.

Q:	What will happen to shares of NBT common stock in the merger?
A:
Each share of NBT common stock outstanding held by NBT shareholders immediately before the merger will continue to represent one share of NBT common stock after the effective time of the merger. Accordingly, NBT shareholders will receive no consideration in the merger and the merger will not change the number of shares an NBT shareholder currently owns.

Q:	Will I receive any fractional shares of NBT common stock as part of the merger consideration?
A:
No. NBT will not issue any fractional shares of NBT common stock in the merger. Instead, NBT will pay Evans shareholders the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the daily closing sales prices of one share of NBT common stock as reported on the NASDAQ Stock Market, LLC (“NASDAQ”) for the five consecutive trading days ending on the third business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

Q:	Is there a termination fee potentially payable under the merger agreement?
A:	Yes. Under certain circumstances, Evans may be required to pay NBT a termination fee if the merger agreement is terminated. See “The Merger Agreement—Termination Fee” on page 70 for more information.
Q:	As an Evans shareholder, why am I being asked to cast a non-binding advisory vote to approve the compensation that may become payable to Evans’s named executive officers in connection with the merger?
A:
The SEC’s rules require Evans to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to Evans’s named executive officers in connection with the merger.

Q:	What will happen if Evans shareholders do not approve the compensation that may become payable to Evans’s named executive officers in connection with the merger?
A:
The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Evans or NBT. Approval of the compensation that may become payable to Evans’s named executive officers is not a condition to completion of the merger. Therefore, if the merger proposal is approved by Evans’s shareholders and the merger is subsequently completed, the compensation will still be paid to Evans’s named executive officers, whether or not Evans’s shareholders approve the compensation at the Evans special meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Evans common stock?
A:
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the merger that each of Evans and NBT receives a legal opinion to the effect that the merger will so qualify. Assuming the merger so qualifies, Evans shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Evans common stock for NBT common stock in the merger, except that such holders will recognize gain or loss to the extent such holders receive cash in lieu of any fractional share of NBT common stock that an Evans shareholder would otherwise be entitled to receive. See “PROPOSAL 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52.

Q:	Will I be able to trade the shares of NBT common stock that I receive in the merger?
A:
You may freely trade the shares of NBT common stock issued in the merger unless you are an “affiliate” of NBT as defined by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Affiliates consist of individuals or entities that control, are controlled by, or are under common control with NBT and include executive officers and directors and may include significant shareholders of NBT.

Q:	What are the conditions to completion of the merger?
A:
The obligations of NBT and Evans to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and/or waivers, receipt of tax opinions and the approval of the merger proposal by the shareholders of Evans.

Q:	When do you expect the merger to be completed?
A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger proposal by Evans’s shareholders at Evans’s special meeting. While we expect the merger to be completed in the second quarter of 2025, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What Evans shareholder approval is required to complete the merger?
A:	The merger cannot be completed unless Evans receives the affirmative vote of two-thirds of all outstanding shares entitled to vote on the merger proposal.
Q:	Are there any Evans shareholders already committed to voting in favor of the merger proposal?
A:
Yes. Each of the directors and executive officers of Evans, solely in such director’s or officer’s capacity as a shareholder of Evans, has entered into a voting agreement with NBT requiring each of them to vote all shares of Evans common stock owned by such director or executive officer in favor of the merger proposal. As of the record date, these directors and executive officers held     shares of Evans common stock, which represented approximately   % of the outstanding shares of Evans common stock.

Q:	When and where is the Evans special meeting?
A:	The special meeting of shareholders of Evans will be held virtually at on , 2024, at , Eastern time.
Q:	What will happen at the Evans special meeting?
A:
At the Evans special meeting, Evans shareholders will consider and vote on the merger proposal and the compensation proposal. If, at the time of the special meeting, there are insufficient votes for the shareholders to approve the merger proposal, you may be asked to consider and vote on the adjournment proposal.

Q:	Who is entitled to vote at the Evans special meeting?
A:
All holders of Evans common stock who held shares at the close of business on    , 2024, which is the record date for the special meeting of Evans shareholders, are entitled to receive notice of and to vote at the Evans special meeting. Each holder of Evans common stock is entitled to one vote for each share of Evans common stock owned as of the record date.

Q:	What constitutes a quorum for the Evans special meeting?
A:
The quorum requirement for the special meeting is the presence at the virtual meeting or by proxy of the holders of a majority of the total number of shares of Evans common stock entitled to vote. Abstentions will be counted for purposes of determining whether a quorum is present.

Q:	How does the Evans Board of Directors recommend I vote?
A:
After careful consideration, the Evans Board of Directors unanimously recommends that all shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 15 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Information Regarding Forward-Looking Statements” on page 22.

Q:	What do I need to do now?
A:
You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, NBT and Evans. After you have read and considered this information, you should vote by internet, by telephone, or by completing and mailing your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the Evans special meeting.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus?
A:
You may vote by internet, by telephone, by completing and mailing the proxy card in the enclosed postage-paid envelope, or by casting your vote online at the virtual meeting. Information and applicable deadlines for voting through the internet or by telephone are set forth in the enclosed proxy card instructions. You may revoke your proxy at any time prior to its exercise, and you may attend the special meeting and vote, even if you have previously returned your proxy card or voted via the internet or by telephone.

Q:	Can I attend the virtual special meeting and vote my shares electronically during the meeting?
A:
Yes. Although the Evans Board of Directors requests that you return the proxy card accompanying this proxy statement/prospectus, all Evans shareholders, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, trustees or other nominees, are invited to attend the virtual special meeting online. Shareholders of record on    , 2024 can vote electronically during the special meeting.

Shareholders who hold their shares through an intermediary, such as a bank or broker, must register in advance to attend and vote online at the special meeting. To register, shareholders must submit a legal proxy reflecting their Evans common stock holdings along with their name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than    , Eastern Time, on    . Shareholders will receive a confirmation email with a control number from Computershare regarding their registration.
Q:	How will my shares be represented at the Evans special meeting?
A:
At the Evans special meeting, the individuals named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted: (1) “FOR” the merger proposal, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee automatically vote my shares for me?
A:
No. Your broker, bank, trustee or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank, trustee or other nominee?
A:
If you fail to properly submit your proxy card, and you do not attend the special meeting and vote your shares online during the virtual meeting, your shares will not be voted, which will have the same effect as a vote against the merger proposal. If a quorum is present at the special meeting, this will not affect the outcome of the compensation proposal or adjournment proposal.

Q:	What if I abstain from voting on a matter?
A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting but abstains from voting. Abstentions will be counted for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote against the merger proposal and no effect on the outcome of the compensation proposal or adjournment proposal.

Q:	What is a “broker non-vote”?
A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Evans special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Evans special meeting. If your bank, broker, trustee or other nominee holds your shares of Evans common stock in “street name,” such entity will vote your shares of Evans common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
If you do not provide instructions on how to vote, your bank, broker, trustee or other nominee may not vote your shares on the merger proposal, the compensation proposal or the adjournment proposal, which broker non-votes, if any, will have the same effect as a vote against the merger proposal and no effect on the outcome of the compensation proposal or adjournment proposal.
Q:	Can I change my vote after I have submitted my proxy?
A:	Yes. There are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:
•	you may deliver a written notice bearing a date later than the date of your proxy card to Evans’s Secretary at the address listed below, stating that you revoke your proxy;
•	you may submit a new signed proxy card bearing a later date (if you submitted your proxy by internet or by telephone, you can vote again by internet or telephone); or
•	you may attend the virtual special meeting and vote online during the meeting, although attendance at the special meeting will not, by itself, revoke a proxy.
You should send any notice of revocation to:
Evans Bancorp, Inc.
6460 Main Street
Williamsville, New York 14221
Attention: Michelle A. Baumgarden
Corporate Secretary
If you hold your shares of Evans common stock in “street name” through a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee to change your voting instructions.
Q:	What happens if I sell my shares after the record date but before the special meeting?
A:
If you sell or otherwise transfer your shares after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders in the merger. In order to receive the merger consideration, a shareholder must hold his or her shares through completion of the merger.

Q:	Are shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the merger proposal?
A:	No. Evans shareholders will not be entitled to appraisal or dissenters’ rights.
Q:	What should I do if I receive more than one proxy statement/prospectus or set of voting instructions?
A:
If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Do I need to do anything with my shares of Evans common stock certificates now?
A:
No. Shareholders will receive instructions for surrendering their stock certificates promptly after the closing of the merger. In the meantime, you should retain your stock certificates because they represent your stock ownership. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Evans common stock in book-entry form?
A:
If your shares of Evans common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the closing of the merger, shares of Evans common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:	Where can I find more information about the companies?
A:	You can find more information about NBT and Evans from the various sources described under “Where You Can Find More Information” beginning on page 83.
Q:	Whom should I call with questions?
A:
If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Alliance Advisors, LLC at the address or telephone number listed below:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
855-643-7309
EVBN@allianceadvisors.com

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 83. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies
NBT Bancorp Inc. (Page 24)
NBT is incorporated in the State of Delaware with its principal headquarters located in Norwich, New York. It is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended. The principal assets of NBT consist of all of the outstanding shares of common stock of its subsidiaries, including NBT Bank, NBT Financial Services, Inc., NBT Holdings, Inc., CNBF Capital Trust I, NBT Statutory Trust I, NBT Statutory Trust II, Alliance Financial Capital Trust I and Alliance Financial Capital Trust II. NBT’s principal sources of revenue are the management fees and dividends it receives from NBT Bank, NBT Financial Services, Inc. and NBT Holdings, Inc.
NBT’s business, primarily conducted through NBT Bank, consists of providing commercial banking, retail banking and wealth management services primarily to customers in its market area, which includes upstate New York, northeastern Pennsylvania, southern New Hampshire, western Massachusetts, Vermont, southern Maine and central and northwestern Connecticut. NBT has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. NBT’s business philosophy is to operate as a community bank with local decision-making, providing a broad array of banking and financial services to retail, commercial and municipal customers. NBT completed the acquisition of Salisbury Bancorp, Inc. (“Salisbury”) in August of 2023, a commercial bank with $1.46 billion in assets with 13 banking offices in northwestern Connecticut, the Hudson Valley region of New York and southwestern Massachusetts.
NBT Bank, National Association (Page 24)
NBT Bank is a full-service consumer and commercial bank regulated by the Office of the Comptroller of the Currency (the “OCC”).
Through its network of branch locations, NBT Bank offers a wide range of products and services tailored to individuals, businesses and municipalities. Deposit products offered by NBT Bank include demand deposit accounts, savings accounts, negotiable order of withdrawal accounts, money market deposit accounts and certificate of deposit accounts. NBT Bank offers various types of each deposit account to accommodate the needs of its customers with varying rates, terms and features. Loan products offered by NBT Bank include indirect and direct consumer loans, home equity loans, mortgages, business banking loans and commercial loans, with varying rates, terms and features to accommodate the needs of its customers. NBT Bank also offers various other products and services through its branch network, such as trust and investment services and financial planning and life insurance services. NBT Bank’s deposits are insured up to the maximum permitted by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”).
NBT Bank operates 155 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. NBT Bank operates through four subsidiaries, NBT Capital Corp., Broad Street Property Associates, Inc., NBT Capital Management, Inc. and SBT Mortgage Service Corporation. NBT Capital Corp. is a venture capital corporation. Broad Street Property Associates, Inc. is a property management company. NBT Capital Management, Inc., formerly Columbia Ridge Capital Management, Inc., is a registered investment advisor that provides investment management and financial consulting services. SBT Mortgage Service Corporation is a passive investment company (“PIC”) acquired in 2023 in connection with the acquisition of Salisbury. The PIC holds loans collateralized by real estate originated or purchased by NBT Bank. Income of the PIC is exempt from the Connecticut Corporate Business Tax. In addition to its branch network, NBT Bank also offers access to certain products and services electronically through 24-hour online, mobile and telephone channels that enable customers to check balances, make deposits, transfer funds, pay bills, access statements, apply for loans and access various other products and services.
As of June 30, 2024, NBT had approximately $13.50 billion in assets and approximately $11.27 billion in deposits.

NBT’s principal executive offices are located at 52 South Broad Street, Norwich, New York 13815, its phone number is (607) 337-2265 and its website is www.nbtbancorp.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.
Evans Bancorp, Inc. (Page 24)
Evans is a New York corporation and the holding company of Evans Bank. It is registered with the FRB as a financial holding company under the Bank Holding Company Act of 1956, as amended. Evans’s primary business is the operation of its subsidiaries. Evans operates two direct, wholly-owned subsidiaries: (1) Evans Bank, which provides a full range of banking services to consumer and commercial customers in western New York and the Finger Lakes Region; and (2) Evans National Financial Services, LLC, which owns 100% of the membership interests in The Evans Agency, LLC (“TEA”), which sold various premium-based insurance policies on a commission basis. On November 30, 2023, Evans completed the sale of its insurance subsidiary, TEA, to Arthur J. Gallagher & Co. and Arthur J. Gallagher Risk Management Services, LLC.
Evans Bank, National Association (Page 25)
Evans Bank is a full-service consumer and commercial bank regulated by the OCC.
Evans Bank has its headquarters in Williamsville, New York, and a total of 18 full-service banking offices in Erie County, Niagara County, Monroe County and Chautauqua County, New York. Evans Bank offers deposit products, which include checking and negotiable order of withdrawal accounts, savings accounts, and certificates of deposit, as its principal source of funding. Evans Bank’s deposits are insured up to the maximum permitted by the Deposit Insurance Fund of the FDIC. Evans Bank offers a variety of loan products to its customers, including commercial and consumer loans and commercial and residential mortgage loans.
As of June 30, 2024, Evans had approximately $2.26 billion in assets and approximately $1.89 billion in deposits.
Evans’s principal executive offices are located at 6460 Main Street, Williamsville, New York 14221, its phone number is (716) 926-2000 and its website is www.evansbancorp.q4ir.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.
The Special Meeting of Shareholders of Evans
Date, Time and Place of the Special Meeting (Page 26)
Evans will hold its special meeting of shareholders virtually at    on    ,    2024, at    , Eastern time.
Purpose of the Special Meeting (Page 26)
At the special meeting, you will be asked to vote on the following:
1.	the merger proposal;
2.	the compensation proposal; and
3.	the adjournment proposal, if necessary.
Recommendation of Evans Board of Directors (Page 26)
The Evans Board of Directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Record Date; Outstanding Shares; Shares Entitled to Vote (Page 26)
Only holders of record of Evans common stock at the close of business on the record date of    , 2024 are entitled to notice of and to vote at the special meeting. As of the record date, there were    shares of Evans common stock outstanding, held of record by approximately    shareholders.

Quorum; Vote Required (Page 26)
A quorum of Evans shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of shares of Evans common stock entitled to vote are present at the virtual special meeting or represented by proxy at the special meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present.
Assuming a quorum is present at the Evans special meeting, approval of the merger proposal requires the affirmative vote of two-thirds of all outstanding shares entitled to vote on the proposal, and approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.
Abstentions and broker non-votes will have the same effect as a vote against the merger proposal and no effect on the compensation proposal or the adjournment proposal.
Share Ownership of Management; Voting Agreements (Page 26)
As of the record date, the directors and executive officers of Evans collectively held    shares of Evans common stock, which represented approximately    % of the outstanding shares of Evans common stock.
Each of the directors and executive officers of Evans have entered into a voting agreement with NBT, requiring each of them to vote all shares of Evans common stock beneficially owned by such person in favor of approval of the merger agreement.
The Merger and the Merger Agreement
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the primary legal document that governs the proposed merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Evans will merge with and into NBT, with NBT as the surviving entity. Immediately thereafter, Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving bank (the “bank merger”). Following the merger, Evans common stock will be delisted from the NYSE American LLC (“NYSE”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded.
Structure of the Merger (Page 58)
In the proposed merger, (i) Evans will merge with and into NBT, with NBT as the surviving entity, and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. Shares of NBT will continue to trade on NASDAQ with the NASDAQ trading symbol “NBTB.” Upon completion of the merger, the separate existences of Evans and Evans Bank will terminate.
Consideration to be Received in the Merger (Page 59)
Upon completion of the merger, each outstanding share of Evans common stock will be converted into the right to receive 0.91 shares of NBT common stock. No fractional shares of NBT common stock will be issued to any holder of Evans common stock upon completion of the merger. For each fractional share that would otherwise be issued, NBT will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the closing sales prices of one share of NBT common stock on NASDAQ for the five trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.
Treatment of Equity Awards (Page 59)
Stock Options. All unvested stock option grants shall vest immediately prior to the effective time so that all options outstanding at the effective time will automatically convert into the right to receive a lump sum cash payment equal to (i) the number of shares of Evans stock subject to such option, multiplied by (ii) the amount by which the per share consideration exceeds the per share exercise price of such option, less applicable taxes and other withholdings and without interest.

Restricted Stock Awards. Any vesting restrictions on each restricted share of Evans common stock subject to a substantial risk of forfeiture outstanding immediately prior to the effective time of the merger will automatically lapse and all vested restricted stock awards will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock.
Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the merger) and all vested performance-based restricted stock units will be exchanged for the merger consideration.
Time-Based Restricted Stock Units. Each award of time-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will become vested as of the effective time and all vested restricted stock units will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock for purposes of the merger agreement.
Opinion of Piper Sandler & Co., Financial Advisor to Evans (Page 36)
Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to Evans in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. As part of its engagement, representatives of Piper Sandler attended the meeting of the Evans Board of Directors held on September 9, 2024, at which the Evans Board of Directors evaluated the proposed merger and the merger agreement. At this meeting, Piper Sandler reviewed the financial aspects of the proposed merger and provided its opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Evans. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. Holders of Evans common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the Evans Board of Directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Evans as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger or the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Evans common stock and did not address the underlying business decision of Evans to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Evans or the effect of any other transaction in which Evans might engage. See the section of this proxy statement/prospectus entitled “PROPOSAL 1—The Merger—Opinion of Piper Sandler & Co., Financial Advisor to Evans” beginning on page 36 for more information relating to Piper Sandler’s opinion.
Interests of Certain Evans Directors and Executive Officers in the Merger (Page 47)
In considering the information contained in this proxy statement/prospectus, you should be aware that Evans’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Evans shareholders generally. The Evans Board of Directors was aware of these interests and considered them, among other things, in approving the merger. These interests include, among other things:
•
accelerated vesting of stock option grants immediately prior to the effective time with all vested options outstanding at the effective time automatically converted into the right to receive a lump sum cash payment equal to (i) the number of shares of Evans stock subject to such option, multiplied by (ii) the amount by which the per share consideration exceeds the per share exercise price of such option, less applicable taxes and other withholdings;

•
accelerated vesting of outstanding restricted stock awards immediately prior to the effective time, and all vested restricted stock awards will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock for purposes of the merger agreement;

•
accelerated vesting of outstanding performance-based restricted stock units based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the effective time) and all vested performance-based restricted stock units will be exchanged for the merger consideration;

•
accelerated vesting of outstanding time-based restricted stock units immediately prior to the effective time, and all vested restricted stock units will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock for purposes of the merger agreement;

•	increased contributions to participating executives under the Executive Incentive Retirement Plan;
•	pro-rated 2025 annual bonus, in connection with or prior to the effective time of the merger;
•
severance payments and continued medical, health and life insurance benefits for a period of time (or a cash lump sum payment if such coverage cannot be provided) under current employment or change in control agreements in the event of involuntary termination without cause or termination for good reason in connection with the merger, for each of David J. Nasca, President and Chief Executive Officer of Evans and Evans Bank; John B. Connerton, Treasurer of Evans and Executive Vice President and Chief Financial Officer of Evans Bank; Kenneth D. Pawlak, Executive Vice President and Chief Growth Officer of Evans Bank; and five other officers of Evans;

•
certain executives and officers may receive accelerated vesting of restricted stock awards, restricted stock units (time-based and performance-based) and/or early payment of cash bonuses in calendar year 2024 in order to mitigate the impact of any contractual 280G cutback provision contained in any of their applicable agreements with Evans and/or Evans Bank if such cutbacks are projected to impact such executive;

•	continued indemnification and liability insurance coverage by NBT after the merger for acts or omissions occurring before the merger; and
•
NBT and NBT Bank will each appoint David J. Nasca to its board of directors following the closing of the merger (or, in the event of his unavailability, such other person as mutually agreed upon by NBT, NBT Bank, Evans, and Evans Bank), with related compensation for such services in the event that such individual is not otherwise concurrently employed by NBT or NBT Bank.

See the section of this proxy statement/prospectus entitled “PROPOSAL 1—The Merger—Interests of Evans’s Directors and Executive Officers in the Merger” beginning on page 47 for a discussion of these interests.
Boards of Directors of NBT and NBT Bank After the Merger (Page 58)
At the effective time of the merger, each of NBT and NBT Bank will appoint David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to serve as a member of their respective boards of directors; provided, however, that if the effective time occurs between the date of NBT’s 2025 annual meeting proxy statement and the date of NBT’s 2025 annual meeting of stockholders, then the appointment of David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to the boards of directors of NBT and NBT Bank will be effective immediately following their respective annual meetings of stockholders. Mr. Nasca must meet the qualifications for directors set forth in the bylaws of NBT and NBT Bank. Mr. Nasca will serve on the NBT and NBT Bank boards of directors until the next annual meeting following his appointment. If Mr. Nasca is appointed at any time other than immediately following the 2025 annual meeting of stockholders of NBT and NBT Bank, the NBT and NBT Bank boards of directors also will nominate Mr. Nasca for election at the first annual stockholder meeting following his appointment.
No Solicitation of Alternative Transactions (Page 65)
The merger agreement restricts Evans’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal by such third party to acquire a significant interest in Evans. However, if Evans receives a bona fide, unsolicited written acquisition proposal from a third party that its Board of Directors believes in good faith is, or is reasonably likely to lead to, a proposal (i) on terms which the Evans Board of Directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Evans shareholders than the transactions contemplated by the merger agreement, and

(ii) that constitutes a transaction that, in the good faith judgment of the Evans Board of Directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, Evans may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement, if its Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Evans to comply with their fiduciary duties under applicable law.
Conditions to Completion of the Merger (Page 68)
As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to:
•	shareholders of Evans having approved the merger agreement;
•
NBT and Evans having obtained all regulatory approvals and/or waivers required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired;

•
the absence of any judgment, order, injunction or decree, or any statute, rule or regulation enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•	NBT and Evans having each received a legal opinion from their respective counsel regarding treatment of the merger as a “reorganization” for U.S. federal income tax purposes;
•	the representations and warranties of each of NBT and Evans in the merger agreement being accurate, subject to exceptions that would not have a material adverse effect;
•	NBT and Evans having each performed in all material respects all obligations required to be performed by it; and
•	the shares of NBT common stock to be issued in the merger having been approved for listing on the NASDAQ Stock Market.
Termination of the Merger Agreement (Page 70)
NBT and Evans can mutually agree to terminate the merger agreement at any time before the merger has been completed, and either company can terminate the merger agreement if:
•
any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger agreement by the Evans shareholders is not obtained;
•
the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by September 15, 2025, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.
In addition, NBT may terminate the merger agreement if:
•	Evans materially breaches the non-solicitation provisions in the merger agreement;
•	the Evans Board of Directors:
•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to NBT’s interests; or

•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or
•	Evans fails to call, give notice of, convene and hold its special meeting.
Termination Fee (Page 70)
Evans has agreed to pay NBT a termination fee of $8.4 million if:
•	NBT terminates the merger agreement as a result of:
•	Evans materially breaching the non-solicitation provisions in the merger agreement;
•	Evans materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the Evans special meeting;
•	the Evans Board of Directors:
○	failing to recommend approval of the merger agreement, or withdrawing, modifying or changing such recommendation in a manner adverse to NBT’s interests; or
○	recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or
•
Evans or Evans Bank enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by NBT as a result of a willful breach of any representation, warranty, covenant or other agreement by Evans after an acquisition proposal has been publicly announced or otherwise made known to Evans.

Waiver or Amendment of Merger Agreement Provisions (Page 71)
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by a written agreement between NBT and Evans. However, after the Evans special meeting, no amendment will be made which by law requires further approval by the shareholders of Evans without obtaining such approval.
Material U.S. Federal Income Tax Consequences of the Merger (Page 52)
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of Evans and NBT receives a legal opinion to the effect that the merger will so qualify. Assuming the merger so qualifies, Evans shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Evans common stock for NBT common stock in the merger, except that such holders will recognize gain (but not loss) to the extent such holders receive cash in lieu of any fractional share of NBT common stock that an Evans shareholder would otherwise be entitled to receive.
Evans shareholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 and to consult their tax advisors for a full explanation of the tax consequences of the merger.
Regulatory Approvals Required for the Merger (Page 54)
Approval, or waiver of formal application and approval requirements, by the Federal Reserve Bank of New York and the OCC is required to consummate the merger. As of the date of this proxy statement/prospectus, NBT has not yet received any approvals or waivers from these regulators. While neither NBT nor Evans knows of any reason why the parties would not obtain the approvals or waivers in a timely manner, NBT and Evans cannot be certain when or if such required regulatory approvals or waivers will be obtained.
Accounting Treatment of the Merger (Page 55)
The merger will be accounted for using the acquisition method of accounting with NBT treated as the acquirer. Under this method of accounting, Evans’s assets and liabilities will be recorded by NBT at their respective fair values as of the closing date of the merger and added to those of NBT. Any excess of purchase price over the net fair values of Evans’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Evans’s net assets over the purchase price will be recognized as earnings by NBT on the closing date of the merger.
Dissenters’ Rights (Page 55)
Evans shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.
Listing of NBT Common Stock to be Issued in the Merger (Page 21)
NBT common stock will continue to trade on NASDAQ under the trading symbol “NBTB.”
Differences Between Rights of NBT and Evans Shareholders (Page 73)
As a result of the merger, holders of Evans common stock will become holders of NBT common stock. Following the merger, Evans shareholders will have different rights as shareholders of NBT due to the different provisions of the governing documents of NBT and Evans. For additional information regarding the differences between the rights of shareholders of NBT and shareholders of Evans, see “Comparison of Stockholder Rights” beginning on page 73.
Risk Factors (Page 15)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposal presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 15.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 22, you should carefully read and consider the following risk factors in deciding whether to vote for approval of the merger proposal.
Risks Related to the Merger
Because the number of shares of NBT common stock exchanged per share of Evans common stock is fixed and will not be adjusted in the event of any change in NBT’s share price, the value of the common stock issued by NBT and received by Evans shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.
Upon the consummation of the merger, each share of common stock of Evans will be converted into 0.91 shares of common stock of NBT. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of NBT common stock. Changes in the market price of shares of NBT common stock prior to the merger will affect the market value of the consideration that Evans shareholders will receive on the closing date of the merger. Stock price changes may result from a variety of factors (many of which are beyond NBT’s control), including the following factors:
•	market reaction to the announcement of the merger;
•	changes in NBT’s business, operations, assets, liabilities and prospects;
•	changes in market assessments of the business, operations, financial position and prospects of NBT or the combined company;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the market price of NBT common stock;
•	the actual or perceived impact of U.S. monetary policy;
•	federal, state and local legislation, governmental regulation and legal developments in the business in which NBT operates; and
•	other factors beyond NBT’s control, including those described or referred to elsewhere in this “Risk Factors” section.
The market price of NBT common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Evans special meeting. As a result, the market value of the consideration for the merger represented by the exchange ratio also will vary.
Therefore, while the number of shares of NBT common stock to be issued per share of Evans common stock is fixed, Evans shareholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.
Shareholders may be unable to timely sell shares after completion of the merger.
There will be a time period between the completion of the merger and the time at which former Evans shareholders actually receive their shares of NBT common stock. Until shares are received, former Evans shareholders may not be able to sell their NBT shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of NBT common stock during this period.
The market price of NBT common stock may decline as a result of the merger and the market price of NBT common stock after the consummation of the merger may be affected by factors different from those affecting the price of NBT common stock or Evans common stock before the merger.
The market price of NBT common stock may decline as a result of the merger if NBT does not achieve the perceived benefits of the merger or the effect of the merger on NBT’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, the consummation of the merger will result in the combination of two companies that currently operate as independent companies. The business of NBT and the business of Evans differ. As a result, while NBT expects to benefit from certain synergies following the merger, NBT may also encounter new risks and liabilities associated with these differences. Following the merger, shareholders of NBT and Evans will own interests in a combined company operating an expanded business and may not wish to continue to invest in NBT, or for other reasons may wish to dispose of some or all of NBT common stock. If, following the effective time of the merger, large amounts of NBT common stock are sold, the price of NBT common stock could decline.
Further, the results of operations of NBT and the market price of NBT common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of NBT and Evans and the market price of NBT common stock. Accordingly, NBT’s historical market prices and financial results may not be indicative of these matters for NBT after the merger.
For a discussion of the businesses of NBT and Evans, and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 83.
Both Evans and NBT shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.
The merger will dilute the ownership position of NBT shareholders and result in Evans shareholders having an ownership stake in the combined company. Upon completion of the merger, each Evans shareholder will become a shareholder of NBT with a percentage ownership of the combined company that is much smaller than such shareholder’s current percentage ownership of Evans. It is expected that the former shareholders of Evans as a group will receive shares in the merger constituting approximately    % of the outstanding shares of NBT common stock immediately after the merger. Furthermore, because shares of NBT common stock will be issued to existing Evans shareholders, current NBT shareholders will have their ownership and voting interests diluted by approximately    %. Accordingly, both Evans and NBT shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective company.
After the merger is completed, Evans shareholders will become NBT shareholders and will have different rights that may be less advantageous than their current rights.
Upon completion of the merger, Evans shareholders will become NBT shareholders. Differences in Evans’s charter and bylaws and NBT’s charter and bylaws will result in changes to the rights of Evans shareholders who become NBT shareholders. For more information, see “Comparison of Stockholder Rights” beginning on page 73.
Evans will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on Evans’s employees, suppliers and customers may have an adverse effect on Evans. These uncertainties may impair Evans’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with Evans to seek to change existing business relationships with Evans. Evans employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with NBT.
The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Evans and, following the merger, NBT. In addition, the merger agreement requires that Evans operate in the ordinary course of business consistent with past practice and restricts Evans from taking certain actions prior to the effective time of the merger or termination of the merger agreement without NBT’s written consent. These restrictions may prevent Evans from retaining existing customers or pursuing attractive business opportunities that may arise prior to the completion of the merger.
The merger agreement contains provisions that limit Evans’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Evans.
The merger agreement contains covenants that restrict Evans’s ability to, directly or indirectly, initiate, solicit, induce, knowingly encourage, or knowingly facilitate inquiries, offers or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by the Evans Board of Directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. Additionally, the merger agreement provides for an $8.4 million termination fee payable by Evans to NBT under certain circumstances. Such provisions may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Evans from pursuing such acquisition. For more information, see “The Merger Agreement—No Solicitation” on page 65 and “The Merger Agreement—Termination Fee” on page 70.
The fairness opinion received by the Evans Board of Directors from Piper Sandler prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.
Piper Sandler, Evans’s financial advisor in connection with the proposed merger, delivered to the Evans Board of Directors its opinion on September 9, 2024 to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Evans common stock. The opinion speaks only as of the date of the opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of NBT or Evans, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of NBT and Evans.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
NBT and Evans can mutually agree to terminate the merger agreement at any time before the merger has been completed, and either company can terminate the merger agreement if:
•
any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger agreement by the Evans shareholders is not obtained;
•
the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by September 15, 2025, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.
In addition, NBT may terminate the merger agreement if:
•	Evans materially breaches the non-solicitation provisions in the merger agreement; or
•	the Evans Board of Directors:
•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to NBT’s interests;
•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or
•	Evans fails to call, give notice of, convene and hold its special meeting.
See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination” beginning on page 70 for a further discussion of the circumstances under which the merger agreement could be terminated.

The merger is subject to a number of conditions, including the receipt of waivers and/or approvals from governmental authorities, that may delay the merger or adversely impact NBT’s and Evans’s ability to complete the merger.
The completion of the merger is subject to the satisfaction or waiver of a number of conditions. Before the merger may be completed, certain approvals, waivers or consents must be obtained from federal governmental authorities, including the Federal Reserve Bank of New York and the OCC. Satisfying the requirements of these governmental authorities may delay the date of completion of the merger. In addition, these governmental authorities may include conditions on the completion of the merger or require changes to the terms of the merger. While it is currently anticipated that the merger will be completed promptly following the receipt of all required regulatory and shareholder approvals, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied or impose additional costs on or limit the revenues of NBT following the merger, any of which might have a material adverse effect on NBT following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a condition, restriction or requirement that the NBT Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that NBT would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement.
NBT and Evans cannot provide any assurances with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Evans shareholders would receive the consideration for the merger, if at all.
Failure to complete the merger could negatively impact the stock prices and future business and financial results of NBT and Evans.
Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including approval by Evans shareholders of the merger. NBT or Evans cannot guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. If the merger is not completed, the ongoing businesses of NBT and Evans may be adversely affected, and NBT and Evans will be subject to several risks, including the following:
•	Evans may be required, under certain circumstances, to pay NBT a termination fee of $8.4 million under the merger agreement;
•	NBT and Evans could incur substantial costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;
•
under the merger agreement, Evans is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•	NBT’s and Evans’s management’s and employees’ attention may be diverted from their day-to-day business and operational matters as a result of efforts relating to the attempt to consummate the merger.
In addition, if the merger is not completed, NBT and Evans may experience negative reactions from the financial markets and from their respective customers and employees. NBT and Evans also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against NBT or Evans to perform their respective obligations under the merger agreement. If the merger is not completed, NBT and Evans cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the stock prices and business and financial results of NBT and Evans.
Certain of Evans’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of Evans’s shareholders.
Evans shareholders should be aware that some of Evans’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Evans shareholders. These interests and arrangements may create potential conflicts of interest. The Evans Board of Directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and recommend that Evans’s shareholders vote to approve the merger proposal. For a more complete description of these interests, please see “The Merger—Interests of Certain Evans Directors and Executive Officers in the Merger” beginning on page 47.
Risks Related to the Combined Company if the Merger is Completed
The integration of NBT and Evans will present significant challenges and expenses that may result in the combined business not operating as effectively as expected, or in the failure to achieve some or all of the anticipated benefits of the transaction.
The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Evans can be integrated in a timely and efficient manner with those of NBT. NBT will face challenges and costs in consolidating its functions with those of Evans, and integrating the organizations, procedures and operations of the two businesses. The integration of NBT and Evans will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from serving existing customers or other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of NBT and Evans could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and NBT may not be able to capitalize on the existing relationships of Evans to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of NBT and NBT Bank after the transaction.
Unanticipated costs relating to the merger could reduce NBT’s future earnings per share.
NBT has incurred substantial legal, accounting, financial advisory and other merger-related costs, and NBT’s management has devoted considerable time and effort in connection with the merger. If the merger is not completed, NBT will bear certain fees and expenses associated with the merger without realizing the benefits of the merger. If the merger is completed, NBT expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on NBT’s results of operations.
NBT believes that it has reasonably estimated the likely costs of integrating the operations of NBT and Evans, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on NBT’s earnings per share. In other words, if the merger is completed, the earnings per share of NBT common stock could be less than anticipated or even less than if the merger had not been completed.
Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.
Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by NBT’s and Evans’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.

Following the merger, NBT may not continue to pay dividends at or above the rate currently paid by NBT.
Following the merger, NBT shareholders may not receive dividends at the same rate that they did as NBT shareholders prior to the merger for various reasons, including the following:
•	NBT may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the NBT Board of Directors, which reserves the right to change NBT’s dividend practices at any time and for any reason; and

•
the amount of dividends that NBT’s subsidiaries may distribute to NBT may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

NBT shareholders will have no contractual or other legal right to dividends that have not been declared by the NBT Board of Directors.
Risks Relating to NBT’s Business
You should read and consider risk factors specific to NBT’s business that may affect the combined company after the merger. These risks are described in the “Risk Factors” section of NBT’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent updates included in NBT’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 83.
Risks Relating to Evans’s Business
You should read and consider risk factors specific to Evans’s business that may affect Evans if the merger is not consummated, and may also affect the combined company after the merger. These risks are described in the “Risk Factors” section of Evans’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent updates included in Evans’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 83.

COMPARATIVE MARKET PRICE DATA
NBT common stock is listed and traded on NASDAQ under the symbol “NBTB” and Evans common stock is listed and traded on the NYSE under the symbol “EVBN.”
On   , 2024, the last practicable trading day prior to the date of this proxy statement/prospectus, there were     shares of NBT common stock outstanding and     shareholders of record. On   , 2024, the last practicable trading day prior to the date of this proxy statement/prospectus, there were     shares of Evans common stock outstanding and approximately     shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
The following table presents the last reported sale price of a share of NBT and last reported sale price of a share of Evans common stock, as reported on NASDAQ and the NYSE, respectively, on September 9, 2024, the last full trading day prior to the public announcement of the proposed merger, and   , 2024, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the NBT common stock that Evans shareholders would receive for each share of their Evans common stock if the merger was completed on those dates:

	NBT Common Stock	Evans Common Stock	Equivalent Value Per Share of NBT Common Stock(1)
September 9, 2024	$45.95	$36.50	$41.81
, 2024	$	$	$

(1)	Calculated by multiplying the closing price of NBT common stock as of the specified date by the exchange ratio of 0.91
The market value of the NBT common stock to be issued in exchange for shares of Evans common stock upon the completion of the merger will not be known at the time of the Evans special meeting. Evans shareholders are encouraged to obtain current market quotations for NBT common stock and Evans common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 83.
The holders of NBT common stock receive dividends as and when declared by the NBT Board of Directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by the NBT Board of Directors, NBT expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of NBT common stock is $1.36 per share. However, the payment of dividends by NBT is subject to numerous factors, and no assurance can be given that NBT will pay dividends following the completion of the merger or that dividends will not be reduced in the future.
Evans currently pays regular semi-annual dividends of $0.66 per share. Except for these regular semi-annual dividends, the merger agreement does not permit Evans to pay cash dividends without NBT’s prior written consent.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including information included or incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between NBT and Evans, including future financial and operating results and performance; statements about NBT’s and Evans’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based on the current beliefs and expectations of NBT’s and Evans’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of NBT and Evans. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the businesses of NBT and Evans, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not unduly rely on any of these forward-looking statements.
All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. NBT and Evans are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	the businesses of NBT and Evans may not be combined successfully, or such combination may take longer to accomplish than expected;
•	the cost savings from the merger may not be fully realized or may take longer than expected to realize;
•	operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;
•	the shareholders of Evans may fail to approve the merger;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Evans’s operations and those of NBT;

•	such integration may be more difficult, time consuming or costly than expected;
•	revenues following the proposed transaction may be lower than expected;
•	NBT’s and Evans’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;
•	the dilution caused by NBT’s issuance of additional shares of its capital stock in connection with the proposed transaction;
•	uncertainty and changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government;
•	volatility and disruptions in global capital and credit markets; and
•	legislative and regulatory changes.

Additional factors that could cause NBT’s and Evans’s results to differ materially from those described in the forward-looking statements can be found in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 15, and NBT’s and Evans’s filings with the SEC, including NBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Evans’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to NBT or Evans or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, NBT and Evans undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES
NBT Bancorp Inc.
NBT is incorporated in the State of Delaware with its principal headquarters located in Norwich, New York. It is registered as a financial holding company with the FRB under the Bank Holding Company Act of 1956, as amended. The principal assets of NBT consist of all of the outstanding shares of common stock of its subsidiaries, including NBT Bank, NBT Financial Services, Inc., NBT Holdings, Inc., CNBF Capital Trust I, NBT Statutory Trust I, NBT Statutory Trust II, Alliance Financial Capital Trust I and Alliance Financial Capital Trust II. NBT’s principal sources of revenue are the management fees and dividends it receives from NBT Bank, NBT Financial Services, Inc. and NBT Holdings, Inc..
NBT’s business, primarily conducted through NBT Bank, consists of providing commercial banking, retail banking and wealth management services primarily to customers in its market area, which includes upstate New York, northeastern Pennsylvania, southern New Hampshire, western Massachusetts, Vermont, southern Maine and central and northwestern Connecticut. NBT has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. NBT’s business philosophy is to operate as a community bank with local decision-making, providing a broad array of banking and financial services to retail, commercial and municipal customers. NBT completed the acquisition of Salisbury in August of 2023, a commercial bank with $1.46 billion in assets with 13 banking offices in northwestern Connecticut, the Hudson Valley region of New York and southwestern Massachusetts.
NBT Bank, National Association
NBT Bank is a full-service consumer and commercial bank regulated by the OCC.
Through its network of branch locations, NBT Bank offers a wide range of products and services tailored to individuals, businesses and municipalities. Deposit products offered by NBT Bank include demand deposit accounts, savings accounts, negotiable order of withdrawal accounts, money market deposit accounts and certificate of deposit accounts. NBT Bank offers various types of each deposit account to accommodate the needs of its customers with varying rates, terms and features. Loan products offered by NBT Bank include indirect and direct consumer loans, home equity loans, mortgages, business banking loans and commercial loans, with varying rates, terms and features to accommodate the needs of its customers. NBT Bank also offers various other products and services through its branch network, such as trust and investment services and financial planning and life insurance services. NBT Bank’s deposits are insured up to the maximum permitted by the FDIC.
NBT Bank operates 155 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. NBT Bank operates through four subsidiaries, NBT Capital Corp., Broad Street Property Associates, Inc., NBT Capital Management, Inc. and SBT Mortgage Service Corporation. NBT Capital Corp. is a venture capital corporation. Broad Street Property Associates, Inc. is a property management company. NBT Capital Management, Inc., formerly Columbia Ridge Capital Management, Inc., is a registered investment advisor that provides investment management and financial consulting services. SBT Mortgage Service Corporation is a passive investment company (“PIC”) acquired in 2023 in connection with the acquisition of Salisbury. The PIC holds loans collateralized by real estate originated or purchased by NBT Bank. Income of the PIC is exempt from the Connecticut Corporate Business Tax. In addition to its branch network, NBT Bank also offers access to certain products and services electronically through 24-hour online, mobile and telephone channels that enable customers to check balances, make deposits, transfer funds, pay bills, access statements, apply for loans and access various other products and services.
As of June 30, 2024, NBT had approximately $13.50 billion in assets and approximately $11.27 billion in deposits.
NBT’s principal executive offices are located at 52 South Broad Street, Norwich, New York 13815, its phone number is (607) 337-2265 and its website is www.nbtbancorp.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.
Evans Bancorp, Inc.
Evans is a New York corporation and the holding company of Evans Bank. It is registered with the FRB as a financial holding company under the Bank Holding Company Act of 1956, as amended. Evans’s primary business is the operation of its subsidiaries. It does not engage in any other substantial business activities. Evans operates two direct, wholly-owned subsidiaries: (1) Evans Bank, which provides a full range of banking services to consumer and commercial customers in western New York and the Finger Lakes Region; and (2) Evans National Financial Services, LLC, which owns 100% of the membership interests in TEA, which sold various premium-based insurance policies on a commission basis. On November 30, 2023, Evans completed the sale of its insurance subsidiary, TEA, to Arthur J. Gallagher & Co. and Arthur J. Gallagher Risk Management Services, LLC.
Evans Bank, National Association
Evans Bank is a full-service consumer and commercial bank regulated by the OCC.
Evans Bank has its headquarters in Williamsville, New York, and a total of 18 full-service banking offices in Erie County, Niagara County, Monroe County and Chautauqua County, New York. Evans Bank offers deposit products, which include checking and negotiable order of withdrawal accounts, savings accounts, and certificates of deposit, as its principal source of funding. Evans Bank’s deposits are insured up to the maximum permitted by the FDIC. Evans Bank offers a variety of loan products to its customers, including commercial and consumer loans and commercial and residential mortgage loans.
As of June 30, 2024, Evans had approximately $2.26 billion in assets and approximately $1.89 billion in deposits.
Evans’s principal executive offices are located at 6460 Main Street, Williamsville, New York 14221, its phone number is (716) 926-2000 and its website is www.evansbancorp.q4ir.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

THE SPECIAL MEETING OF EVANS SHAREHOLDERS
This proxy statement/prospectus is being furnished to holders of Evans common stock for use at a special meeting of Evans shareholders and any adjournments or postponements thereof.
Date, Time and Place of the Special Meeting
Evans will hold its special meeting of shareholders virtually at     on   , 2024, at   , Eastern time.
Purpose of the Special Meeting
At the special meeting, Evans’s shareholders as of the record date will be asked to consider and vote on the following:
1.	the merger proposal;
2.	the compensation proposal; and
3.	the adjournment proposal, if necessary.
Recommendation of Evans Board of Directors
The Evans Board of Directors has unanimously approved the merger agreement and unanimously recommends that you vote your shares as follows:
•	“FOR” the merger proposal;
•	“FOR” the compensation proposal; and
•	“FOR” the adjournment proposal, if necessary.
Record Date; Outstanding Shares; Shares Entitled to Vote
Only holders of record of Evans common stock at the close of business on the record date of   , 2024, are entitled to notice of and to vote at the special meeting. As of the record date, there were     shares of Evans common stock outstanding, held of record by approximately     shareholders. Each holder of Evans common stock is entitled to one vote for each share of Evans common stock owned as of the record date.
A list of shareholders entitled to vote at the special meeting will be available for review at the special meeting upon request by any Evans shareholder entitled to vote at the special meeting.
Quorum; Vote Required
A quorum of Evans shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the issued and outstanding shares of Evans common stock entitled to vote are present at the virtual special meeting or represented by proxy at the special meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy or vote online during the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present. If there is no quorum, the holders of a majority of shares present at the virtual special meeting or represented by proxy may adjourn the special meeting to another date.
Assuming a quorum is present at the Evans special meeting, approval of the merger proposal requires the affirmative vote of two-thirds of all outstanding shares entitled to vote on the proposal, and approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.
Abstentions and broker non-votes will have the same effect as a vote against the merger proposal and no effect on the compensation proposal or the adjournment proposal.
Share Ownership of Management; Voting Agreements
As of the record date, the directors and executive officers of Evans and their affiliates collectively owned     shares of Evans common stock, which represented approximately   % of the outstanding shares of Evans common stock. Each of the directors and executive officers of Evans, solely in their capacity as a shareholder of

Evans, has entered into a voting agreement with NBT requiring each of them to vote all shares of Evans common stock beneficially owned by such person in favor of the merger proposal. As of the record date, these directors and executive officers of Evans held     shares of Evans common stock, which represented approximately   % of the outstanding shares of Evans common stock.
When considering the Evans Board of Directors’ recommendation that you vote in favor of the merger proposal, you should be aware that the directors and executive officers of Evans have interests in the merger that may be different from, or in addition to, the interests of shareholders of Evans. See “PROPOSAL 1—The Merger— Interests of Evans’s Directors and Executive Officers in the Merger” beginning on page 47.
Voting of Proxies
If you are an Evans shareholder, the Evans Board of Directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the Evans special meeting. Please vote by internet, by telephone, or by completing and promptly mailing the proxy card in the enclosed postage-paid envelope.
All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.
If you have any questions concerning the merger, the other meeting matters or this proxy statement/prospectus, or need assistance voting your shares, please contact Alliance Advisors, LLC, Evans’s proxy solicitor, at the address or telephone number listed below:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
855-643-7309
EVBN@allianceadvisors.com
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend and vote online at the virtual special meeting. To register, you must submit a legal proxy reflecting your Evans common stock holdings along with your name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than   , Eastern Time, on   . You will receive a confirmation email with a control number from Computershare regarding your registration.
If you fail to properly submit your proxy card or to instruct your broker, bank, trustee or other nominee to vote your shares of Evans common stock and you do not attend the special meeting and vote your shares online during the meeting, your shares will not be voted, which will have the same effect as a vote against the merger proposal.
How to Revoke Your Proxy
If you are an Evans shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:
•	delivering a written notice bearing a date later than the date of your proxy card to the Secretary of Evans at the address listed below, stating that you revoke your proxy;
•
submitting a new signed proxy card bearing a later date (if you submitted your proxy by internet or by telephone, you can vote again by internet or telephone) (any earlier proxies will be revoked automatically); or

•	attending the virtual special meeting and voting online during the meeting, although attendance at the special meeting will not, by itself, revoke a proxy.
You should send any notice of revocation to the following address:
Evans Bancorp, Inc.
6460 Main Street

Williamsville, New York 14221
Attention: Michelle A. Baumgarden
Corporate Secretary
If you hold your shares of Evans common stock in “street name” through a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee to change your vote.
Voting Online during the Virtual Meeting
If you are an Evans shareholder, you may attend Evans’s virtual special meeting and vote electronically during the meeting. Please note, however, that if your shares are held in “street name” through a bank, broker, trustee or other nominee and you wish to attend and vote at the special meeting, you must register in advance. To register, you must submit a legal proxy reflecting your Evans common stock holdings along with your name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than   , Eastern Time, on   . You will receive a confirmation email with a control number from Computershare regarding your registration.
Whether or not you plan to attend the special meeting, Evans requests that you vote by internet, by telephone, or by completing and mailing the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting online during the special meeting, but will assure that your vote is counted if you are unable to attend.
Abstentions and Broker Non-Votes
Only shares affirmatively voted for the merger proposal, the compensation proposal or the adjournment proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger proposal, “FOR” the compensation proposal or “FOR” the adjournment proposal, respectively.
Brokers who hold shares of Evans common stock in “street name” for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this proxy statement/prospectus without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. It is expected that all proposals to be voted on at the Evans special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Evans special meeting. If your bank, broker, trustee or other nominee holds your shares of Evans common stock in “street name,” such entity will vote your shares of Evans common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.
Abstentions will be counted for purposes of determining whether a quorum is present at the special meeting. Abstentions will have the same effect as a vote against the merger proposal and no effect on the compensation proposal or the adjournment proposal.
Proxy Solicitation
If you are an Evans shareholder, the enclosed proxy is solicited by and on behalf of the Evans Board of Directors. Evans will pay the expenses of soliciting proxies to be voted at the special meeting, including any attorneys’ and accountants’ fees, except Evans and NBT have each agreed to share equally the costs of filing, printing and mailing this proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, Evans and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Evans for making these solicitations.
Evans has retained a proxy solicitation firm, Alliance Advisors, LLC, to aid it in the solicitation process. Evans estimates it will pay Alliance Advisors, LLC a fee of approximately $20,000 plus certain expenses and has agreed to indemnify Alliance Advisors, LLC against certain losses. Evans intends to reimburse persons who hold Evans common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.
This proxy statement/prospectus and the proxy card are first being sent to Evans shareholders on or about    , 2024.
Stock Certificates and Book-Entry Shares
If you are an Evans shareholder, you should not send in any certificates representing Evans common stock. Following completion of the merger, you will receive instructions for the exchange of your certificates representing Evans common stock.
If your shares of Evans common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the completion of the merger, shares of Evans common stock held in book-entry form will automatically be exchanged for the merger consideration.

PROPOSAL 1—THE MERGER
The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and other documents attached as annexes to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and other documents attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.
General
On September 9, 2024, NBT, NBT Bank, Evans and Evans Bank entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which (i) Evans will merge with and into NBT, with NBT as the surviving entity, and (ii) Evans Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity.
Upon completion of the merger, holders of Evans common stock (other than stock held by NBT or Evans) will receive 0.91 shares of NBT common stock for each share of Evans common stock they own on the effective date of the merger. Evans shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.
See “The Merger Agreement” beginning on page 58, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
On March 19, 2024, at a regularly scheduled meeting of the Evans Board of Directors at which representatives of Piper Sandler were in attendance, and following a year-long review of long term strategies, prospects and strategic alternatives, the Evans Board of Directors determined to explore the value that could be delivered to shareholders through a business combination with a strategic partner. The Evans Board of Directors discussed several bank holding companies that in the past had expressed an interest in Evans should it ever pursue a merger transaction, and which previously had been identified by Evans as viable strategic partners. Included among these companies was NBT. The Evans Board of Directors authorized David Nasca, President and Chief Executive Officer of Evans, to reengage with executives of these companies to determine if they remained interested in a possible strategic combination and, in consultation with Piper Sandler to consider other potential strategic partners based on an analysis of an ability to pay and likely interest in an acquisition of a $2 billion bank operating in upstate New York.
In April, May and early June, 2024, Mr. Nasca met or talked with executives of four bank holding companies, each of which operated in the upstate New York marketplace, or in a contiguous marketplace, and each of which in the past had expressed an interest in Evans should it pursue a merger transaction. Mr. Nasca met with John Watt, former President and Chief Executive Officer of NBT, and Scott Kingsley, President and Chief Executive Officer of NBT, on April 19, 2024, and had a follow-up telephone call with Mr. Kingsley on May 6, 2024. Mr. Nasca received confirmation of continued interest in a possible merger transaction with Evans from executives of each of the four bank holding companies, including NBT.
On June 18, 2024, at a regularly scheduled meeting of the Evans Board of Directors at which Piper Sandler and Luse Gorman were in attendance, Piper Sandler and Mr. Nasca provided an overview to the Evans Board of Directors of the steps that had been taken since the March 19 meeting of the Evans Board of Directors to determine if there was interest from third parties in terms of moving forward with a possible process for a strategic acquisition of Evans. Piper Sandler and Mr. Nasca reported on the favorable feedback received from the four bank holding companies. Each of these companies had a stock that traded at a premium to book value and were considered to have a strong likelihood of receiving regulatory approval of a merger transaction with Evans. As to each of the companies, Piper Sandler provided a preliminary capacity to pay analysis, along with a financial and management overview. Piper Sandler also noted to the Board of Directors that a wider universe of bank holding companies had been considered in their review, but were eliminated from consideration for a variety of financial reasons, while certain other companies were eliminated based on several “no name” discussions with Piper Sandler that confirmed to Piper Sandler that these companies were not interested in the mergers and acquisitions market at that time. At this meeting, Luse Gorman discussed the fiduciary duties of the Evans Board of Directors, in particular in the context of a merger and acquisition transaction. Piper Sandler outlined a process that would involve entering into nondisclosure agreements with each of the four bank holding companies that had been contacted, their conducting preliminary due diligence on Evans and their submission of an indication of interest addressing key transaction terms. After review and discussion, the Evans Board of Directors authorized Evans management and Piper Sandler to move forward with the four bank holding companies and commence a process for a possible strategic acquisition of Evans.
Following the June 18 meeting of the Evans Board of Directors, each of the four bank holding companies, including NBT, entered into a nondisclosure agreement with Evans. The nondisclosure agreements included certain standstill provisions prohibiting each company from proposing or seeking to acquire Evans other than through the indication of interest process, which prohibitions terminated once Evans entered into an agreement to be acquired by a third party.
A virtual data room was established by Evans, populated with preliminary non-public due diligence information, and opened to the four bank holding companies on June 23, 2024.
On June 26, 2024, Piper Sandler provided bidding instructions for an indication of interest to each of the four bank holding companies and requested that the indication of interest be returned by July 12, 2024.
Prior to the July 12th deadline, two of the bank holding companies informed Piper Sandler that they would not proceed further with the submission of an indication of interest.
On July 12, 2024, NBT and one other bank holding company (referred to as “Company B”) submitted an indication of interest.
On July 16, 2024, at a regularly scheduled meeting of the Evans Board of Directors at which representatives of Piper Sandler and Luse Gorman were in attendance, Piper Sandler reviewed the two indications of interest that were submitted by NBT and Company B. Each indication of interest proposed an all stock merger transaction. The indication of interest submitted by NBT proposed a fixed exchange ratio of 0.9011 shares of NBT common stock for each share of Evans common stock, which implied a deal price per share of Evans common stock of between $35.26 and $37.25, based on NBT’s closing stock price of $41.34 on July 11, 2024, and a five-day average closing stock price of NBT common stock of $39.13. The indication of interest submitted by Company B proposed a per share value of $35-$36 for each share of Evans common stock, with a fixed exchange ratio to be determined closer to transaction signing. The other proposed terms in the indications of interest submitted by NBT and Company B were substantially similar, with Company B proposing to appoint Mr. Nasca to the board of directors of Company B and its subsidiary bank, and NBT proposing to appoint one mutually agreed upon Evans director to the NBT and NBT Bank boards of directors. Piper Sandler reviewed with the Evans Board of Directors a financial analysis of each of the indications of interest and of each of NBT and Company B. Luse Gorman again reviewed with the Evans Board of Directors the fiduciary duties applicable to the transaction. Following discussion, the Evans Board of Directors directed Piper Sandler to request NBT to increase its proposed exchange ratio of 0.9011 shares of NBT common stock per share of Evans common stock, with the understanding that if the exchange ratio was increased, Evans was prepared to move forward with NBT’s indication of interest, with an exclusivity period for negotiating a definitive agreement. A special meeting of the Evans Board of Directors was scheduled for Friday, July 19, 2024.
Following the July 16th meeting of the Evans Board of Directors, and as directed by the Evans Board of Directors, Piper Sandler advised Stephens Inc. (“Stephens”), NBT’s financial advisor for the transaction, of Evans’ interest in the indication of interest submitted by NBT, and passed along the Evans Board of Directors’ request that the exchange ratio be increased in order for Evans to move forward with NBT’s indication of interest and an exclusivity agreement for the negotiation of a definitive agreement. Piper Sander advised Stephens that an Evans Board of Directors meeting was scheduled for late in the afternoon on July 19, 2024, and that any increase in the exchange ratio should be reflected in an updated indication of interest to be submitted before the July 19th meeting. In response, Stephens informed Piper Sandler that NBT was prepared to increase the exchange ratio to 0.92 shares of NBT common stock for each share of Evans common stock.
Following the July 16th meeting, Piper Sandler also communicated with the financial advisor for Company B, and indicated that the Evans Board of Directors consideration of its indication of interest was complicated by the fact that the indication of interest was stated in the form of a price range, which did not enable Evans to capture the appreciation in Company B’s stock price since the submission of the indication of interest. Piper Sandler indicated that it had converted the price range included in Company B’s indication of interest into an implied exchange ratio of between 2.89 and 3.08 shares of Company B common stock for each share of Evans common stock, which resulted in a valuation of $40.75 per share of Evans common stock using the upper end of the implied exchange ratio. Company B’s financial advisor concurred in this analysis.
On July 18, 2024, the chief executive officer of Company B telephoned Mr. Nasca and stated that he was prepared to seek approval from the board of directors of Company B to increase the exchange ratio further, to up to 3.3 shares of Company B common stock for each share of Evans common stock, if Evans would assure him that the increased exchange ratio would be accepted. Mr. Nasca responded that he could not provide such assurance, which not only would require action from the Evans Board of Directors, but first would require action from the board of directors of Company B and a revised formal indication of interest.
Also on July 18, 2024, Piper Sandler and the financial advisor for Company B had a telephone conversation, and the financial advisor for Company B confirmed Company B’s interest in seeking board approval for an increased exchange ratio if Evans could provide assurance that the increased exchange ratio would be accepted. Piper Sandler advised the financial advisor for Company B that such assurance could only be provided by the Evans Board of Directors, and that the Evans Board of Directors was meeting on July 19, 2024 and would consider any revised indication of interest that Company B submitted. No revised indication of interest was submitted by Company B.
On July 19, 2024, before the Evans Board of Directors meeting, NBT submitted an updated indication of interest reflecting an increase in the exchange ratio to 0.92 shares of NBT common stock per share of Evans common stock.
On July 19, 2024, at a special meeting of the Evans Board of Directors at which representatives of Piper Sandler and Luse Gorman were in attendance, Piper Sandler reviewed a summary financial analysis of the indications of interests submitted by NBT and Company B. Using the upper end of the implied exchange ratio reflected in Company B’s indication of interest, Company B’s indication of interest resulted in a transaction value of $40.53 per share of Evans common stock. Based on the increased exchange ratio of 0.92 shares of NBT common stock per share of Evans common stock reflected in the updated indication of interest submitted by NBT, NBT’s updated indication of interest resulted in a transaction value of $41.78 per share of Evans common stock, based on the closing stock price of NBT common stock on July 18, 2024 of $45.41. Piper Sandler also provided a summary financial analysis of the verbal indication provided by Company B as to an exchange ratio of up to 3.3 shares of Company B common stock for each share of Evans common stock, which would have resulted in a transaction value of $43.40 per share of Evans common stock.
Noting that Company B had indicated that its board had not authorized an increased exchange ratio and that a revised indication of interest with an increased exchange ratio had not in fact been submitted by Company B, and taking into account the Evans Board of Directors’ evaluation of the qualitative factors relating to NBT and Company B, the Evans Board of Directors determined to authorize Piper Sandler and Mr. Nasca to inform NBT that Evans was prepared to move forward with the execution of its indication of interest and a sixty day exclusivity agreement for the negotiation of a definitive agreement. On July 19, following this Board meeting, NBT and Evans executed the indication of interest, which included the sixty day exclusivity period.
During the balance of July and August, 2024, Evans and NBT conducted a due diligence review of the other.
On August 7, 2024 counsel for NBT delivered to Luse Gorman the first draft of a proposed merger agreement, which was provided to Evans. Thereafter, and continuing through September 4, 2024, the parties and their counsel negotiated the terms of the merger agreement and related transaction documents, reflecting discussions between the parties regarding transaction terms.
On August 26, 2024, the Corporate Governance and Nominating Committee of the Evans Board of Directors met and determined to recommend to the Evans Board of Directors that the merger agreement should specify that David Nasca will be appointed to the board of directors of NBT and NBT Bank. By unanimous written consent dated August 30, 2024, the Evans Board of Directors approved and adopted this recommendation. This was communicated to NBT, and reflected in revised transaction documents.
On August 30, 2024, Mr. Kingsley spoke with Mr. Nasca via telephone to express concerns emanating from due diligence as to certain additional costs of the transaction. Mr. Kingsley discussed that, as a result of these concerns, NBT was seeking a reduction of the exchange ratio to 0.9011 shares of NBT common stock for each share of Evans common stock, which exchange ratio was included in NBT’s initial indication of interest.

On September 3, 2024, Mr. Nasca and Mr. Kingsley again spoke via telephone regarding the exchange ratio. Following discussion, Mr. Nasca and Mr. Kingsley agreed to an exchange ratio of 0.91 shares of NBT common stock for each share of Evans common stock, subject to the approval of the Evans Board of Directors.
Between September 1 and September 4, 2024, Luse Gorman and Hogan Lovells exchanged drafts of and finalized the terms of the merger agreement, the related disclosure schedules, the plan of bank merger and the voting agreement (the “transaction documents”).
On September 4, 2024, the Evans Board of Directors were provided with copies of the definitive transaction documents, as well as an overview of the principal terms of the definitive merger agreement.
On September 6, 2024, at a special meeting of the Evans Board of Directors at which representatives of Piper Sandler and Luse Gorman were in attendance, Mr. Nasca informed the Evans Board of Directors of his discussions with Mr. Kingsley and the revised exchange ratio of 0.91 shares of NBT common stock for each share of Evans common stock. Mr. Nasca stated his view that the revised exchange ratio represented a strong offer that provided shareholders with a significant premium to the then current stock price. Piper Sandler reviewed its fairness opinion presentation, based on the exchange ratio of 0.91 shares of NBT common stock for each share of Evans common stock, a copy of which presentation had been provided to the Evans Board of Directors in advance of the meeting. Piper Sandler advised the Evans Board of Directors that Piper Sandler was prepared to render its opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by it as set forth in its opinion, the exchange ratio of 0.91 shares of NBT common stock for each share of Evans common stock was fair, from a financial point of view, to the holders of Evans’ common stock. See “PROPOSAL 1–The Merger–Opinion of Piper Sandler & Co., Financial Advisor to Evans” beginning on page 33 and Annex B. Luse Gorman discussed the fiduciary duties of the board of directors applicable to the transaction and then reviewed in detail the terms of the merger agreement and related documents.
Following discussion, the Evans Board of Directors agreed to vote on the merger agreement and related transactions at a special meeting of the Evans Board of Directors to be held on September 9, 2024.
On September 9, at a special meeting of the Evans Board of Directors at which representatives of Piper Sandler and Luse Gorman were in attendance, Piper Sandler stated that it was prepared to render its fairness opinion dated as of September 9, 2024. Luse Gorman noted that no further revisions to the transaction documents had been made. After discussion, the Evans Board of Directors unanimously voted to approve the merger agreement with NBT and to recommend its approval to the Evans shareholders. Evans and NBT executed the merger agreement, entered into the voting agreements with the directors and executive officers, and publicly announced the transaction.
Evans’s Reasons for the Merger
After careful consideration, the Evans Board of Directors, at a special meeting held on September 9, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Evans and its shareholders, (ii) declared the merger agreement advisable, (iii) approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iv) directed that the approval of the merger agreement be submitted to holders of Evans common stock and (v) recommended that the holders of Evans common stock vote their shares to approve the merger agreement. Accordingly, the Evans Board of Directors unanimously recommends that Evans shareholders vote “FOR” the merger proposal, “FOR” the Evans compensation proposal and “FOR” the adjournment proposal.
In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Evans’s shareholders approve the merger proposal and compensation proposal, the Evans Board of Directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Evans’s management, as well as with Evans’s legal and financial advisors, and considered a number of factors, including the following:
•	each of Evans’s and NBT’s business, operations, financial condition, geographic footprint, stock performance, asset quality, earnings and prospects, and legal and regulatory status;
•	the historical performance of each of Evans’s and NBT’s common stock, including that NBT’s common stock trades at a premium to book value;

•	the historical payment of dividends by each of Evans and NBT;
•	the strategic fit of the business lines and the operating philosophies of the two companies;
•
that the companies’ separate market areas, earnings and prospects create the opportunity for the combined company to leverage complementary revenue streams and cost savings and to have superior future earnings and prospects compared to Evans’s earnings and prospects on a standalone basis;

•	the composition of the loan portfolio and the commercial real estate concentration ratio of the combined company;
•
the anticipated financial impact of the transaction on the combined company, including the expected impact on key financial metrics (including tangible book value per share, return on average assets, return on average tangible common equity, and efficiency ratio), regulatory capital ratios, earnings per share accretion, cost savings, and increase in pro forma capital base;

•	the compatibility of the corporate cultures and leadership philosophies of Evans and NBT;
•	the overall strength, experience and leadership of the management team of the combined company;
•
the current and prospective environment in the financial services industry in which Evans operates, including national and local economic conditions, the interest rate environment and various fluctuations in interest rates, the regulatory environment, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Evans’s and the combined company’s potential growth, development, productivity and strategic options, and the execution risks of attempting to address the foregoing considerations as a standalone entity;

•
its views with respect to the strategic alternatives potentially available to Evans, including continuing as a standalone company focusing exclusively on organic growth, pursuing other acquisitions or business combinations, and other transactions involving the sale of Evans;

•
the fact that 100% of the merger consideration will be in NBT common stock, which offers Evans’s shareholders the opportunity to participate as shareholders of NBT in the future earnings and performance of the combined company;

•
the fact that the exchange ratio is fixed, which the Evans Board of Directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	that Evans shareholders would own approximately 9.7% of the combined company’s common stock;
•	that one member of Evans’s Board of Directors, Evans’s President and Chief Executive Officer, David J. Nasca, would join the Board of Directors of the combined company;
•
the fact that the combined company would continue to be publicly held following the merger and would continue to be traded on the NASDAQ Stock Market, providing the combined company’s shareholders with continued access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the higher market capitalization of the combined company, the significantly expanded shareholder base and the potential increase in interest from institutional investors and securities analysts;

•
the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that NBT has merger integration experience due to successfully completed acquisitions and data processing conversions;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Evans’s shareholders;
•
the fact that the implied value of the merger consideration of $42.11 per share of Evans common stock, based on the closing price of NBT common stock as of September 6, 2024 of $46.28, represented an 18.3% premium over the closing price of Evans common stock on September 6, 2024 (the last trading day prior to the board meeting to approve the merger);

•
the financial analysis prepared by Piper Sandler and the opinion delivered to the Evans Board of Directors by Piper Sandler on September 9, 2024, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, as to the fairness, from a financial point of view, of the exchange ratio in the merger pursuant to the merger agreement to the holders of Evans’s outstanding common stock, as more fully described below in the section titled “—Opinion of Piper Sandler & Co., Financial Advisor to Evans;”

•	the fact that Evans’s shareholders will have the opportunity to vote to approve the merger agreement and transactions contemplated thereby;
•
its review with representatives of its financial advisor of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants, conditions and deal protection and termination provisions;

•
the right of the Evans Board of Directors under the merger agreement to withdraw or modify its recommendation to Evans shareholders that they approve the merger proposal under certain circumstances; and

•	the right of Evans to terminate the merger agreement under certain circumstances, as more fully described under “The Merger Agreement—Termination.”
The Evans Board of Directors also considered the potential risks associated with the transaction. The Evans Board of Directors concluded that the anticipated benefits of combining with NBT were likely to outweigh these risks substantially. These potential risks included:
•	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the merger transaction and integrate the two companies;
•	the possibility of the combined company encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the timeframe currently contemplated;
•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Evans and NBT;
•
the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Evans’s ongoing business and in the loss of customers for the combined company;

•
the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Evans and NBT, transaction fees, expenses and other payments that will or may arise from the merger;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or may impose unacceptable conditions;

•
the possibility that the merger may not be completed despite the combined efforts of Evans and NBT, or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from Evans’s shareholders, including as a result of factors outside Evans’s and NBT’s control;

•	the potential for legal claims challenging the merger;
•	the potential for the value of the merger consideration to be received by holders of shares of Evans common stock to be adversely affected by a decrease in the trading price of NBT common stock;
•
the fact Evans’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described in the section titled “PROPOSAL 1—The Merger—Interests of Evans’s Directors and Executive Officers in the Merger;”

•
the fact that Evans may be obligated to pay NBT a termination fee of $8.4 million if the merger with NBT is not completed under certain circumstances, as more fully described in the section titled “The Merger Agreement—Termination Fee;”

•	the fact that Evans’s common shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;
•
the restrictions on the conduct of Evans’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Evans from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger; and

•
the other risks of the type and nature described in the sections titled “Risk Factors” and “Information Regarding Forward-Looking Statements,” including but not limited to the risks described in the section titled “Risk Factors—Risks Related to the Merger.”

In considering the recommendation of the Evans Board of Directors, you should be aware that certain directors and executive officers of Evans may have interests in the merger that are different from, or in addition to, interests of shareholders of Evans generally and may create potential conflicts of interest. The Evans Board of Directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Evans’s shareholders that they vote in favor of the merger proposal. See “PROPOSAL 1—The Merger— Interests of Evans’s Directors and Executive Officers in the Merger” beginning on page 47 for more information.
The foregoing discussion of the material information and factors considered by the Evans Board of Directors is not intended to be exhaustive and may not include all of the factors considered by the Evans Board of Directors. In view of the variety of factors considered in connection with its consideration of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Evans Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Evans Board of Directors considered all these factors as a whole.
It should be noted that this explanation of the reasoning of the Evans Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Information Regarding Forward-Looking Statements.”
For the reasons set forth above, the Evans Board of Directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Evans and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.
Accordingly, the Evans Board of Directors unanimously recommends that Evans shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.
Vote Required for Approval
The affirmative vote of two-thirds of all outstanding shares entitled to vote on the proposal is required to approve the merger proposal. Abstentions will have the same effect as a vote against the merger proposal.
Recommendation of the Evans Board of Directors
THE EVANS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.
Opinion of Piper Sandler & Co., Financial Advisor to Evans
Evans retained Piper Sandler to act as financial advisor to Evans’s Board of Directors in connection with Evans’s consideration of a possible business combination. Evans selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Evans’s Board of Directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 9, 2024 meeting at which Evans’s Board of Directors considered the merger and the merger agreement, Piper Sandler delivered to the Board of Directors its oral opinion, which was subsequently confirmed in writing on September 9, 2024, to the effect that, as of such date, the exchange ratio was fair to the holders of Evans common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Evans common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the Board of Directors of Evans in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Evans as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Evans common stock and did not address the underlying business decision of Evans to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Evans or the effect of any other transaction in which Evans might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee of Evans or NBT or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•	a draft of the merger agreement, dated September 3, 2024;
•	certain publicly available financial statements and other historical financial information of Evans and Evans Bank that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of NBT and NBT Bank that Piper Sandler deemed relevant;
•
publicly available analyst consensus earnings per share estimates for Evans for the years ending December 31, 2024 and December 31, 2025 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Evans for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Evans;

•
internal financial projections for NBT for the year ending December 31, 2024 with a long-term annual balance sheet and net income growth rate for the years ending December 31, 2025 through December 31, 2028 and estimated dividends per share for NBT for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of NBT;

•
the pro forma financial impact of the merger on NBT based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for each of Evans and NBT for the year ending December 31, 2024 with an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NBT;

•
the publicly reported historical price and trading activity for Evans common stock and NBT common stock, including a comparison of certain stock trading information for Evans common stock and NBT common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Evans and NBT with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular;

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the senior management of Evans and its representatives the business, financial condition, results of operations and prospects of Evans and held similar discussions with certain members of the management of NBT and its representatives regarding the business, financial condition, results of operations and prospects of NBT.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Evans or NBT or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Evans and NBT that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analysis. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Evans or NBT, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Evans or NBT or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Evans or NBT, any of their respective subsidiaries, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Evans or NBT or any of their respective subsidiaries. Piper Sandler assumed, with Evans’s consent, that the respective allowances for credit losses for Evans and NBT and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available analyst consensus earnings per share estimates for Evans for the years ending December 31, 2024 and December 31, 2025 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Evans for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Evans. In addition, Piper Sandler used certain internal financial projections for NBT for the year ending December 31, 2024 with a long-term annual balance sheet and net income growth rate for the years ending December 31, 2025 through December 31, 2028 and estimated dividends per share for NBT for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of NBT. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for each of Evans and NBT for the year ending December 31, 2024 with an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NBT. With respect to the foregoing information, the respective senior managements of Evans and NBT confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Evans and NBT, respectively, and Piper Sandler assumed that the future financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Evans’s or NBT’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Evans and NBT would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with Evans’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived,

(ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Evans, NBT, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Evans’s consent, Piper Sandler relied upon the advice that Evans received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Evans common stock or NBT common stock at any time or what the value of NBT common stock would be once the shares are actually received by the holders of Evans common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Evans’s Board of Directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Evans or NBT and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Evans and NBT and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Evans common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Evans, NBT, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Evans’s Board of Directors at its September 9, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Evans common stock or NBT common stock or the prices at which Evans common stock or NBT common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Evans’s Board of Directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Evans’s Board of Directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Evans common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.91 of a share of NBT common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $236.2 million and an implied per share transaction value of $42.11 consisting of the implied value of 5,525,838 shares of Evans common stock, 142,650 Evans stock options with a weighted average strike price of $32.79 and 49,984 Evans restricted stock units, based on the closing price of NBT common stock on September 6, 2024. Based upon financial information for Evans as of or for the last twelve months (“LTM”) ended June 30, 2024 and the closing price of Evans common stock on September 6, 2024, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value Per Share	132%
Transaction Price / LTM Earnings Per Share	12.2x
Transaction Price / Core LTM Earnings Per Share[1]	32.1x
Transaction Price / 2024 Estimated Consensus Earnings Per Share	24.5x
Tangible Book Premium / Core Deposits (CDs > $100K)[2]	3.7%
Tangible Book Premium / Core Deposits (CDs > $250K)[3]	3.4%
Premium to Evans Market Price as of September 6, 2024	18.3%
1
Adjusted for one-time items recorded in the fourth quarter of 2023: a $5.0 million pre-tax loss on sales of securities and a $20.1 million pre-tax gain on sale of insurance subsidiary; tax affected at 21.0% marginal tax rate

2	Core deposits equal to total deposits less CDs greater than $100,000
3	Core deposits equal to total deposits less CDs greater than $250,000
Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading prices of Evans common stock and NBT common stock for the one-year and three-year periods ended September 6, 2024. Piper Sandler then compared the relationship between the movements in the price of Evans common stock and NBT common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
Evans’s One-Year Stock Performance

	Beginning Value 9/6/2023	Ending Value 9/6/2024
Evans	100%	128.0%
Evans’s Peer Group	100%	118.7%
S&P 500 Index	100%	121.1%
NASDAQ Bank Index	100%	131.3%

Evans’s Three-Year Stock Performance

	Beginning Value 9/3/2021	Ending Value 9/6/2024
Evans	100%	90.5%
Evans’s Peer Group	100%	113.3%
S&P 500 Index	100%	119.2%
NASDAQ Bank Index	100%	91.0%

NBT’s One-Year Stock Performance

	Beginning Value 9/6/2023	Ending Value 9/6/2024
NBT	100%	139.5%
NBT’s Peer Group	100%	127.6%
S&P 500 Index	100%	121.1%
NASDAQ Bank Index	100%	131.3%

NBT’s Three-Year Stock Performance

	Beginning Value 9/3/2021	Ending Value 9/6/2024
NBT	100%	131.7%
NBT’s Peer Group	100%	96.5%
S&P 500 Index	100%	119.2%
NASDAQ Bank Index	100%	91.0%

Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for Evans with a group of financial institutions selected by Piper Sandler. The Evans peer group included banks and thrifts whose securities are traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in the Mid-Atlantic region with total assets between $1.0 billion and $3.0 billion as of the most recently reported quarter, but excluded banks with LTM return on average assets (“ROAA”) less than 0.00% and targets of announced mergers (the “Evans Peer Group”). The Evans Peer Group consisted of the following companies:

ACNB Corporation	Hanover Bancorp, Inc.
Capital Bancorp, Inc.	Meridian Corporation
CB Financial Services, Inc.	Northeast Community Bancorp, Inc.
Chemung Financial Corporation	Norwood Financial Corp.
Citizens & Northern Corporation	Orange County Bancorp, Inc.
Citizens Financial Services, Inc.	Parke Bancorp, Inc.
Esquire Financial Holdings, Inc.	Pathfinder Bancorp, Inc.
ESSA Bancorp, Inc.	Penns Woods Bancorp, Inc.
Fidelity D & D Bancorp, Inc.	Ponce Financial Group, Inc.
First United Corporation	Princeton Bancorp, Inc.
Franklin Financial Services Corporation	Unity Bancorp, Inc.

The analysis compared publicly available financial information for Evans with corresponding data for the Evans Peer Group as of or for the period ended June 30, 2024 with pricing data as of September 6, 2024. The table below sets forth the data for Evans and the median, mean, low and high data for the Evans Peer Group.
Evans Comparable Company Analysis

	Evans	Evans Peer Group Median	Evans Peer Group Mean	Evans Peer Group Low	Evans Peer Group High
Total assets ($mm)	2,257	2,283	2,253	1,446	2,948
Loans / Deposits (%)	93.3	92.6	96.4	78.8	127.4
Non-performing assets / Total assets (%)[1]	1.31	0.49	0.55	0.04	1.70
Tangible common equity/Tangible assets (%)	7.79	8.22	9.13	6.29	15.54
Tier 1 Leverage Ratio (%)	10.04	10.01	10.89	8.07	16.70
Total risk-based capital (“RBC”) Ratio (%)[2]	14.80	14.87	15.05	10.80	22.47
Commercial real estate (“CRE”) / Total RBC Ratio (%)[3]	307	267	283	135	578
LTM Return on average assets (%)	0.88 / 0.33[4]	0.89	1.09	0.31	2.70
LTM Return on average equity (%)	11.4	9.2	10.9	1.8	21.9
LTM Net interest margin (%)	2.73	3.16	3.54	2.39	6.46
LTM Efficiency ratio (%)	79.9	66.1	63.3	35.6	88.9
Price/Tangible book value (%)	112	115	119	75	227
Price/LTM Earnings per share (x)	10.3 / 27.2[4]	10.5	11.6	6.1	27.8
Price / 2024 Estimated Earnings per share (x)	20.7	10.0	11.3	7.6	27.8
Current Dividend Yield (%)	3.7	3.1	3.0	0.0	5.9
Market value ($mm)	195	232	234	98	465

1	Bank level call report data shown as of June 30, 2024 for Ponce Financial Group, Inc. and Esquire Financial Holdings, Inc.
2
Bank level call report data shown as of June 30, 2024 for Evans Bancorp, Inc., Citizens Financial Services, Inc., Ponce Financial Group, Inc., Unity Bancorp, Inc., Citizens & Northern Corporation, Fidelity D & D Bancorp, Inc., Orange County Bancorp, Inc., ACNB Corporation, Capital Bancorp, Inc., Meridian Corporation, Hanover Bancorp, Inc., Norwood Financial Corp., Penns Woods Bancorp, Inc., ESSA Bancorp, Inc., Franklin Financial Services Corporation, Parke Bancorp, Inc., Princeton Bancorp, Inc., Northeast Community Bancorp, Inc., Esquire Financial Holdings, Inc., CB Financial Services, Inc., Pathfinder Bancorp, Inc.

3	Total RBC Ratio not available for Meridian Corporation and Parke Bancorp, Inc. due to their election to use the CLBR (Community Bank Leverage Ratio) framework
4
Adjusted for one-time items recorded in the fourth quarter of 2023: a $5.0 million pre-tax loss on sales of securities and a $20.1 million pre-tax gain on sale of insurance subsidiary; tax affected at 21.0% marginal tax rate

Piper Sandler used publicly available information to perform a similar analysis for NBT by comparing selected financial information for NBT with a group of financial institutions selected by Piper Sandler. The NBT peer group included banks and thrifts whose securities are traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in the contiguous United States with total assets between $10.0 billion and $15.0 billion as of the most recently reported quarter, but excluded banks with LTM ROAA less than 0.50% and CRE Concentration greater than 300%, and targets of announced mergers (the “NBT Peer Group”). The NBT Peer Group consisted of the following companies:

BancFirst Corporation	First Financial Bankshares, Inc.
Enterprise Financial Services Corp	Live Oak Bancshares, Inc.
FB Financial Corporation	Northwest Bancshares, Inc.
First Bancorp	Seacoast Banking Corp. of Florida
First Busey Corporation	Stellar Bancorp, Inc.
First Commonwealth Financial Corp.

The analysis compared publicly available financial information for NBT with corresponding data for the NBT Peer Group as of or for the period ended June 30, 2024 with pricing data as of September 6, 2024. The table below sets forth the data for NBT and the median, mean, low and high data for the NBT Peer Group.
NBT Comparable Company Analysis

	NBT	NBT Peer Group Median	NBT Peer Group Mean	NBT Peer Group Low	NBT Peer Group High
Total assets ($mm)	13,502	12,535	12,786	10,724	14,953
Loans / Deposits (%)	87.4	85.7	83.7	65.9	95.6
Non-performing assets / Total assets (%)[1]	0.26	0.46	0.45	0.28	0.71
Tangible common equity/Tangible assets (%)[2]	8.11	9.18	8.98	7.64	10.49
Tier 1 Leverage Ratio (%)	10.16	11.07	10.89	8.71	12.40
Total RBC Ratio (%)	14.88	16.20	15.98	13.11	19.55
CRE / Total RBC Ratio (%)	179	210	196	102	267
LTM Return on average assets (%)	0.92	0.98	1.10	0.71	1.63
LTM Return on average equity (%)	8.8	8.8	9.9	5.6	14.4
LTM Net interest margin (%)	3.17	3.35	3.48	2.84	4.33
LTM Efficiency ratio (%)	62.0	58.9	58.4	47.5	64.7
Price/Tangible book value (%)	205	171	196	144	417
Price/LTM Earnings per share (x)	17.9	16.4	15.9	10.7	25.0
Price / 2024 Estimated Earnings per share (x)	16.1	14.0	15.2	10.9	23.2
Current Dividend Yield (%)	2.9	2.1	2.5	0.3	6.0
Market value ($mm)	2,183	1,873	2,219	1,400	4,995

1	Bank level call report data shown as of June 30, 2024 for First Busey Corporation
2	Bank level call report data shown as of June 30, 2024 for Seacoast Banking Corp. of Florida and Live Oak Bancshares, Inc.

Analysis of Precedent Transactions
Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of bank and thrift transactions nationwide, announced between January 1, 2023 and September 4, 2024 with target total assets between $1.0 billion and $5.0 billion at announcement, but excluded transactions with non-disclosed deal values, private investors, private equity buyers, or credit union buyers, and merger-of-equal transactions (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
German American Bancorp, Inc.	Heartland BancCorp
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
West Coast Community Bancorp	1st Capital Bancorp
Alerus Financial Corporation	HMN Financial, Inc.
United Bankshares, Inc.	Piedmont Bancorp, Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation
Old National Bancorp	CapStar Financial Holdings Inc
Central Valley Community Bancorp	Community West Bancshares
Peoples Financial Services Corp.	FNCB Bancorp, Inc.
Atlantic Union Bankshares Corporation	American National Bankshares, Inc.
First Mid Bancshares, Inc.	Blackhawk Bancorp Inc.
United Community Banks, Inc.	First Miami Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	NBT/Evans	Median	Mean	Low	High
Deal Value ($M)	236	154	217	60	512
Transaction Price / LTM Earnings Per Share (x)	12.2 / 32.1[1]	12.9	12.9	6.6	20.1
Transaction Price / Est. Earnings Per Share (x)	24.5	13.3	13.6	11.0	17.6
Transaction Price / Tangible Book Value Per Share (%)	132	121	126	31	218
Core Deposit Premium (%)	3.7	0.8	1.8	(14.2)	15.6
1-Day Market Premium (%)	18.3	15.0	17.5	(12.3)	54.9

1
Adjusted for one-time items recorded in the fourth quarter of 2023: a $5.0 million pre-tax loss on sales of securities and a $20.1 million pre-tax gain on sale of insurance subsidiary; tax affected at 21.0% marginal tax rate

Note: One-day market premium shown only for targets traded on a major exchange (NASDAQ, NYSE, NYSEAM)
Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of a share of Evans common stock assuming Evans performed in accordance with publicly available analyst consensus earnings per share estimates for Evans for the years ending December 31, 2024 and December 31, 2025 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Evans for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Evans. To approximate the terminal value of a share of Evans common stock at September 6, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 9.0x to 14.0x and multiples of 2028 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Evans common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Evans common stock of $19.12 to $31.81 when applying multiples of earnings and $23.50 to $39.82 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$22.14	$24.07	$26.01	$27.94	$29.88	$31.81
10.0%	$21.33	$23.18	$25.04	$26.90	$28.76	$30.61
11.0%	$20.55	$22.34	$24.12	$25.90	$27.69	$29.47
12.0%	$19.82	$21.53	$23.24	$24.96	$26.67	$28.38
13.0%	$19.12	$20.76	$22.41	$24.05	$25.70	$27.34

Tangible Book Value Per Share Multiples

Discount Rate	90%	100%	110%	120%	130%	140%
9.0%	$27.29	$29.80	$32.30	$34.81	$37.32	$39.82
10.0%	$26.27	$28.68	$31.08	$33.49	$35.90	$38.30
11.0%	$25.30	$27.61	$29.92	$32.23	$34.54	$36.85
12.0%	$24.38	$26.60	$28.82	$31.03	$33.25	$35.47
13.0%	$23.50	$25.63	$27.76	$29.89	$32.02	$34.16

Piper Sandler also considered and discussed with Evans’s Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Evans’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Evans common stock, applying the price to 2028 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 10.87%.
Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$17.42	$18.86	$20.29	$21.73	$23.16	$24.60
(10.0%)	$19.04	$20.65	$22.27	$23.88	$25.49	$27.11
0.0%	$20.65	$22.44	$24.24	$26.03	$27.82	$29.62
10.0%	$22.27	$24.24	$26.21	$28.18	$30.15	$32.12
20.0%	$23.88	$26.03	$28.18	$30.33	$32.48	$34.63

Piper Sandler also performed an analysis that estimated the net present value per share of NBT common stock, assuming NBT performed in accordance with internal financial projections for NBT for the year ending December 31, 2024 with a long-term annual balance sheet and net income growth rate for the years ending December 31, 2025 through December 31, 2028 and estimated dividends per share for NBT for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of NBT. To approximate the terminal value of a share of NBT common stock at September 6, 2024 Piper Sandler applied price to 2028 earnings multiples ranging from 11.0x to 18.5x and multiples of 2028 tangible book value ranging from 150% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 7.5% to 11.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NBT common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of NBT common stock of $26.90 to $49.21 when applying multiples of earnings and $33.14 to $55.48 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
7.5%	$31.34	$34.91	$38.49	$42.06	$45.64	$49.21
8.5%	$30.14	$33.57	$37.00	$40.43	$43.86	$47.29
9.5%	$29.01	$32.30	$35.59	$38.88	$42.17	$45.47
10.5%	$27.93	$31.09	$34.25	$37.41	$40.57	$43.73
11.5%	$26.90	$29.94	$32.97	$36.00	$39.04	$42.07

Tangible Book Value Per Share Multiples

Discount Rate	150%	165%	180%	195%	210%	225%
7.5%	$38.69	$42.05	$45.41	$48.76	$52.12	$55.48
8.5%	$37.20	$40.42	$43.64	$46.86	$50.08	$53.30
9.5%	$35.78	$38.87	$41.96	$45.05	$48.14	$51.23
10.5%	$34.43	$37.40	$40.36	$43.33	$46.30	$49.26
11.5%	$33.14	$35.99	$38.84	$41.69	$44.54	$47.39

Piper Sandler also considered and discussed with Evans’s Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming NBT’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for NBT common stock, applying the price to 2028 earnings multiples range of 11.0x to 18.5x referred to above and a discount rate of 8.87%.
Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
(20.0%)	$24.76	$27.47	$30.17	$32.87	$35.57	$38.27
(10.0%)	$27.24	$30.28	$33.32	$36.36	$39.40	$42.44
0.0%	$29.72	$33.10	$36.47	$39.85	$43.23	$46.61
10.0%	$32.19	$35.91	$39.63	$43.34	$47.06	$50.77
20.0%	$34.67	$38.73	$42.78	$46.83	$50.88	$54.94

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the merger on NBT assuming the transaction closes first quarter of 2025. Piper Sandler utilized the following information and assumptions: (a) estimated net income for Evans for the year ending December 31, 2024 as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2025 through December 31, 2028, as well as estimated dividends for Evans for the years ending December 31, 2024 through December 31, 2028 as provided by senior management of NBT, (b) estimated net income for NBT for the year ending December 31, 2024 as well as an estimated long-term annual earnings growth rate for the years ending December 31, 2025 through December 31, 2028, as confirmed by the senior management of NBT, as well as estimated dividends for NBT for the years ending December 31, 2024 through December 31, 2028 as provided by the senior management of NBT, and (c) certain assumptions related to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of NBT. The analysis indicated that the transaction could be accretive to NBT’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2028 and dilutive to NBT’s estimated tangible book value per share at close.
In connection with this analysis, Piper Sandler considered and discussed with the Evans Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship
Piper Sandler is acting as Evans’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.65% of the aggregate purchase price, which fee is contingent upon consummation of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $3,897,300. Piper Sandler also received a $250,000 fee from Evans upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. Evans has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion Piper Sandler provided certain other investment banking services to Evans. In summary, Piper Sandler acted as financial advisor to Evans in connection with the sale of its subsidiary, The Evans Agency, LLC, which transaction closed in November 2023 and for which Piper Sandler received approximately $2.3 million in advisory fees. Piper Sandler also provided certain investment banking services to NBT in the two years preceding the date of its opinion. In summary, Piper Sandler rendered an opinion to the board of directors of NBT in connection with NBT’s acquisition of Salisbury Bancorp, Inc. in December 2022 for which Piper Sandler received a fee of $500,000. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Evans, NBT and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Evans, NBT and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Certain Unaudited Prospective Financial Information
Evans does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the merger, Evans’s management prepared and provided to the Evans Board of Directors in connection with its evaluation of the transaction, and to its financial advisor Piper Sandler, including in connection with Piper Sandler’s financial analyses described above under the section entitled “ —Opinion of Piper Sandler & Co., Financial Advisor to Evans,” certain unaudited prospective financial information regarding Evans’s operations described below (the “Evans Projections”). The below summary of the Evans Projections is included for the purpose of providing Evans shareholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes and is not included to influence the voting decision of any Evans shareholder.
Evans’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Evans management.
While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Evans’s business) that are inherently subjective and uncertain and are beyond the control of Evans’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Evans’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Information Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized.
None of Evans, NBT or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
EVANS UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED

OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
Evans has not made and makes no representation to NBT or any NBT shareholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding Evans’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Evans urges all Evans shareholders not to place undue reliance on such information.
The following information consists of publicly available consensus estimates relating to Evans and its related long-term earnings growth assumptions that senior management confirmed to Piper Sandler was consistent with the best then-currently available estimates and judgments of senior management: (i) estimated fiscal year 2024 Earnings Per Share of $1.72; (ii) estimated fiscal year 2025 Earnings Per Share of $2.30; and (iii) net income growth of 7.5% annually subsequent to fiscal year 2025. The Evans Projections were not updated to account for any circumstances or events occurring after the date they were initially prepared and therefore should not be relied on as predictive of actual future results.
Interests of Certain Evans Directors and Executive Officers in the Merger
In considering the recommendation of the Evans Board of Directors to vote for the merger proposal, Evans’s shareholders should know that the directors and executive officers of Evans have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Evans shareholders generally and that may create potential conflicts of interests. These interests are described below, to the extent they are material and are known to Evans. The Evans Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation that Evans’s shareholders vote to approve the merger proposal.
The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Treatment of Stock Options
All unvested stock option grants shall vest immediately prior to the effective time so that all options outstanding at the effective time will automatically convert into the right to receive a lump sum cash payment equal to (i) the number of shares of Evans stock subject to such option, multiplied by (ii) the amount by which the per share consideration exceeds the per share exercise price of such option, less applicable taxes and other withholdings. The per share consideration means the product of (a) 0.91 and (b) the average of the daily closing prices during the regular session of NBT common stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.
The following table sets forth the number of unvested Evans stock options held by each executive officer of Evans as of September 9, 2024, the date the merger agreement was executed, that are anticipated to vest in connection with the merger (and which excludes stock options that are scheduled to vest in the ordinary course in November 2024). The estimated value of the unvested stock options is based on (i) $39.25 (the average closing market price of Evans common stock over the first five (5) business days following the public announcement of the merger beginning on September 10, 2024) less the exercise price of each option, multiplied by (ii) the total number of unvested shares of Evans common stock subject to each option. No directors of Evans hold any stock options.

Executive Officers	Unvested Stock Options (#)	Estimated Aggregate Unvested Stock Option Value ($)
David J. Nasca	3,744	33,516
John B. Connerton	1,454	12,959
Kenneth D. Pawlak	1,312	11,685

Treatment of Restricted Stock Awards
Any vesting restrictions on each restricted share of Evans common stock outstanding immediately prior to the effective time of the merger will automatically and without any required action on the part of the holder thereof, fully vest and will be exchanged for the merger consideration within five (5) business days after the effective time, less applicable taxes required to be withheld and will be treated as issued and outstanding shares of Evans common stock.
The following table sets forth the number of unvested restricted shares of Evans common stock held by each director and each executive officer of Evans as of September 9, 2024, the date the merger agreement was executed, that are anticipated to vest in connection with the merger (and which excludes restricted stock awards that are scheduled to vest in the ordinary course in November 2024 and January 2025). The estimated value of the unvested restricted shares of Evans common stock is based on (i) $39.25 (the average closing market price of Evans common stock over the first five (5) business days following the public announcement of the merger beginning on September 10, 2024), multiplied by (ii) the total number of unvested restricted shares of Evans common stock subject to each award. Except for Mr. Nasca, no Evans director holds any restricted shares of Evans common stock that are anticipated to vest in connection with the merger (excluding restricted stock awards that are scheduled to vest in the ordinary course in January 2025).

Executive Officers	Unvested Restricted Stock Awards (#)	Estimated Aggregate Restricted Stock Award Value ($)
David J. Nasca	1,763	69,198
John B. Connerton	686	26,926
Kenneth D. Pawlak	618	24,257

Treatment of Performance-Based Restricted Stock Units
Each award of performance-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the effective time) and will be exchanged for the merger consideration within five (5) business days after the effective time, less applicable taxes required to be withheld.
The following table sets forth the number of unvested, unearned performance-based restricted stock units held by each executive officer of Evans as of September 9, 2024, the date the merger agreement was executed (other than those that were earned in the ordinary course pursuant to their terms for the performance period ending December 31, 2024), and anticipated to vest in connection with the merger, which are reflected at target level of achievement for performance-based restricted stock units granted in 2023 and 2024. The estimated aggregate value of the performance-based restricted stock unit award is based on (i) $39.25 (the average closing market price of Evans common stock over the first five (5) business days following the public announcement of the merger beginning on September 10, 2024), multiplied by (ii) the number of performance-based restricted stock units anticipated to vest in connection with the merger. No directors of Evans hold any performance-based restricted stock units.

Executive Officers	Target Number of Unvested, Unearned Performance-Based Restricted Stock Units (#)		Estimated Number of Performance-Based Restricted Stock Units Vesting (#)(1)		Estimated Performance-Based Restricted Stock Units Value ($)(1)
	2023	2024	2023	2024	2023	2024
David J. Nasca	2,394	3,046	2,394	3,046	93,965	119,556
John B. Connerton	938	1,196	938	1,196	36,817	46,943
Kenneth D. Pawlak	862	1,174	862	1,174	33,834	46,080

(1)
The estimated number of performance-based restricted stock units vesting in connection with the merger is determined based upon the target number of unvested, unearned performance-based restricted stock units. The performance period for the 2023 awards commenced on January 1, 2023 and ends on December 31, 2025. The performance period for the 2024 awards commenced on January 1, 2024 and ends on December 31, 2026. The value number derived represents the estimated number of vested, earned performance-based restricted stock units, which is then multiplied by $39.25 to derive the estimated award value.

Treatment of Time-Based Restricted Stock Units
Each award of time-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will automatically and without any required action on part of the holder thereof, fully vest and will be exchanged for the merger consideration within five (5) business days after the effective time, less applicable taxes required to be withheld and will be treated as issued and outstanding shares of Evans common stock for purposes of the merger agreement.
The following table sets forth the number of unvested time-based restricted stock units held by each executive officer of Evans as of September 9, 2024, the date the merger agreement was executed, that are anticipated to vest in connection with the merger (and which excludes restricted stock units that are scheduled to vest in the ordinary course in March 2025). The estimated aggregate value of the unvested time-based restricted stock unit award is based on (i) $39.25 (the average closing market price of Evans common stock over the first five (5) business days following the public announcement of the merger beginning on September 10, 2024), multiplied by (ii) the number of time-based restricted stock units anticipated to vest in connection with the merger. No directors of Evans hold any time-based restricted stock units.

Executive Officers	Unvested, Time-Based Restricted Stock Units (#)	Estimated Time-Based Restricted Stock Units Value ($)
David J. Nasca	7,470	293,198
John B. Connerton	3,431	134,667
Kenneth D. Pawlak	1,073	42,115

Current Agreements and Benefit Plans with Evans’s Executive Officers
Executive Incentive Retirement Plan
Messrs. Connerton and Pawlak participate in the Evans Bank Executive Incentive Retirement Plan under which additional contributions will be owed due to the merger. Mr. Nasca does not participate in this plan.
Set forth below is the estimated value of the additional benefits that would be paid to each of the executive officers in connection with the merger.

Executive Officers	Estimated Value of Additional Benefit ($)
John B. Connerton	113,133
Kenneth D. Pawlak	137,804

Employment Agreement with David J. Nasca
David J. Nasca, President and Chief Executive Officer of Evans and Evans Bank, is party to an employment agreement that provides benefits in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason” (as defined in the employment agreement), including the occurrence of such termination events following a change in control. In the event of a change in control followed by an involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, Mr. Nasca is entitled to a lump sum cash payment equal to two (2) times: (i) his highest annual base salary rate at any time under the agreement, and (ii) the average annual incentive bonus paid to him during the three completed calendar years preceding the date of termination. Mr. Nasca is also entitled to life insurance coverage and non-taxable medical and dental coverage for one year substantially comparable to the coverage maintained for him by Evans Bank prior to his termination. In no event may any compensation payable under the employment agreement constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. For an estimate of the amount that would be payable to Mr. Nasca, see “— Potential Payments and Benefits to Evans’s Named Executive Officers in Connection with the Merger” below.
Change in Control Agreements with Other Executive Officers
Evans Bank has also entered into change in control agreements with John B. Connerton, Treasurer of Evans and Executive Vice President and Chief Financial Officer of Evans Bank, and Kenneth D. Pawlak, Executive Vice

President and Chief Growth Officer of Evans Bank. The change in control agreements provide that, in the event the executive officer is involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the change in control agreement) or voluntarily terminates for “good reason” (as defined in the change in control agreement) on or after a change in control, the executive officer will be entitled to a lump sum cash payment equal to (i) two (2) times the highest rate of gross base salary earned by the executive during the prior twelve months (or the executive’s highest rate of gross base salary in effect immediately prior to the merger, if higher). In addition, the executive officer would be entitled to the continuation of current Evans Bank provided life insurance and non-taxable medical and health insurance coverage as set forth in the change in control agreement for twenty-four (24) months following the date of termination. In no event may any compensation payable under the change in control agreements constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such payment will be payable in a lump sum within 30 days following the executive officer’s date of termination of employment. For an estimate of the amount that would be payable to Messrs. Connerton and Pawlak, see “— Potential Payments and Benefits to Evans’s Named Executive Officers in Connection with the Merger” below.
Additional Benefits
In 2025, Evans employees, including executive officers, are expected to a receive a pro-rated 2025 cash bonus. The table below presents the components of the pro-rated potential benefit to be received by each of executive officers:

Executive Officers	Bonus ($)(1)
David J. Nasca	87,429
John B. Connerton	34,682
Kenneth D. Pawlak	32,948

(1)	Represents a pro-rated cash bonus, calculated for this purpose assuming that the closing of the merger occurs as of May 31, 2025.
Also, certain executive officers may receive accelerated vesting of restricted stock awards, time-based and performance-based restricted stock units, and/or early payment of cash bonuses in calendar 2024 in order to mitigate the impact of any contractual 280G cutback provisions contained in any of their applicable agreements with Evans and/or Evans Bank if such cutbacks are projected to impact such executive.
Membership on the Boards of Directors of NBT and NBT Bank
At the effective time of the merger, each of NBT and NBT Bank will appoint David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to serve as a member of their respective boards of directors; provided, however, that if the effective time occurs between the date of NBT’s 2025 annual meeting proxy statement and the date of NBT’s 2025 annual meeting of stockholders, then the appointment of David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to the boards of directors of NBT and NBT Bank will be effective immediately following their respective annual meetings of stockholders. Mr. Nasca must meet the qualifications for directors set forth in the bylaws of NBT and NBT Bank. Mr. Nasca will serve on the NBT and NBT Bank boards of directors until the next annual meeting following his appointment. If Mr. Nasca is appointed at any time other than immediately following the 2025 annual meeting of stockholders of NBT and NBT Bank, the NBT and NBT Bank boards of directors also will nominate Mr. Nasca for election at the first annual stockholder meeting following his appointment. For additional information, see “The Merger Agreement—Boards of Directors of NBT and NBT Bank After the Merger” beginning on page 58.
Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, NBT has agreed that it will indemnify, defend and hold harmless each present and former director and officer of Evans against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or part out of or pertaining to the fact that he or she was a director or officer of Evans or is or was serving at the request of Evans as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Evans, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the related transactions, to the fullest extent which such person would have been entitled to indemnification under Evans’s charter and bylaws prior to the effective date of the merger.
In addition, NBT has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of Evans with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, NBT is not obligated to pay more than 250% of Evans’s annual premiums for such coverage.
Potential Payments and Benefits to Evans’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Evans that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Evans’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Evans common stock, as described in the section entitled “PROPOSAL 2—Merger-Related Executive Compensation.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Evans’s named executive officers would receive, using the following assumptions:
•	the effective time of the merger will occur on May 31, 2025 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	the base salary rates for the named executive officers remain unchanged from those in place as of January 1, 2024;
•
for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of September 9, 2024, the date the merger agreement was executed (other than those that will vest in the ordinary course prior to May 31, 2025);

•
a price per share of Evans common stock of $39.25 (the average closing market price of Evans common stock over the first five (5) business days following the public announcement of the merger beginning on September 10, 2024); and

•	the employment of each named executive officer will be terminated without cause immediately following the effective time of the merger.
The calculations in the table below do not include amounts that Evans’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus. The calculations in the table also do not include certain compensation that may occur after the effective time of the merger to a named executive officer who continues in employment with NBT because such payments are contingent upon and will vest based on services to be provided following the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below:
Golden Parachute Compensation

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	EIRP ($)(3)	Benefits ($)(4)	Total ($)(5)
David J. Nasca	1,651,873	609,431	—	10,505	2,271,809
John B. Connerton	600,001	258,311	113,133	138	971,583
Kenneth D. Pawlak	570,002	157,970	137,804	1,696	867,473

(1)
Represents the estimated cash amount payable pursuant to the terms of Mr. Nasca’s employment agreement and Messrs. Connerton and Pawlak’s change in control agreements, each of which is considered a “double trigger” agreement because the amount is payable only if the named executive officer’s employment is terminated without “cause” or for “good reason” following a “change in control” of Evans (as such terms are defined in the respective severance or change in control agreement). For more information regarding these payments, see “Interests of Evans’s Directors and Executive Officers in the Merger – Current Agreements and Benefit Plans with Evans’s Executive Officers” above.

(2)
Represents the estimated value of the unvested stock options, restricted stock, unvested performance-based restricted stock unit awards (at target), and unvested time-based restricted stock units that are anticipated to become vested at the effective time, which are considered a “single trigger” benefit because under the merger agreement they are payable upon a change in control of Evans without regard to termination of employment. For more information regarding these payments, see “Interests of Evans’s Directors and Executive Officers in the Merger – Treatment of Stock Options” “Interests of Evans’s Directors and Executive Officers in the Merger – Treatment of Restricted Stock Awards” and “Interests of Evans’s Directors and Executive Officers in the Merger –Treatment of Performance-Based Restricted Stock Units” “Interests of Evans’s Directors and Executive Officers in the Merger –Treatment of Time-Based Restricted Stock Units” and “Interests of Evans’s Directors and Executive Officers in the Merger – Additional Benefits” above. The following is a break-out of the amounts reported in the above table:

	Unvested Stock Options	Restricted Stock ($)	Performance- Based Restricted Stock Units ($)	Time-Based Restricted Stock Units ($)	Total Equity ($)
David J. Nasca	33,516	69,198	213,520	293,198	609,431
John B. Connerton	12,959	26,926	83,760	134,667	258,311
Kenneth D. Pawlak	11,685	24,257	79,913	42,115	157,970

(3)	Represents the additional amounts owed to the executives indicated.
(4)
Represents the estimated value of continued medical, dental, disability and life insurance coverage pursuant to the terms of the relevant employment or change in control agreement, as applicable. These benefits are considered “double trigger” benefits because these benefits are provided only if the named executive officer’s employment is terminated without “cause” or for “good reason” following a “change in control” of Evans (as such terms are defined in the respective employment or change in control agreement). For more information regarding these payments, see “Interests of Evans’s Directors and Executive Officers in the Merger – Current Agreements and Benefit Plans with Evans’s Executive Officers” above.

(5)
The payments set forth in the table do not take into account any reduction required to avoid an excess parachute payment (which is required by the terms of all Evans’s employment and change in control agreements).

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a general summary of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Evans common stock that exchange their shares of Evans common stock for merger consideration. The U.S. federal income tax laws are complex, and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based on current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to Evans shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Evans shareholder.
This discussion addresses only those Evans shareholders that hold their Evans common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the following discussion may not apply to particular categories of holders of shares of Evans common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Evans capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the U.S. dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders of stock options or holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this discussion does not address any alternative minimum tax or any state, local or non-U.S. tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or non-U.S. tax consequences of the merger.

U.S. Holders
As used herein, a “U.S. holder” is a beneficial owner of Evans common stock who or that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Tax Consequences of the Merger Generally
NBT will receive an opinion from Hogan Lovells US LLP (“Hogan Lovells”) and Evans will receive an opinion from Luse Gorman, PC (“Luse Gorman”), each to be filed with the SEC and dated as of the same date as the registration statement of which this proxy statement/prospectus is a part, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. The tax opinions to be received by NBT and Evans will be based on certain representations, covenants and assumptions, as set forth in certificates provided to Hogan Lovells and Luse Gorman by appropriate officers of NBT and Evans, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. If any of the representations, covenants or assumptions relied upon by tax counsel are inaccurate, tax counsel may not be able to provide the closing date opinions, which are a condition to NBT and Evans’ respective obligations to complete the merger, or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service (the “IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither NBT nor Evans intends to obtain a ruling from the IRS regarding the tax consequences of the merger.
Based on the opinions that the merger will qualify as a reorganization under Section 368(a) of the Code, it is the opinion of Hogan Lovells and Luse Gorman that the material U.S. federal income tax consequences of the merger to U.S. holders of Evans common stock are as follows:
•
except with respect to cash received in lieu of a fractional share of NBT common stock, no gain or loss will be recognized by U.S. holders who exchange all of their Evans common stock solely for NBT common stock pursuant to the merger. A U.S. holder of Evans common stock who receives cash instead of a fractional share of NBT common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by NBT. As a result, such U.S. holder of Evans common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of NBT common stock surrendered therefor) is greater than one (1) year. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations;

•
the aggregate tax basis in the NBT common stock received by an Evans shareholder pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Evans common stock being exchanged, reduced by any amount allocable to a fractional share of NBT common stock for which cash is received; and

•	the holding period of NBT common stock received by an Evans shareholder in the merger will include the holding period of the shares of Evans common stock being exchanged.
For purposes of the above discussion of the bases and holding periods for shares of Evans common stock and NBT common stock, Evans shareholders who acquired different blocks of Evans common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Backup Withholding
Payments of cash to an Evans shareholder pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless such shareholder provides NBT with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to an Evans shareholder under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the Evans shareholder’s federal income tax liability; provided that the Evans shareholder timely furnishes the required information to the IRS.
This summary does not address tax consequences that may vary with, or are contingent on, a U.S. holder’s individual circumstances. Moreover, it does not address any non-income tax or any non-U.S., state or local tax consequences of the merger. The tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and non-U.S. income and other tax consequences to you of the merger.
Regulatory Approvals Required for the Merger
General
NBT and Evans have agreed to use all reasonable efforts to obtain all permits, consents, waivers, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the transactions contemplated by the merger agreement. This includes certain notices, approvals, waivers or consents from federal governmental authorities, including the Federal Reserve Bank of New York and the OCC. NBT and NBT Bank have filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and waivers necessary to consummate the merger. NBT and Evans cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
Office of the Comptroller of the Currency
To consummate the merger, NBT will seek the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act, as amended, which is commonly known as the Bank Merger Act, and the National Bank Consolidation and Merger Act, 12 USC 215 et seq. The OCC may not approve the merger if:
•
such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the OCC is required to consider the financial and managerial resources and future prospects of the institutions concerned, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institution involved in the proposed merger in combating money-laundering activities. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. In assessing the convenience and needs of the community to be served, the OCC will consider such elements as the extent to which the proposed merger is likely to benefit the general public through higher lending limits, new or expanded services, reduced prices, increased convenience in utilizing the services and facilities of the resulting institution, or other means. The OCC, as required by the Community Reinvestment Act of 1977, as amended, will also note and consider the record of performance of NBT Bank and Evans Bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. An unsatisfactory record may form the basis for denial or conditional approval of an application. Applicable regulations require publication of notice of an application for approval of the merger.
Federal Reserve Bank of New York
NBT will seek a waiver from the Federal Reserve Bank of New York (acting on delegated authority from the FRB) from application requirements associated with the merger pursuant to 12 CFR 225.12(d), which authorizes the Federal Reserve Bank of New York to waive application requirements associated with bank holding company mergers and a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the Federal Reserve Bank of New York does not provide this waiver, NBT will seek the requisite approval from the Federal Reserve Bank of New York to consummate the merger.
Accounting Treatment of the Merger
The merger will be accounted for using the acquisition method of accounting with NBT treated as the acquirer. Under this method of accounting, Evans’s assets and liabilities will be recorded by NBT at their respective fair values as of the closing date of the merger and added to those of NBT. Any excess of purchase price over the net fair values of Evans’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Evans’s net assets over the purchase price will be recognized in earnings by NBT on the closing date of the merger. Financial statements of NBT issued after the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of Evans prior to the merger. The results of operations of Evans will be included in the results of operations of NBT beginning on the effective date of the merger.
Dissenters’ Appraisal Rights
Evans shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.
Restrictions on Sales of Shares by Certain Affiliates
The shares of NBT common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of NBT as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with NBT and include the executive officers and directors of NBT and may include significant shareholders of NBT.
Stock Exchange Listing; Delisting and Deregistration of Evans Common Stock
The shares of NBT common stock to be issued in the merger will be listed for trading on NASDAQ and NBT will submit a notification form to NASDAQ. Following the consummation of the merger, shares of NBT common stock will continue to be traded on NASDAQ under the symbol “NBTB.” In addition, following the consummation of the merger, Evans common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

PROPOSAL 2— MERGER-RELATED EXECUTIVE COMPENSATION
As required by the federal securities laws, Evans is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “PROPOSAL 1—The Merger—Interests of Evans’s Directors and Executive Officers in the Merger” and the related tables and narrative.
Your vote is requested. Evans believes that the compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and the information regarding such compensation demonstrates that Evans’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Evans shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Evans’s executive officers in connection with the merger. This vote is separate and independent from the vote of shareholders to approve the merger agreement. Evans asks that its shareholders vote “FOR” the following resolution:
RESOLVED, that the compensation that may become payable to Evans’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “PROPOSAL 1—The Merger—Interests of Evans’s Directors and Executive Officers in the Merger” and the related tables and narrative, is hereby approved.
Approval of this proposal is not a condition to the completion of the merger. In addition, this vote is advisory and, therefore, it will not be binding on Evans, nor will it overrule any prior decision of Evans or require the Evans Board of Directors (or any committee thereof) to take any action. However, the Evans Board of Directors values the opinions of Evans’s shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, the Evans Board of Directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Evans Board of Directors will consider the affirmative vote of the majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Evans’s named executive officers in connection with the completion of the merger.
Vote Required for Approval
The affirmative vote of a majority of the votes cast on the proposal is required to approve the compensation proposal. Abstentions will have no effect on the outcome of the compensation proposal.
Recommendation of the Evans Board of Directors
THE EVANS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION PROPOSAL.

PROPOSAL 3— ADJOURNMENT OF THE SPECIAL MEETING
If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Evans at the time of the special meeting to be voted for an adjournment, if deemed necessary, Evans has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.
Vote Required for Approval
The affirmative vote of a majority of the votes cast on the proposal is required to approve the adjournment proposal. Abstentions will have no effect on the outcome of the adjournment proposal.
Recommendation of the Evans Board of Directors
THE EVANS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference into this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement. The merger agreement contains customary representations and warranties of NBT and Evans made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the agreement between NBT and Evans and are not intended to provide factual, business or financial information about NBT and Evans. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between NBT and Evans rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement, and generally were solely for the benefit of the parties to that agreement.
Structure
Subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the New York Business Corporation Law (“NYBCL”) and the regulations promulgated thereunder, at the completion of the merger, (i) Evans will merge with and into NBT and (ii) Evans Bank will merge with and into NBT Bank. NBT and NBT Bank will be the surviving entities in the merger and will continue their existences under the laws of the State of Delaware, in the case of NBT, and the laws of the United States, in the case of NBT Bank. Upon completion of the merger, the separate existences of Evans and Evans Bank will terminate.
The certificate of incorporation and the bylaws of NBT will remain as the certificate of incorporation and bylaws of NBT and the articles of association and the bylaws of NBT Bank will remain as the articles of association and bylaws of NBT Bank. See “Comparison of Stockholder Rights” beginning on page 73.
The merger agreement provides that NBT may, at any time prior to the effective time, change the method of effecting the business combination of NBT and Evans. However, no such change may (a) alter or change the merger consideration, (b) adversely affect the tax treatment of NBT or Evans in connection with the merger, or (c) be reasonably likely to materially impede or delay consummation of the transactions contemplated by the merger agreement.
Effective Time and Timing of Closing
The merger can be completed and become effective after the following steps are completed: (i) approval of the merger by the OCC (and expiration of the related statutory waiting period) and receipt of the Federal Reserve Bank of New York’s approval of the application waiver request (or approval of the merger by the Federal Reserve Bank of New York if the waiver request is denied), (ii) approval of the merger by the shareholders of Evans, and (iii) filing of all documents as may be required by applicable laws and regulations to consummate the merger, including a certificate of merger with the Delaware Department of State and the New York State Department of State. Subject to the satisfaction or waiver of all conditions to closing set forth in the merger agreement, the closing of the merger will occur as promptly as practicable after all of the conditions in the agreement have been satisfied, or if permissible, waived by the party entitled to the benefit of the same, or on such other date as NBT and Evans may mutually agree upon.
NBT and Evans anticipate that the merger will be completed in the second quarter of 2025. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, NBT and Evans will obtain the required approvals or complete the merger.
Boards of Directors of NBT and NBT Bank After the Merger
At the effective time of the merger, each of NBT and NBT Bank will appoint David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to serve as a member of their respective boards of directors; provided, however, that if the effective time occurs between the date of NBT’s

2025 annual meeting proxy statement and the date of NBT’s 2025 annual meeting of stockholders, then the appointment of David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT) to the boards of directors of NBT and NBT Bank will be effective immediately following their respective annual meetings of stockholders. Mr. Nasca must meet the qualifications for directors set forth in the bylaws of NBT and NBT Bank. Mr. Nasca will serve on the NBT and NBT Bank boards of directors until the next annual meeting following his appointment. If Mr. Nasca is appointed at any time other than immediately following the 2025 annual meeting of stockholders of NBT and NBT Bank, the NBT and NBT Bank boards of directors also will nominate Mr. Nasca for election at the first annual stockholder meeting following his appointment.
Consideration to be Received in the Merger
In the merger, each outstanding share of Evans common stock will be converted into the right to receive 0.91 shares of NBT common stock, plus cash in lieu of any fractional share.
No fractional shares of NBT common stock will be issued in connection with the merger. Instead, each Evans shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of NBT common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.
Exchange of Certificates; Dividends
Before the effective time of the merger, NBT will cause to be delivered to the exchange agent certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT common stock to be issued in the merger. In addition, NBT will deliver to the exchange agent an aggregate amount of cash consideration sufficient to pay the estimated amount of cash to be paid to Evans shareholders in lieu of fractional shares of NBT common stock. NBT has selected Equiniti Trust Company LLC to act as exchange agent in connection with the merger.
Promptly after the effective time of the merger, the exchange agent will mail to each Evans shareholder of record at the effective time of the merger a notice advising such holder of the effectiveness of the merger, including a form of letter of transmittal (in a form satisfactory to NBT and Evans) containing instructions for use in surrendering the shareholder’s Evans stock certificates. When such Evans shareholders deliver their Evans stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their Evans stock certificates will be cancelled and in exchange, such Evans shareholders will receive:
•
an NBT stock certificate, or at the election of NBT, a statement reflecting shares issued in book-entry form, representing the number of whole shares of NBT common stock that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.
Evans shareholders of record who hold Evans common stock in book-entry form will not be required to deliver a share certificate or an executed letter of transmittal. Promptly following the completion of the merger, shares of Evans common stock held in book-entry form will automatically be exchanged for the merger consideration in the form described above.
Evans shareholders are not entitled to receive any dividends or other distributions on NBT common stock with a record date after the effective time of the merger until they have surrendered their Evans stock certificates in exchange for an NBT stock certificate. After the surrender of their Evans stock certificates or the conversion of their book-entry shares, as applicable, Evans shareholders will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their NBT common stock.
Treatment of Stock Options
All unvested stock option grants shall vest immediately prior to the effective time so that all options outstanding at the effective time will automatically convert into the right to receive a lump sum cash payment equal to (i) the number of shares of Evans stock subject to such option, multiplied by (ii) the amount by which the per share consideration exceeds the per share exercise price of such option, less applicable taxes and other withholdings.

The per share consideration means the product of (a) 0.91 and (b) the average of the daily closing prices during the regular session of NBT common stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.
Treatment of Restricted Stock Awards
Any vesting restrictions on each restricted share of Evans common stock subject to a substantial risk of forfeiture outstanding immediately prior to the effective time of the merger will automatically lapse and all vested restricted stock awards will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock.
Treatment of Performance-Based Restricted Stock Units
Each award of performance-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the effective time) and all performance-based restricted stock units will be exchanged for the merger consideration.
Treatment of Time-Based Restricted Stock Units
Each award of time-based restricted stock units with respect to Evans common stock outstanding immediately prior to the effective time of the merger will become vested as of the effective time and all vested restricted stock units will be exchanged for the merger consideration and will be treated as issued and outstanding shares of Evans common stock for purposes of the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by and to NBT and Evans. The statements embodied in those representations and warranties were made for purposes of the agreement between NBT and Evans and are subject to important qualifications and limitations agreed to by NBT and Evans in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between NBT and Evans rather than establishing matters as fact. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.
Each of NBT, NBT Bank, Evans and Evans Bank has made representations and warranties to the other regarding, among other things:
•	due organization, good standing and authority;
•	capitalization;
•	subsidiaries;
•	corporate power;
•	corporate records;
•	corporate authority;
•	regulatory approvals and the absence of defaults;
•	financial statements;
•	SEC filings;
•	financial controls and procedures;
•	absence of certain changes or events;
•	regulatory matters;

•	legal proceedings;
•	compliance with laws;
•	brokers;
•	employee benefit plans;
•	labor matters;
•	tax matters;
•	loans and nonperforming and classified assets;
•	inapplicability of antitakeover laws;
•	investment securities;
•	insurance; and
•	anti-money laundering, community reinvestment and customer information security.
In addition, Evans and Evans Bank have made representations and warranties to NBT regarding, among other things:
•	regulatory action;
•	environmental matters;
•	derivative transactions;
•	material contracts;
•	defaults;
•	tangible properties and assets;
•	intellectual property;
•	fiduciary accounts;
•	fairness opinion; and
•	transactions with affiliates.
In addition, NBT has made representations and warranties to Evans regarding, among other things:
•	deposit insurance; and
•	stock issued in the merger.
The representations and warranties of each of NBT and Evans will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.
Conduct of Business Pending the Merger
Conduct of Business of Evans and Evans Bank Pending the Merger
Under the merger agreement, Evans and Evans Bank have agreed that, until the effective time of the merger or the termination of the merger agreement, Evans and Evans Bank will not, except as expressly permitted by the merger agreement or with the prior written consent of NBT:
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conduct their businesses other than in the ordinary course consistent with past practice and prudent banking practice, and in compliance in all material respects with all applicable laws and regulations;

•
fail to use reasonable best efforts to preserve their business organizations intact, maintain the services of current officers and directors of Evans and any of its subsidiaries, and preserve the goodwill of their customers and others with whom business relationships exist;

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issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock-based awards outstanding on the date of the merger agreement;

•
permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other arrangements or commitments which obligate Evans to issue or dispose of any of their capital stock or other ownership interests;

•
directly or indirectly redeem, retire, purchase or otherwise acquire any shares of their capital stock (except to the extent necessary to effect a cashless exercise of an option to purchase Evans stock that was outstanding at the time of the merger agreement);

•	except for their regular semi-annual dividends, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Evans stock;
•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of their capital stock;
•
enter into, amend or renew any employment, consulting, severance or similar agreement or arrangement with any director, officer, employee or individual service provider, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or accelerate the vesting, payment or funding of any compensation or benefits, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice not to exceed 4% with respect to any individual employee and all such increases in the aggregate not to exceed 3.5% of total compensation, (ii) as required under applicable law, the terms of the merger agreement or the terms of any Evans benefit plan in effect on the date of the agreement, (iii) cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, (iv) payment of 2024 monthly, quarterly, annual cash bonuses in the ordinary course of business and consistent with past practice, (v) payment of 2025 monthly, quarterly, annual cash bonuses at a target level of performance, as applicable, and on a pro-rated basis from January 1, 2025 through the closing date, and (vi) as otherwise agreed to by the parties;

•
hire any person as an employee or promote any employee to a position of Vice President or above to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy existing contractual obligations, and (ii) persons hired to fill any vacancies at an annual salary of less than $75,000 and whose employment is terminable at will;

•
enter into, establish, adopt, amend, modify or terminate any benefit plan or adopt an arrangement that would constitute a benefit plan except: (i) as required by applicable law or the merger agreement, subject to prior written notice and consultation with NBT, or (ii) to satisfy certain contractual obligations existing as of the date of the merger agreement;

•
pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any other transaction with, their officers or directors or any of their immediate family members or any affiliates or associates of any of their officers or directors, other than compensation in the ordinary course of business consistent with past practice;

•
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of their assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Evans taken as a whole;

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acquire all or any portion of the assets, business, deposits or properties of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•
make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•	amend the certificate of incorporation or bylaws or similar governing documents of Evans or Evans Bank;

•	implement or adopt any change in their accounting principles, practices or methods other than as may be required by applicable laws or regulations or GAAP or by a bank regulator;
•	enter into, amend, modify or terminate any material contract, except in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement;
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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Evans or Evans Bank is or becomes a party after the date of the merger agreement, which involves a payment that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose a material restriction on their businesses;

•	enter into any new material line of business;
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change their material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

•	file any application or make any contract with respect to branching or site location or relocation;
•	enter into any derivative transactions, except in the ordinary course of business consistent with past practice;
•
incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the Federal Home Loan Bank of New York, and securities sold under agreements to repurchase, each with a duration exceeding 1 year, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•
acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Evans’s investment policy, or (ii) any debt security other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice;

•
restructure or materially change their investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified under GAAP or reported for regulatory purposes;

•
make or purchase any new loan, in an amount in excess of $7.5 million for a commercial real estate, commercial business loan or construction loan or $2 million for a residential real estate loan, or renegotiate, renew, extend, or modify any loan, in an amount in excess of $10 million for a commercial real estate, commercial business, or construction loan or $2 million for a residential real estate loan; consent is deemed given unless NBT objects within two (2) business days of receiving a notification from Evans;

•
make any equity investment or equity commitment to invest in real estate or in any real estate development project other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•
make or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any adjustment of any material tax attribute, file any material claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•
commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which they are a party or by which they or their properties are bound;

•
foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which would be material;

•
cause or allow the loss of insurance coverage that would have a material adverse effect to Evans, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect at the time of the merger agreement;

•
discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

•
take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of their representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iii) a material violation of any provision of the merger agreement, or (iv) a material delay of the approval or completion of the merger except, in each case, as required by applicable law or regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.
Conduct of Business of NBT Pending the Merger
Under the merger agreement, NBT has agreed that, until the effective time of the merger or the termination of the merger agreement, NBT will not, and will cause each of its subsidiaries to not, except as expressly permitted by the merger agreement or with the prior written consent of Evans:
•
take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger agreement not being satisfied, (iii) a material violation of any provision of the merger agreement, (iv) preventing the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) a material delay of the approval or completion of the merger except, in each case, as may be required by applicable law or regulation;

•
grant, issue, deliver or sell any additional shares of capital stock or rights; provided, however, that NBT may (i) grant equity awards pursuant to its employee benefit plans as required by any NBT employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to an NBT employee benefits plan outstanding as of the date of the merger agreement in accordance with the terms and conditions thereof as in effect on that date, including in connection with “net settling” any outstanding awards, and (iii) issue NBT capital stock in connection with the transactions contemplated by the merger agreement;

•
other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the merger agreement, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of NBT common stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, or change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice;

•
amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the holders of Evans common stock, as prospective holders of NBT common stock, relative to other holders of NBT common stock;

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.

Evans Shareholder Meeting
Evans has agreed to use its best efforts to call, hold and convene a meeting of its shareholders within 50 days after the initial mailing of this proxy statement/prospectus to its shareholders to consider and vote on the approval of the merger agreement and any other matters required to be approved by its shareholders in order to consummate the merger in accordance with applicable law and the charter and bylaws of Evans.
Additionally, the Evans Board of Directors has agreed to recommend that its shareholders vote to approve the merger agreement and not withhold, withdraw, amend or modify such recommendation in any manner adverse to NBT or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by merger agreement.
No Solicitation
Evans has agreed that neither it nor any of its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other agents retained by Evans (which we refer to as Evans’s representatives) will, directly or indirectly:
•
solicit, initiate, induce or knowingly encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•
participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to, any confidential or non-public information or data with respect to Evans or otherwise relating to an acquisition proposal; or

•	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Evans is a party.
Evans must immediately cease any existing discussions or negotiations with any person (other than NBT) with respect to any of the foregoing.
Under the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated thereunder):
•	merger, consolidation, share exchange, business combination or other similar transactions;
•
sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Evans or Evans Bank in a single transaction or series of transactions;

•	tender offer or exchange offer for 25% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or
•	public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
If Evans receives a bona fide unsolicited written acquisition proposal prior to its shareholder meeting that did not result from a breach by Evans of any of the non-solicitation provisions in the merger agreement as discussed above, Evans may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Evans or any of its subsidiaries or otherwise relating to the acquisition proposal if:
•
the Evans Board of Directors first determines in good faith, after consultation with its outside legal counsel and with respect to financial matters, its independent financial advisor, that such action would be required in order for directors of Evans to comply with their fiduciary duties under applicable law in response to an acquisition proposal that the Evans Board of Directors believes in good faith is a superior proposal;

•	Evans has provided NBT with notice of receipt of such acquisition proposal within one business day of such receipt; and
•
prior to furnishing or affording access to any information or data with respect to Evans or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Evans containing terms no less favorable to Evans than those contained in its confidentiality agreement with NBT.

A “superior proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Evans common stock then outstanding or all or substantially all of the assets of Evans and otherwise (a) on terms which the Evans Board of Directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Evans’s shareholders than the transactions contemplated with NBT, and (b) that constitutes a transaction that, in the Evans Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.
Evans must deliver to NBT within 48 hours a new notice of each such superior proposal.
Employee Benefits
Following the closing date of the merger, NBT may, in its sole discretion, choose to maintain any or all of Evans’s benefit plans, and Evans and Evans Bank will cooperate with NBT in order to effect any plan terminations to be made as of the effective time of the merger in accordance with the terms of the applicable benefit plans. For the period commencing at the effective time of the merger and ending twelve (12) months after the effective time (or the applicable continuing employee’s earlier termination of employment), NBT will provide or cause to be provided to each Evans and Evans Bank employee who continues employment with NBT Bank (a “continuing employee”) (i) at least the same base salary or base rate of pay as provided to similarly situated employees of NBT or any subsidiary of NBT, and (ii) other benefits (other than severance or termination pay in order to avoid a duplication of benefits, if applicable) substantially comparable in the aggregate to the benefits provided to similarly situated employees of NBT or any subsidiary of NBT.
For any Evans benefit plan terminated for which there is a comparable NBT benefit plan of general applicability, NBT will take all commercially reasonable action so that continuing employees will be entitled to participate in such NBT benefit plan to the same extent as similarly-situated employees of NBT.
NBT will cause each NBT benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting under the NBT benefit plans, but not for purposes of benefit accrual, the service of such employees with Evans or Evans Bank to the same extent as such service was credited for such purpose by Evans or Evans Bank. Such service, however, will not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application.
Following the closing date of the merger, NBT may amend or terminate any Evans benefit plan in accordance with its terms at any time.
Evans or Evans Bank, as applicable, will take all actions necessary to terminate its executive severance plan and change in control severance plan, and to adopt written resolutions to terminate such plans, and if requested by NBT in writing not less than forty-five (45) days prior to the closing, Evans or Evans Bank, as applicable, will take all actions necessary to cease contributions to and terminate each benefit plan that is intended to qualify as a 401(k) plan and to adopt written resolutions to terminate each such 401(k) plan; provided, however, that each such termination may be made contingent upon the consummation of the transactions contemplated by the merger agreement. In such event, NBT will take any and all actions as may be required to permit continuing employees to participate in an NBT benefit plan that is intended to qualify as a 401(k) plan immediately following the closing date and to permit continuing employees to roll over their account balances, including any participant loans, in the Evans 401(k) plan into the NBT 401(k) plan.
If an employee of Evans or Evans Bank becomes eligible to participate in a medical, dental, vision, prescription drug, or other health plan, disability plan or life insurance plan of NBT upon termination of such plan of Evans or Evans Bank, NBT will make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable NBT plan, (b) provide credit under any such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (c) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous Evans benefit plan prior to the effective time of the merger.

NBT agrees to honor all obligations under specified Evans employment agreements, change in control agreements, supplemental executive retirement plans, and similar arrangements. NBT agrees to assume and honor all specified Evans benefits plans.
NBT agrees to pay to each employee of Evans or Evans Bank that is not covered by a written employment or severance agreement and is terminated by NBT or any of its subsidiaries, without cause, within six (6) months following the effective time of the merger, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Evans or Evans Bank; provided, however, that for vice presidents and above, the severance payment will equal twenty-six (26) weeks of his or her base salary and for all other employees, the minimum severance payment will equal not less than twelve (12) weeks of his or her base salary and the maximum severance payment will not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to NBT and that such employee does not voluntarily leave employment with Evans or Evans Bank prior to the effective time of the merger.
NBT and Evans may provide a retention pool as mutually agreed by NBT and Evans to enable NBT and Evans to provide retention incentives to certain employees of Evans or Evans Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by NBT and Evans. Such designated employees will enter into retention agreements to be provided by Evans and reasonably acceptable to NBT.
Indemnification and Insurance
Indemnification
Under the merger agreement, NBT will indemnify and hold harmless each present and former director and officer of Evans and Evans Bank against any costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Evans and Evans Bank or is or was serving at the request of Evans or Evans Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Evans and Evans Bank, to the fullest extent which such indemnified party would be entitled under the NYBCL or the certificate of incorporation and the bylaws of Evans and Evans Bank as in effect of the date of the merger agreement.
Directors’ and Officers’ Insurance
The merger agreement requires NBT to use its reasonable best efforts to cause the directors and officers of Evans immediately prior to the effective time of the merger to be covered by Evans’s directors’ and officers’ liability insurance policy for a six-year period following the effective time of the merger with respect to acts or omissions occurring prior to the effective time committed by such directors and officers in their capacities as such. NBT will not be required to expend in any one year more than 250% of the current annual amount expended by Evans to maintain such insurance. If the current insurance policy requires NBT to expend more than this amount, NBT shall use reasonable best efforts to obtain as much comparable insurance as is available.
Voting Agreements
Each of the directors and executive officers of Evans have entered into voting agreements. In the voting agreements, these directors and executive officers agreed to vote, and granted NBT an irrevocable proxy and power of attorney to vote, all of his or her shares of Evans common stock, as applicable, in favor of the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal.
Except under limited circumstances, these directors and executive officers also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any such shares. Each voting agreement terminates immediately upon the earlier of the adjournment of the meetings of shareholders of Evans called and held pursuant to merger agreement, or the termination of the merger agreement in accordance with its terms.

As of the record date, these directors and executive officers held     shares of Evans common stock, which represented approximately    % of the outstanding shares of Evans common stock. These directors and executive officers were not paid any additional consideration in connection with the execution of the voting agreement.
Additional Agreements
NBT and Evans have also agreed to use their reasonable best efforts in good faith to:
•
take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated thereby as promptly as practicable; and

•
enable consummation of the transactions contemplated under the merger agreement, including the fulfillment of conditions set forth in the merger agreement, and cooperate fully with the other parties to the merger agreement to such end.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information and notice of certain matters.
Conditions to Complete the Merger
The obligations of NBT and Evans to consummate the merger are subject to the fulfillment of the following conditions:
•
NBT and Evans having obtained all regulatory approvals, and completed any requirements required by such regulatory approvals, required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated and no regulatory approvals contain any condition which the board of directors of either NBT or Evans determines in good faith would materially reduce the benefits of the merger such that one of the parties would not have entered into the merger agreement if known;

•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any stop order suspending that effectiveness;
•	the shares of NBT common stock issuable in connection with the merger being approved for listing on NASDAQ;
•
the absence of any judgment, order, injunction or decree, or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•
NBT having received the written opinion of Hogan Lovells and Evans having received the written opinion of Luse Gorman, in each case substantially to the effect that the merger will constitute a tax-free reorganization described in Section 368(a) of the Code; and

•	the merger agreement having been approved by the requisite vote of the Evans shareholders.
In addition, the obligations of NBT to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:
•
each of the representations and warranties of Evans and Evans Bank set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Evans or, after the effective time of the merger, on NBT;

•	Evans and Evans Bank will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•	the voting agreements having been executed and delivered concurrently with Evans’s execution and delivery of the merger agreement and remaining in effect;
•	Evans will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as NBT may reasonably request.

The obligations of Evans to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:
•
each of the representations and warranties of NBT set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on NBT;

•	NBT will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•	NBT will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as Evans may reasonably request.
“Material adverse effect” when used with respect to NBT or Evans means any effect that is material and adverse to its financial condition, results of operations or business or that would materially impair its ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede its ability to consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:
•
changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•
changes in rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any bank regulator or governmental authorities, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry (including any such changes arising out of the pandemic or any pandemic measures);

•	changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);
•
public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated under the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated under the merger agreement;

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	actions and omissions of either party taken with the prior written consent, or at the request, of the other; or
•	the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.

Termination
The merger agreement may be terminated, and the merger and the transactions contemplated by the merger agreement abandoned as follows:
•	by mutual consent of the parties;
•
by NBT or Evans if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any governmental authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•
by NBT or Evans if the approval of the shareholders of Evans required to satisfy the closing conditions is not obtained at a duly held shareholder meeting or at any adjournment or postponement thereof (provided that if Evans is the terminating party it is not in material breach of any of its obligations under the shareholder approval provisions in the merger agreement);

•
by NBT or Evans if the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger;

•
by NBT or Evans if the merger is not consummated by September 15, 2025, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party;

•	by NBT if:
○	Evans materially breaches the non-solicitation provisions in the merger agreement;
○
the Evans Board of Directors fails to recommend approval of the merger agreement by the Evans shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to NBT’s interests;

○
the Evans Board of Directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or

○	Evans fails to call, give notice of, convene and hold its special meeting;
•
by Evans if subject to its compliance with the merger agreement if it has received an acquisition proposal, the Evans Board has made a determination that such proposal is a superior proposal and has determined to accept such proposal;

Under the merger agreement, an “acquisition transaction” means (other than the transactions contemplated between NBT and Evans): (a) a merger, consolidation, share exchange, business combination or any similar transaction; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment to take any of the foregoing actions;
Termination Fee
Under the terms of the merger agreement, Evans must pay NBT a termination fee of $8.4 million if:
•	NBT terminates the merger agreement as a result of:
○	Evans breaching the non-solicitation provisions in the merger agreement;
○
the Evans Board of Directors failing to recommend approval of the merger agreement by the Evans shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to NBT’s interests;

○
the Evans Board of Directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or

○	Evans materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the Evans special meeting;
•	Evans terminates the merger agreement as a result of:
○
Evans or Evans Bank entering into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by NBT as a result of a willful breach by Evans after an acquisition proposal has been publicly announced or otherwise made known to Evans.

Waiver and Amendment
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by a written agreement among the parties. However, after the NBT and Evans special meetings, no amendment will be made which by law requires further approval by the shareholders of NBT or Evans, respectively, without obtaining such approval.
Expenses
Each party will pay all expenses it incurs in connection with the merger agreement and the related transactions, including fees and expenses of its own financial consultants, accountants and legal counsel, except that NBT and Evans will share equally any printing expenses and SEC filing and registrations fees for this proxy statement/prospectus.
Specific Performance
NBT and Evans have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides certain information about beneficial ownership of Evans common stock as of October 10, 2024. The table shows information for (i) each of Evans’s directors, (ii) each of Evans’s named executive officers, (iii) all of Evans’s directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to Evans to beneficially own more than 5% of Evans common stock.
Except as otherwise noted, the persons or entities in the below tables have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Evans Bancorp, Inc., 6460 Main Street, Williamsville, New York 14221.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(2)
Michael Battle	4,452	*
Dawn DePerrior	2,001	*
Robert James	1,227	*
Jody Lomeo	5,978	*
Kimberley Minkel	3,903	*
David Nasca(3)	141,050	2.5%
Christina Orsi	3,843	*
David Pfalzgraf, Jr.	5,540	*
Michael Rogers	7,995	*
Nora Sullivan	6,107	*
Thomas Waring, Jr.(4)	17,956	*
Lee Wortham	20,538	*
John Connerton(5)	27,743	*
Kenneth Pawlak(6)	14,513	*
All directors and executive officers as a group (14)	262,846	4.7%

*	Less than 1%.
(1)
The shareholdings include, in certain cases, shares owned by or in trust for a director’s spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director. The shareholdings also include shares that the director has the right to acquire within sixty (60) days of October 10, 2024 by the exercise of any right or option. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the right to dispose or direct the disposition of the shares) with respect to such security.

(2)	Percentages are based upon 5,534,239 shares of Evans common stock outstanding and entitled to vote on October 10, 2024.
(3)
Includes 2,344 shares owned jointly by Mr. Nasca and his wife, 552 shares owned by Mr. Nasca’s children, 43,936 shares that Mr. Nasca may acquire by exercise of options exercisable on October 10, 2024 or within 60 days thereafter and 23,392 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(4)	Includes 1,321 shares held by Mr. Waring’s wife.
(5)
Includes 10,957 shares that Mr. Connerton may acquire by exercise of options exercisable on October 10, 2024 or within 60 days thereafter and 9,915 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(6)
Includes 8,369 shares that Mr. Pawlak may acquire by exercise of options exercisable on October 10, 2024 or within 60 days thereafter and 6,023 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of Evans’s shareholders who receive shares of NBT common stock as a result of the merger will be governed by NBT’s charter and bylaws and by the DGCL. The rights of Evans’s shareholders currently are governed by Evans’s charter and bylaws and the applicable provisions of the NYBCL. The following discussion summarizes certain material differences between the rights of NBT stockholders and Evans shareholders.
This discussion does not purport to be a complete statement of the rights of stockholders of NBT or the rights of Evans shareholders and is qualified in its entirety by reference to the governing corporate documents of NBT and Evans and applicable law. See “Where You Can Find More Information” beginning on page 83.

	NBT	Evans
Authorized Capital Stock	NBT’s charter authorizes it to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share.	Evans’s charter authorizes it to issue up to 10,000,000 shares of common stock, par value $0.50 per share.
Directors	NBT’s bylaws provide for not less than five directors and not more than 25 directors. The number of directors on the NBT Board of Directors is currently fixed at 13.	Evans’s bylaws provide for not less than five directors and not more than 25 directors. The number of directors on the Evans Board of Directors is currently fixed at 12.
Director Classes	The NBT Board of Directors is not classified, and each director is elected to serve an annual term.	Evans’s bylaws provide that directors are divided into three classes, as nearly equal in number as possible, and are elected every three years, to serve a three-year term.
Removal of Directors	NBT’s bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.	Under the NYBCL, a director may be removed for cause by a vote of the shareholders.
Filling Board Vacancies
NBT’s bylaws provide that any vacancy caused by death, resignation, removal, disqualification, increase in the number of directors, or any other cause may be filled by the majority vote of the remaining directors then in office, though less than a quorum, at any regular meeting of the NBT Board of Directors.

Evans’s bylaws provide that vacancies will be filled by a majority vote of the remaining directors of the Board, even though less than a quorum. Increases in the Board of Directors between annual meetings of shareholders will be limited to not more than two members per year. Any director elected to fill a vacancy in the Board of Directors will become a member of the same class of directors in which the vacancy existed, but if the vacancy is due to an increase in the number of directors, then a majority of the directors will designate such directorship belonging to Class 1, Class 2 or Class 3 so as to maintain the three classes of directors as nearly equal in number as possible.

Nomination of Director Candidates by Shareholders
NBT’s bylaws provide that nominations of candidates for election as directors of must be made in writing and delivered to or received by the president of NBT at least 150 days prior to the one year anniversary date of the immediately

Evans’s bylaws provide that shareholder nominations for directors must be made in writing to the secretary of Evans not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual

	NBT	Evans

preceding annual meeting of stockholders in the case of an annual meeting and at least 60 days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for such special meeting, then a stockholder’s nomination will be timely if it is received at the principal executive offices of NBT within 10 days following the day on which public announcement of the date of such meeting is first made by NBT. The notification must contain the name and address of the proposed nominee, the principal occupation of the proposed nominee, the number of shares of NBT common stock that will be voted for the proposed nominee by the notifying stockholder, including shares to be voted by proxy, the name and residence of the notifying stockholder and the number of shares of common stock beneficially owned by the notifying stockholder. The NBT Board of Directors or a duly appointed committee thereof will consider the proposed nominee, using the criteria for board membership set forth in NBT’s bylaws and otherwise established by the NBT Board of Directors, to determine if the proposed nominee should be recommended to stand for election as a director. No person may serve as a director beyond the NBT annual meeting following the date upon which he or she shall have attained the age of 72 years.

Nominations not made in accordance with the provisions in NBT’s bylaws may be disregarded by the chairman at the meeting.

meeting of shareholders; provided, however, that if the date of the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director, (a) the name and address of such person, (b) the principal occupation of such person, (c) the name and residence address of the notifying shareholder; (d) the number of shares of capital stock of Evans which are beneficially owned by the notifying shareholder and such person, and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulations (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Nominations not made in compliance with the provisions of Evans’s bylaws may be disregarded by the presiding officer of the meeting and the vote tellers may disregard all votes cast for each such nominee.

Voting Rights
The DGCL provides that unless otherwise required by law or as set forth in the certificate of incorporation or bylaws of the corporation, (i) in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the applicable meeting and entitled to vote on the

Evans’s bylaws provide that (i) in all other matters other than the election of directors, a majority of the votes cast is required to approve the matter and (ii) directors shall be elected by a plurality of the votes cast.

Section 903 of the NYBCL provides that adoption of a plan of merger

	NBT	Evans

matter is required to approve the matter and (ii) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

NBT’s bylaws provide that at all meetings of stockholders for the election of directors if a quorum is present, directors shall be elected by a “majority of votes cast”, unless the election is contested, in which case directors shall be elected by a plurality of the votes cast. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.

Section 251(c) of the DGCL provides that adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.
requires approval of two-thirds of the votes of all outstanding shares entitled to vote on the proposal.
Limitation on Liability of Directors and Officers
The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting monetary damages for a director or officer to the corporation or its stockholders for any breach of fiduciary duty as a director or officer; provided that a corporation may not eliminate or limit liability for a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a director for unlawful dividends, stock purchases or redemptions, for any transaction from which the director or officer derived an improper personal benefit, or for an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

In accordance with the DGCL, NBT’s charter provides that no director will be liable to NBT or its stockholders for monetary damages for breach of

The NYBCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty as a director, provided that such provision will not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to the director establishes that their acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage they were not legally entitled to and (ii) for any act or omission prior to the adoption of a provision authorized by the NYBCL.

In accordance with the NYBCL, Evans’s charter provides that the personal liability to Evans or its shareholders of a person who is or was a director of Evans for monetary damages for breach of duty as a director shall be limited, unless such breach (i) was in bad faith or involved intentional misconduct or a knowing violation of law, (ii) resulted in

	NBT	Evans

fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to NBT or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, NBT’s charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of NBT shall be limited to the fullest extent permitted by the DGCL. NBT’s charter does not include any provision eliminating or limiting the liability of officers to NBT or its stockholders for monetary liability for breaches of fiduciary duty as an officer.
a personal gain in fact of a financial profit or other advantage the director was not legally entitled to, or (iii) violated Section 719 of the NYBCL.
Indemnification
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action or proceeding, the individual had no reasonable cause to

Under the NYBCL, a New York corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including any action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that the director, the director’s testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which the director reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in

NBT	Evans

believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

In respect of actions by or in the right of the corporation, a corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such

NBT’s bylaws provide that NBT shall, to the fullest extent authorized by the DGCL, indemnify any person made or threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, referred to as a proceeding, by reason of the fact that such person is or was a director or officer of NBT, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding.

criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Evans’s charter and bylaws provide that Evans shall, to the fullest extent permitted or required by the NYBCL, indemnify any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that the person is, or the person’s testator or intestate, is or was a director or officer of Evans, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. These rights shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

The NYBCL provides that the indemnification and advancement of expenses granted pursuant to, or provided by, the NYBCL will not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the bylaws or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to

	NBT	Evans

NBT shall pay all expenses (including attorneys’ fees) incurred by any person made or threatened to be made a party to or is otherwise involved in action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of NBT, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan incurred by such person in defending any such proceeding in advance of its final disposition, as long as the person undertakes to repay the expenses if the final judicial decision is that the person is not entitled to be indemnified.

In the case of indemnification pursuant to the provisions described above, NBT is not obligated to provide indemnification, payment or reimbursement of expenses to any director or officer in connection with a proceeding, other than a proceeding to enforce the indemnification rights described herein, initiated by that person against NBT unless the NBT Board of Directors authorized such proceeding.

In accordance with the DGCL, NBT may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NBT or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not NBT would have the power to indemnify such person against such liability.

indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

Evans’s bylaws provide that expenses incurred by a person entitled to indemnification under the bylaws in defending or appealing any such action or proceeding shall be paid by Evans in advance of the final disposition of such action or proceeding; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to Evans of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified.

In accordance with the NYBCL, Evans may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Evans against any expense, liability or loss of the general nature contemplated by the bylaws, whether or not Evans would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Notice of Shareholder Meetings
NBT’s bylaws provide that except as otherwise required by law, written notice of any stockholders’ meeting must be given not less than 10 nor more than 60 days before the meeting date to each stockholder of record entitled to vote at such meeting.

Evans’s bylaws provide that notice of a meeting of shareholders must be given electronically, personally, or by first class mail to each shareholder entitled to vote, not less than 10 or more than 60 days before the date of the meeting.

Calling a Special Meeting of Shareholders	NBT’s bylaws provide that a special meeting of stockholders may be called by the board of directors, by its Chairman, or, if there is none, by NBT’s President, or by the holders of not less	Evans’s bylaws provide that a special meeting of shareholders can be called at any time by the Chairman of the Evans Board of Directors, the Vice Chairman of the Evans Board of Directors,

	NBT	Evans
than one-half of all the shares entitled to vote at such meeting.
Evans’s President or by Evans’s Secretary not more than 60 days after receipt of a written request of the shareholders entitled to cast at least 25% of the vote to which all shareholders are entitled to cast.

Record Date
NBT’s bylaws provide that the board of directors may fix in advance a time, which shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders nor more than 60 days prior the date for the payment of any dividend, the making of any distribution to stockholders, or the exercise of certain other lawful rights as the record date.

Evans’s bylaws provide that the Board of Directors may fix any time whatsoever, but not less than 10 nor more than 60 days, prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date of the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

Dividends
Under the DGCL, the board of directors may declare and pay dividends out of either its surplus or net profits (if no surplus) for the year in which dividends are announced and/or the preceding fiscal year.

Under the NYBCL, the corporation may declare and pay dividends and may make distributions in cash or its bonds or its property, on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent, or would be contrary to any restrictions contained in the certificate of incorporation. Dividends may be declared or paid and other distributions may be made either (i) out of surplus, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital, or (ii) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Shareholder Action Without a Meeting
NBT’s bylaws provide that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, has been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or

Under the NYBCL, any action required or permitted to take any action by vote, may be taken without a meeting on written consent, signed by the holders of all outstanding shares entitled to vote thereon, or if the certificate of incorporation permits, signed by the holders of outstanding shares having not less than the minimum number of votes

	NBT	Evans
	take such action at a meeting at which all shares entitled to vote thereon were present and voted.	that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Stock Ownership Requirement for Directors	NBT’s bylaws provide that each director of NBT is required to hold $1,000 aggregate book value of NBT common stock.
Evans’s bylaws provide that every director must be a shareholder of Evans and must own in their own right a qualifying equity interest in Evans of not less than $50,000 aggregate market value, based on the average closing price of a share of Evans’s common stock for the 365 calendar days immediately preceding the measurement date (the “Trailing 365-Day Average Price”) during their term as director. Notwithstanding the foregoing, however, upon their first election or appointment to the Board of Directors, a new director shall hold, or shall obtain within 60 calendar days after such election or appointment, not less than $10,000 aggregate market value of Qualifying Shares, based on the Trailing 365-Day Average Price. A new director shall have a period of 5 years from the beginning of such director’s term of office to obtain said Qualifying Shares of not less than $50,000 aggregate market value. The value of a new director’s Qualifying Shares at the beginning of his or her term in office shall be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater.

LEGAL MATTERS
The validity of the shares of NBT common stock to be issued in the merger will be passed upon for NBT by Hogan Lovells US LLP. Hogan Lovells US LLP and Luse Gorman, PC will deliver opinions to NBT and Evans, respectively, as to certain federal income tax consequences of the merger. See “PROPOSAL 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52.
EXPERTS
The consolidated financial statements of NBT Bancorp Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Evans Bancorp, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, incorporated in this proxy statement/prospectus and registration statement by reference from the Evans Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
FUTURE SHAREHOLDER PROPOSALS
NBT 2025 Annual Stockholder Meeting and Stockholder Proposals
If the merger is completed, Evans shareholders will become stockholders of NBT. Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2025 annual meeting must be received at NBT’s executive offices no later than December 6, 2024 to be considered for inclusion in NBT’s 2025 proxy materials. In addition, any stockholder nominee to the board or proposal regarding any other matter to be acted upon at the 2025 annual meeting of stockholders (other than a stockholder proposal included in NBT’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must be submitted to NBT no later than January 17, 2025.
NBT’s bylaws generally provide that for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the President at least 150 days prior to the one year anniversary date of the immediately preceding annual meeting of stockholders.
In addition to satisfying the foregoing advance notice requirements under NBT’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than NBT’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 17, 2025.
Evans 2025 Annual Shareholder Meeting and Shareholder Proposals
Evans does not anticipate holding a 2025 annual meeting of Evans shareholders if the merger is completed in the first half of 2025. However, if the merger is not completed within the expected time frame, or at all, Evans may hold an annual meeting of its shareholders in 2025. Evans must receive proposals that shareholders seek to include in the proxy statement for Evans’s next annual meeting by November 25, 2024. If the 2025 annual meeting of Evans shareholders is held on a date that is more than 30 calendar days from May 7, 2025, a shareholder proposal must be received by a reasonable time before Evans begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.
Evans’s bylaws provide that for a shareholder to make nominations for the election of directors or make proposals for business to be brought before a meeting of shareholders, such shareholder’s notice must be delivered or mailed to and received by the secretary of Evans not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing advance notice requirements under Evans’s bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Evans’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 8, 2025.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are shareholders of Evans are expected to be “householding” the proxy materials. A single proxy statement/prospectus will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.
Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.
WHERE YOU CAN FIND MORE INFORMATION
NBT and Evans each file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available to the public at the SEC’s website at www.sec.gov.
NBT has filed a registration statement on Form S-4 to register with the SEC the shares of NBT common stock that Evans shareholders will receive in the merger. This proxy statement/prospectus is part of NBT’s registration statement on Form S-4 and is a prospectus of NBT and a proxy statement of Evans for its shareholder meeting.
The SEC permits NBT to “incorporate by reference” information into this proxy statement/prospectus. This means that NBT can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the NBT documents set forth below that have been previously filed with the SEC. These documents contain important information about NBT and its financial condition.

NBT SEC Filings (SEC File Number 000-14703)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2023, filed February 29, 2024

Proxy Statement on Schedule 14A	Filed April 5, 2024 (solely to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2023)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2024, filed May 9, 2024 and June 30, 2024, filed August 9, 2024

Current Reports on Form 8-K	Filed January 22, 2024, May 21, 2024, May 22, 2024 and September 9, 2024 (other than the portions of those documents not deemed to be filed)

Description of NBT common stock contained in NBT’s registration statement on Form 8-A/A and any amendment or report filed for the purpose of updating such description.	Filed May 25, 2000

This proxy statement/prospectus incorporates by reference the Evans documents set forth below that have been previously filed with the SEC. These documents contain important information about Evans and its financial condition.

Evans SEC Filings (SEC File Number 001-14854)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2023, filed March 4, 2024

Proxy Statement on Schedule 14A	Filed March 25, 2024 (solely to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2023)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2024, filed May 2, 2024 and June 30, 2024, filed August 8, 2024

Current Reports on Form 8-K	Filed February 14, 2024, May 8, 2024, May 9, 2024 and September 9, 2024 (other than the portions of those documents not deemed to be filed)

Description of Evans common stock contained in Evans’s registration statement on Form 10 and any amendment or report filed for the purpose of updating such description.	Filed April 30, 1990

In addition, NBT and Evans each also incorporates by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the Evans special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.
Documents incorporated by reference are available from NBT and Evans, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

NBT Bancorp Inc. 52 South Broad Street Norwich, New York 13815 (607) 337-2265 Attention: M. Randolph Sparks Corporate Secretary (607) 337-6141 www.nbtbancorp.com	Evans Bancorp, Inc. 6460 Main Street Williamsville, New York 14221 (716) 926-2000 Attention: Michelle A. Baumgarden Corporate Secretary (716) 926-2032 evansbancorp.q4ir.com

Neither NBT nor Evans has authorized anyone to give any information or make any representation about the merger or the Evans special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to NBT was provided by NBT, and the information contained in this proxy statement/prospectus with respect to Evans was provided by Evans. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 9, 2024

BY AND AMONG

NBT BANCORP INC.,

NBT BANK, NATIONAL ASSOCIATION,

EVANS BANCORP, INC.

AND

EVANS BANK, NATIONAL ASSOCIATION

A-i

A-ii

EXHIBITS
Exhibit A Form of Voting Agreement
Exhibit B Plan of Bank Merger

A-iii

TABLE OF DEFINITIONS

Page
Acquisition Proposal	A-47
Acquisition Transaction	A-47
Affiliate	A-48
Agreement	A-1
Bank Merger Effective Time	A-2
Bank Merger	A-1
Bank Regulator	A-48
BHC Act	A-7
BOLI	A-21
Business Day	A-48
Certificate	A-4
Close Year	A-18
Closing Date	A-3
Closing	A-3
Code	A-1
Community Reinvestment Act	A-11
Confidentiality Agreement	A-34
Continuing Employee	A-38
Derivative Transaction	A-48
DGCL	A-3
Effective Date	A-3
Effective Time	A-3
Environmental Law	A-48
ERISA	A-48
Evans 2023 Form 10-K	A-10
Evans 401(k) Plan	A-39
Evans Bank Board	A-48
Evans Bank Severance Plan	A-38
Evans Bank Stock	A-8
Evans Bank	A-1
Evans Benefit Plans	A-14
Evans Board	A-48
Evans Disclosure Schedule	A-48
Evans Employees	A-13
Evans Equity Plan	A-48
Evans ERISA Group	A-14
Evans Financial Statements	A-48
Evans Intellectual Property	A-49
Evans Loan Property	A-49
Evans Meeting	A-32
Evans Option	A-6
Evans Pension Plan	A-14
Evans Performance-Based RSUs	A-7
Evans Recommendation	A-33
Evans Representatives	A-35

Page
Evans Restricted Stock	A-6
Evans RSUs	A-49
Evans SEC Documents	A-10
Evans Stock	A-8
Evans Subsequent Determination	A-36
Evans Time-Based RSUs	A-7
Evans	A-1
Exchange Act	A-49
Exchange Agent	A-49
Exchange Ratio	A-4
FDIC	A-49
FHLBNY	A-49
Finance Laws	A-13
FRB	A-49
GAAP	A-49
Governmental Authority	A-49
Hazardous Substance	A-49
Indemnified Parties	A-37
Indemnifying Party	A-37
Informational Systems Conversion	A-40
Insurance Policies	A-21
Intellectual Property	A-49
IRS	A-49
Knowledge	A-49
Leases	A-20
Lien	A-49
Loans	A-19
Material Adverse Effect	A-49
Material Contract	A-13
Merger Consideration	A-4
Merger Registration Statement	A-33
Merger	A-1
NASDAQ	A-50
NBT 2023 Form 10-K	A-24
NBT 401(k) Plan	A-39
NBT Bank Board	A-50
NBT Bank	A-1
NBT Benefit Plans	A-26
NBT Board	A-50
NBT Disclosure Schedule	A-50
NBT Measurement Price	A-6
NBT Pension Plan	A-26
NBT SEC Documents	A-24
NBT Stock	A-50
NBT	A-1

A-iv

Page
New Board Member	A-2
Notice of Superior Proposal	A-36
Notice Period	A-36
NYBCL	A-3
OCC	A-50
OREO	A-19
Pandemic Measures	A-50
Pandemic	A-50
Per Share Consideration	A-50
Person	A-50
Premium Limit	A-38
Proceeding	A-37
Proxy Statement/Prospectus	A-51
Regulatory Approvals	A-23
Regulatory Order	A-11
REIT Subsidiary	A-18
REIT	A-18

Page
Rights	A-51
SEC	A-10
Securities Act	A-51
Single Employer Plan	A-14
Software	A-51
Subsidiary	A-51
Superior Proposal	A-51
Surviving Bank	A-1
Surviving Corporation	A-1
Tax Returns	A-51
Tax	A-51
Taxes	A-51
Transactions	A-1
Voting Agreement	A-1
WARN Act	A-51
Willful Breach	A-51

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 9, 2024, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, National Association, a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Evans Bancorp, Inc., a New York corporation (“Evans”), and Evans Bank, National Association, a federally-chartered national banking association and wholly-owned subsidiary of Evans (“Evans Bank”).
WITNESSETH
WHEREAS, the NBT Board and the Evans Board have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, in accordance with the terms of this Agreement, Evans will merge with and into NBT, with NBT surviving (the “Merger”), and immediately thereafter, Evans Bank will merge with and into NBT Bank, with NBT Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);
WHEREAS, as a material inducement to NBT to enter into this Agreement, each of the directors and certain executive officers of Evans set forth on Evans Disclosure Schedule 6.02(c) has entered into a voting agreement with NBT dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Evans Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;
WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section  368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

THE MERGER
Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Evans shall merge with and into NBT, and NBT shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, Evans Bank shall merge with and into NBT Bank, and NBT Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. As soon as practicable after the execution of this Agreement, NBT will cause NBT Bank to, and Evans will cause Evans Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of Evans Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.
Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section  368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section  368(a) of the Code. NBT and Evans each hereby agree to deliver a certificate substantially in compliance with IRS-published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).
Section 1.03 Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “NBT Bancorp Inc.” The name of the Surviving Bank shall be “NBT Bank, National Association.”
Section 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation; Articles of Association and Bylaws and the Surviving Bank. The certificate of incorporation and bylaws of the Surviving Corporation upon consummation of the Merger shall be the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT as in effect immediately prior to consummation of the Merger. The articles of association and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the Amended and Restated Articles of Association and Second Amended and Restated Bylaws of NBT Bank as in effect immediately prior to consummation of the Bank Merger.
Section 1.05 Directors and Officers of the Surviving Corporation and the Surviving Bank.
(a) At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, prior to the Effective Time, the Board of Directors of NBT shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Corporation immediately after the Effective Time to be increased by one (1) director, with such new director vacancy to be filled by David J. Nasca (or, in the event of his unavailability, such other person as mutually agreed upon by Evans and NBT), subject to NBT’s customary background screening and evaluation procedures for potential directors (the “New Board Member”), provided that if the Effective Time occurs between the date of NBT’s 2025 annual meeting proxy statement and the date of NBT’s 2025 annual meeting of stockholders, then the board of directors of the Surviving Corporation shall be increased and the New Board Member shall be appointed effective immediately following the NBT 2025 annual meeting of stockholders. The NBT Board shall appoint the New Board Member to the board of directors of the Surviving Corporation in accordance with applicable laws and regulations and NBT’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws for a term to expire at the next annual meeting of the stockholders of NBT. If the New Board Member is appointed at any time other than immediately following the NBT 2025 annual meeting of stockholders, the NBT Board shall nominate and recommend to NBT’s stockholders the New Board Member for election for a one-year term at NBT’s first annual stockholder meeting following the appointment of the New Board Member. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Surviving Corporation.
(b) At the effective time of the Bank Merger (the “Bank Merger Effective Time”), the board of directors of the Surviving Bank immediately prior to the Bank Merger Effective Time shall continue to be the directors of the Surviving Bank, provided that, prior to the Effective Time, the Board of Directors of NBT Bank shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Effective Time to be increased by one (1) director, with such new director vacancy to be filled by the New Board Member, except that if the Effective Time occurs between the date of NBT’s 2025 annual meeting proxy statement and the date of NBT’s 2025 annual meeting of stockholders, then NBT Bank shall take such actions effective immediately following its 2025 annual meeting of stockholders. The NBT Bank Board shall appoint the New Board Member to the board of directors of the Surviving Bank in accordance with applicable laws and regulations and NBT Bank’s Amended and Restated Articles of Association and Second Amended and Restated Bylaws for a term to expire at the next annual meeting of the shareholders of the Surviving Bank. If the New Board Member is appointed at any time other than immediately following the NBT 2025 annual meeting of stockholders, the NBT Bank Board shall nominate and recommend to NBT Bank’s sole shareholder, NBT, the New Board Member for appointment, and NBT shall elect the New Board Member for a one-year term at the Surviving Bank’s first annual shareholder meeting following the appointment of the New Board Member. Each of the directors of the Surviving Bank immediately after the Bank Merger Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Amended and Restated Articles of Association and Second Amended and Restated Bylaws of the Surviving Bank.

(c) At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Surviving Corporation in office immediately prior to the Effective Time. At the Bank Merger Effective Time, the officers of the Surviving Bank shall consist of the officers of the Surviving Bank in office immediately prior to the Bank Merger Effective Time.
Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation Law (the “NYBCL”) and the regulations respectively promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Evans shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Evans shall be vested in and assumed by NBT.
Section 1.07 Effective Date and Effective Time; Closing.
(a) Subject to the terms and conditions of this Agreement, NBT will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, NBT and Evans shall file articles of merger with (i) the Delaware Department of State in accordance with the DGCL and (ii) the New York State Department of State in accordance with the NYBCL. The effective date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.
(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to NBT and Evans the certificates and other documents required to be delivered under Article VI hereof.
Section 1.08 Alternative Structure. NBT may, at any time prior to the Effective Time, change the method of effecting the combination of NBT and Evans, and NBT Bank and Evans Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be reasonably necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Evans’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of NBT or Evans pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event NBT makes such a change, Evans agrees to execute an appropriate amendment to this Agreement in order to reflect such change.
Section 1.09 Additional Actions. If, at any time after the Effective Time, NBT shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in NBT its right, title or interest in, to or under any of the rights, properties or assets of Evans or Evans Bank, or (ii) otherwise carry out the purposes of this Agreement, Evans, Evans Bank and their respective officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NBT or NBT Bank its right, title or interest in, to or under any of the rights, properties or assets of Evans or Evans Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of NBT or NBT Bank are authorized in the name of Evans or Evans Bank or otherwise to take any and all such action.
Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that neither NBT or NBT Bank, by reason of this Agreement or the Plan of Bank Merger, shall (until consummation of the transactions contemplated herein) control, directly or indirectly, Evans or Evans Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Evans or Evans Bank.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01 Merger Consideration.
(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
(i) Each share of NBT Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(ii) Each share of Evans Stock issued and outstanding immediately prior to the Effective Time (other than shares of Evans Stock to be cancelled pursuant to Section 2.01(b)) shall become and be converted into the right to receive 0.91 (the “Exchange Ratio”) shares of NBT Stock (the “Merger Consideration”).
(b) At the Effective Time, all shares of Evans Stock that are owned by Evans as treasury stock and all shares of Evans Stock that are owned directly or indirectly by NBT or Evans, including any shares of Evans Stock held by NBT or Evans or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by NBT or Evans, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of NBT Stock that are owned by Evans shall become treasury stock of NBT.
Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Evans Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of Evans Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Evans Stock) shall thereafter represent only the right to receive for each such share of Evans Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of NBT Stock in accordance with Section 2.03(f). At the Effective Time, holders of Evans Stock shall cease to be, and shall have no rights as, shareholders of Evans other than the right to receive the Merger Consideration and cash in lieu of fractional shares of NBT Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Evans of shares of Evans Stock.
Section 2.03 Exchange Procedures.
(a) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.03(c) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder, such amounts as the Exchange Agent determines are necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve (12) month anniversary of the Effective Time, NBT) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to any holder of Evans Stock such amounts as the Exchange Agent or NBT, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or NBT, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Evans Stock in respect of whom such deduction and withholding was made by the Exchange Agent or NBT, as the case may be.
(b) At least one (1) business day prior to the Effective Time, NBT shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Evans Stock pursuant to this Article II (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Evans Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, NBT shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Evans Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to NBT. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II or who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to NBT, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Evans Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NBT and the Exchange Agent shall be entitled to rely upon the stock transfer books of Evans to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(c) Promptly after the Effective Time, NBT shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Evans Stock a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal in a form reasonably satisfactory to NBT and Evans containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of such Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of NBT, a statement reflecting shares issued in book-entry form, representing the number of whole shares of NBT Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) any cash in lieu of fractional shares pursuant to Section 2.03(f) and (B) any dividends or other distributions that such holder is entitled pursuant to Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.
(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NBT or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, NBT shall cause the Exchange Agent to issue the Merger Consideration deliverable to such Person, and any cash, unpaid dividends or other distributions that would be payable or deliverable to such Person, in respect of the shares of Evans Stock represented by such lost, stolen or destroyed Certificate.
(e) No dividends or other distributions with respect to NBT Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NBT Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of NBT Stock shall be paid by NBT to the Exchange Agent, in each case until the surrender of such Certificate in accordance with this Section 2.03. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the whole shares of NBT Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NBT Stock and the amount of any cash payable in lieu of a fractional share of NBT Stock to which such holder is entitled pursuant to subsection (f), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NBT Stock. NBT shall make available to the Exchange Agent cash for these purposes, if necessary.
(f) Notwithstanding any other provision hereof, no fractional shares of NBT Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by NBT shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of NBT. In lieu of any such fractional shares, NBT shall pay to each holder of a fractional share of NBT Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of NBT Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “NBT Measurement Price”).
(g) NBT, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the issuance and delivery of shares of NBT Stock into which shares of Evans Stock are converted in the Merger and (B) the method of payment of cash in lieu of fractional shares of NBT Stock.
Section 2.04 Anti-Dilution Provisions. In the event NBT or Evans changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NBT Stock or Evans Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding NBT Stock or Evans Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to NBT Stock if (a) NBT issues additional shares of NBT Stock and receives consideration for such shares in a bona fide third party transaction, (b) NBT issues additional shares of NBT Stock under the NBT Bancorp Inc. 2024 Omnibus Incentive Plan, or (c) NBT issues employee, director or other key service provider stock grants or similar equity awards or shares of NBT Stock upon the exercise or settlement thereof.
Section 2.05 Reservation of Shares. Effective upon the date of this Agreement, NBT shall reserve for issuance a sufficient number of shares of NBT Stock for the purpose of issuing shares of NBT Stock to Evans shareholders in accordance with this Article II.
Section 2.06 Listing of Additional Shares Prior to the Effective Time, NBT shall notify NASDAQ of the additional shares of NBT Stock to be issued by NBT in exchange for the shares of Evans Stock.
Section 2.07 Treatment of Equity Awards.
(a) Treatment of Stock Options. At the Effective Time, each option to purchase a share of Evans Stock (“Evans Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall, without any required action on the part of the holder thereof, be cancelled and automatically converted into the right to receive a lump sum cash payment, payable within ten days following the Effective Time, from Evans or Evans Bank, as applicable, equal to (i) the number of shares of Evans Stock subject to such Evans Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Consideration exceeds the per share exercise price of such Evans Option, less applicable taxes and other withholdings and without interest. For the avoidance of doubt, if the per share exercise price for an Evans Option is equal to or in excess of the Per Share Consideration, such Evans Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, NBT shall not assume any Evans Options.
(b) Treatment of Restricted Stock Awards. Immediately prior to the Effective Time, any vesting or other forfeiture restrictions on each share of Evans Stock subject to a substantial risk of forfeiture (“Evans Restricted Stock”) outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration within five (5) business days after the Effective Time, less applicable Taxes required to be withheld, if any, with respect to such vesting, and shall be treated as an issued and outstanding share of Evans Stock for the purposes of this Agreement. For the avoidance of doubt, NBT shall not assume any Evans Restricted Stock.
(c) Treatment of Performance-Based Restricted Stock Units. Immediately prior to the Effective Time, each award of performance-based restricted stock units with respect to Evans Stock (“Evans Performance-Based RSUs”) outstanding as of immediately prior to the Effective Time (i) shall become vested as to the number of shares of Evans Stock subject to such Evans Performance-Based RSU award that would vest based on the greater of target level achievement of all performance goals (without application of any modifier) or actual level of achievement of all relevant performance goals(rounded to the nearest whole share), and (ii) shall be converted into, and become exchanged for the Merger Consideration within five (5) business days after the Effective Time, less applicable Taxes required to be withheld, if any, with respect to such vesting. For the avoidance of doubt, NBT shall not assume any Evans Performance-Based RSUs.
(d) Treatment of Time-Based Restricted Stock Units. Immediately prior to the Effective Time, each award of time-based restricted stock units with respect to Evans Stock (“Evans Time-Based RSUs”) outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration within five (5) business days after the Effective Time, less applicable Taxes required to be withheld, if any, with respect to such vesting, and shall be treated as an issued and outstanding share of Evans Stock for the purposes of this Agreement. For the avoidance of doubt, NBT shall not assume any Evans Time-Based RSUs.
(e) Prior to the Effective Time, Evans shall take all actions that may be necessary or required (under any Evans Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.07, (ii) to terminate each Evans Equity Plan as of the Effective Time without any further obligation or liability, and (iii) to ensure that, from and after the Effective Time, holders of Evans Options, Evans Restricted Stock, and Evans RSUs shall have no rights with respect to thereto other than those rights specifically provided in this Section 2.07, if any.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EVANS AND EVANS BANK
As a material inducement to NBT to enter into this Agreement and to consummate the transactions contemplated hereby, Evans and Evans Bank hereby make to NBT and NBT Bank the representations and warranties contained in this Article III, provided, however, that neither Evans nor Evans Bank shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.13(a), 3.15, and 3.27 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.
Section 3.01 Making of Representations and Warranties. Except as set forth in the Evans Disclosure Schedule or the Evans SEC Documents, and subject to the preceding introductory paragraph of this Article III, each of Evans and Evans Bank hereby represents and warrants to NBT and NBT Bank that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.
Section 3.02 Organization, Standing and Authority of Evans. Evans is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

Evans is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Evans. The Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.
Section 3.03 Organization, Standing and Authority of Evans Bank. Evans Bank is a federally-chartered national bank duly organized, validly existing and in good standing under the laws of the United States. Evans Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Evans Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Evans, threatened. Evans Bank’s primary federal bank regulator is the OCC. Evans Bank is a member in good standing of the FHLBNY and, as of June 30, 2024, owns the requisite amount of stock of the FHLBNY as set forth on Evans Disclosure Schedule 3.03. The Articles of Association, as amended, and By-Laws of Evans Bank, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.
Section 3.04 Evans and Evans Bank Capital Stock.
(a) The authorized capital stock of Evans consists solely of 10,000,000 shares of common stock, par value $0.50 per share, of which 5,609,507 shares (including Evans Restricted Stock) are issued and 5,526,670 shares are outstanding as of the date hereof (“Evans Stock”). As of the date hereof, there are 82,837 shares of Evans Stock held in treasury by Evans. The outstanding shares of Evans Stock have been, and all shares of Evans Stock reserved for issuance in connection with Evans Options and Evans RSUs will be, when issued in accordance with their respective terms, duly authorized and validly issued, and are fully paid, and non-assessable. Except for the Evans Options listed on Evans Disclosure Schedule 3.04(c)(i) and the Evans RSUs listed on Evans Disclosure Schedule 3.04(c)(iii), Evans does not have any Rights issued or outstanding with respect to Evans Stock and Evans does not have any commitment to authorize, issue or sell any Evans Stock or Rights.
(b) The authorized capital stock of Evans Bank consists solely of 193,280 shares of common stock, par value $2.50 per share, of which 193,280 shares are outstanding as of the date hereof (“Evans Bank Stock”). The outstanding shares of Evans Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by Evans free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. Evans Bank does not have any Rights issued or outstanding with respect to Evans Bank Stock and Evans Bank does not have any commitment to authorize, issue or sell any Evans Bank Stock or Rights.
(c) Evans Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Evans Option, (i) the name of the holder of such Evans Option, (ii) whether the holder is a current or former employee, director or other individual service provider of Evans or any of its Subsidiaries, (iii) the number of shares of Evans Stock covered by such Evans Option, (iv) the exercise price per share with respect to such Evans Option, (v) the date of grant of such Evans Option, (vi) the date of expiration of such Evans Option, (vii) the vesting schedule applicable to such Evans Option, including whether such Evans Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such Evans Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable Evans Equity Plan under which such Evans Option was granted. Upon issuance in accordance with the terms of the applicable Evans Equity Plan and award agreements, the shares of Evans Stock issued pursuant to the Evans Options have been and shall be issued in compliance with all applicable laws. Evans Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of Evans Restricted Stock, (i) the name of the holder of such Evans Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of Evans or any of its Subsidiaries, (iii) the number of shares of Evans Stock covered by such Evans Restricted Stock award, (iv) the date of grant of such Evans Restricted Stock award, (v) the vesting schedule applicable to such Evans Restricted Stock, including whether such Evans Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, and (vi) the applicable Evans Equity Plan under which such Evans Restricted Stock was granted. Evans Disclosure Schedule 3.04(c)(iii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Evans RSU, (i) the name of the holder of such Evans RSU, (ii) whether the holder is a current or former employee, director or other individual service provider of Evans or any of its Subsidiaries, (iii) the number of shares of Evans Stock covered by such Evans RSU award, (iv) the date of grant of such Evans RSU award, (v) the vesting schedule applicable to such Evans RSU, including whether such Evans RSU is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (vi) the applicable Evans Equity Plan under which such Evans RSU was granted, and (vii) whether such Evans RSU is subject to Section 409A of the Code.
Section 3.05 Subsidiaries. Except as set forth on Evans Disclosure Schedule 3.05, Evans does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Evans Disclosure Schedule 3.05, Evans does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Evans has not been conducted through any other direct or indirect Subsidiary or Affiliate of Evans. No such equity investment identified in Evans Disclosure Schedule 3.05 is prohibited by applicable federal or state laws and regulations.
Section 3.06 Corporate Power; Minute Books. Each of Evans and Evans Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Evans and Evans Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Evans’s shareholders of this Agreement. To the extent that either Evans or Evans Bank exercises trust powers or acts as a fiduciary, it holds all required approvals of the OCC. The minute books of Evans contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Evans and the Evans Board (including committees of the Evans Board). The minute books of Evans Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Evans Bank and the Evans Bank Board (including committees of the Evans Bank Board).
Section 3.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of Evans, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Evans, the Evans Board, Evans Bank and the Evans Bank Board on or prior to the date hereof. The Evans Board has directed that this Agreement be submitted to Evans’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Evans Stock entitled to vote thereon, no other vote of the shareholders of Evans is required by law, the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans or otherwise to approve this Agreement and the transactions contemplated hereby. Evans and Evans Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by NBT and NBT Bank, this Agreement is a valid and legally binding obligation of Evans and Evans Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 3.08 Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Evans or any of its Subsidiaries in connection with the execution, delivery or performance by Evans or Evans Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08(b), and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Evans Stock. As of the date hereof, Evans has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.
(b) Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Evans and Evans Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Evans or any of its Subsidiaries, or any of its properties or assets, or (iii) except as set forth in Evans Disclosure Schedule 3.08(b), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Evans or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Evans or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches, defaults or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Evans or Evans Bank.
Section 3.09 Financial Statements; SEC Documents.
(a) Evans has previously made available to NBT copies of the Evans Financial Statements. The Evans Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Evans and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Evans have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned or been dismissed as independent public accountants of Evans as a result of or in connection with any disagreements with Evans on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Evans’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2023 (the “Evans 2023 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Evans or any of its Subsidiaries subsequent to January 1, 2024, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Evans SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the Evans SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Evans and its Subsidiaries contained in the Evans 2023 Form 10-K and, except for liabilities reflected in Evans SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2023, neither Evans nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
(c) Evans and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NYSE. Evans (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Evans Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Evans’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Evans’s internal control over financial reporting.

Section 3.10 Absence of Certain Changes or Events.
(a) Since December 31, 2023, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Evans.
(b) Except as set forth in Evans Disclosure Schedule 3.10(b), since December 31, 2023, each of Evans and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).
(c) Except as set forth in Evans Disclosure Schedule 3.10(c), since December 31, 2023, none of Evans or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice (A), increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former employee, director or other individual service provider from the amount thereof in effect as of December 31, 2023, (B) except as disclosed in the Evans SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, or (C) except in the ordinary course of business consistent with past practice, granted any Evans Options, Evans Restricted Stock or Evans RSUs, (ii) except as disclosed in the Evans SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Evans’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Evans’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Evans’s capital stock, (iv) except as disclosed in the Evans SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of Evans affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Evans or any settlement or compromise of any income tax liability by Evans, (vi) made any material change in Evans’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
Section 3.11 Regulatory Matters.
(a) Each of Evans and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2022 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Evans, and except as set forth in Evans Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Evans, investigation into the business or operations of Evans or any of its Subsidiaries, since January 1, 2022. There is no unresolved violation or matter requiring attention issued by any Governmental Authority in connection with any report or statement relating to any examinations of Evans Bank, except as set forth in Evans Disclosure Schedule 3.11. Each of Evans and Evans Bank is “well-capitalized” as defined in applicable laws and regulations, and Evans Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.
(b) Other than as set forth in Evans Disclosure Schedule 3.11, since January 1, 2022, Evans has timely filed with the SEC and NYSE all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.
(c) Neither Evans, Evans Bank, nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities institutions or engaged in the insurance of deposits (including, without limitation, the OCC and the FRB) or the supervision or regulation of it. Neither Evans nor Evans Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.11 is subject to the limitations of Section 8.10(b) hereof.
Section 3.12 Legal Proceedings; Regulatory Action.
(a) Other than as set forth in Evans Disclosure Schedule 3.12, (i) there are no pending or, to Evans’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions against, or governmental or regulatory investigations of, Evans or any of its Subsidiaries and (ii) to Evans’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.
(b) Neither Evans nor Evans Bank is a party to any, nor are there any pending or, to Evans’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against Evans or Evans Bank in which, to the Knowledge of Evans, there is a reasonable probability of any material recovery against or a Material Adverse Effect on Evans or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c) There is no injunction, order, judgment or decree imposed upon Evans or any of its Subsidiaries, or their respective assets, and no such action has been threatened against Evans or any of its Subsidiaries.
(d) None of Evans or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.
(e) Neither Evans nor Evans Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
(f) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.12 is subject to the limitations of Section 8.10(b) hereof.
Section 3.13 Compliance with Laws.
(a) Each of Evans and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination.
(b) Each of Evans and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Evans or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Evans’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth in Evans Disclosure Schedule 3.13(c), none of Evans or any Subsidiary has received, since January 1, 2022, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Evans’s Knowledge, do any grounds for any of the foregoing exist).
(d) Since January 1, 2022, Evans has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (collectively, “Finance Laws”), and with all applicable origination, servicing and collection practices, as established by Evans or Evans Bank, with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of Evans, threatened charge by any Governmental Authority that Evans has violated, nor any pending or, to Evans’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.13 is subject to the limitations of Section 8.10(b) hereof.
Section 3.14 Material Contracts; Defaults.
(a) Other than as set forth in Evans Disclosure Schedule 3.14 or as filed with the Evans SEC Documents, none of Evans or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of Evans or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Evans or any of its Subsidiaries to indemnification from Evans or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from Evans or any of its Subsidiaries to any current or former employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (v) is material to the financial condition, results of operations or business of Evans or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by Evans. Evans has previously delivered or made available to NBT true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on Evans Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”
(b) To its Knowledge, neither Evans nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Evans or any of its Subsidiaries is currently outstanding.
Section 3.15 Brokers. Neither Evans nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Evans has engaged, and will pay a fee or commission to, Piper Sandler & Co. A true, complete and correct copy of the engagement letter with Piper Sandler & Co. has been provided to NBT.
Section 3.16 Employee Benefit Plans.
(a) All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by Evans, Evans Bank, or any of their Subsidiaries, or with respect to which Evans, Evans Bank or any of their Subsidiaries has any liability, whether actual or contingent, covering current or former employees of Evans, Evans Bank, or any of their Subsidiaries (collectively, the “Evans Employees”), current or former directors of Evans, Evans Bank or any of their Subsidiaries, any other current or former individual service providers of Evans, Evans Bank, or any of their Subsidiaries, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based compensation, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “Evans Benefit Plans”), are identified in Evans Disclosure Schedule 3.16(a). Evans or Evans Bank has delivered or made available to NBT a copy of each Evans Benefit Plan (or a written description of the material provisions of each unwritten Evans Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such Evans Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.
(b) Each Evans Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each Evans Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Evans Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of Evans, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such Evans Pension Plan under Section 401(a) of the Code. There is no pending or, to Evans’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the Evans Benefit Plans (other than routine claims for benefits in the normal course). Neither Evans, Evans Bank nor any of their Subsidiaries has engaged in any transaction with respect to any Evans Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Evans, Evans Bank or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No Evans Pension Plan which is a defined benefit plan subject to minimum funding requirements (each a “Single Employer Plan”) has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than eighty percent (80%). No Single Employer Plan has had any action initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan nor has any “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.
(c) Except as set forth on Evans Disclosure Schedule 3.16(c), neither Evans, Evans Bank, any of their Subsidiaries nor any entity which is considered to be one employer with Evans, Evans Bank or any of their Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (collectively, the “Evans ERISA Group”) maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. The Evans ERISA Group has not (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local law relating to any Evans Benefit Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (iv) incurred taxes under Section 4971 of the Code with respect to any Evans Benefit Plan. None of the Evans Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(d) All contributions, payments, premiums and other obligations required to be made under the terms of any Evans Benefit Plan or an agreement with any Evans Employee have been timely made or have been accurately reflected on the financial statements of Evans. All such contributions and premiums have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any governmental entity, and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance.
(e) Other than as identified in Evans Disclosure Schedule 3.16(e), neither Evans, Evans Bank nor any of their Subsidiaries has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. Evans or Evans Bank may amend or terminate any Evans Benefit Plan identified in Evans Disclosure Schedule 3.16(e) at any time without incurring any liability thereunder.
(f) Other than as set forth in Evans Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Evans Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Evans Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Evans Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Evans or Evans Bank, or after the consummation of the transactions contemplated hereby, NBT, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the Evans Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.
(g) Other than as set forth in Evans Disclosure Schedule 3.16(g), neither Evans nor Evans Bank has any obligation to compensate any current or former employee, officer, director or other service provider of Evans, Evans Bank or any of their Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code. Evans Disclosure Schedule 3.16(g) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Evans or Evans Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Evans Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.
(h) Evans, Evans Bank, each of their Subsidiaries and each Evans Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.
(i) Each Evans Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither Evans, Evans Bank nor any of their Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of Evans, Evans Bank or any of their Subsidiaries for any Taxes incurred by such individual pursuant to Section 409A of the Code.
Section 3.17 Labor Matters.
(a) None of Evans or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Evans or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Evans or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Evans’s Knowledge, threatened, nor is Evans or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(b) Evans and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.
(c) Evans and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. Evans and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the Evans Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.
(d) During the preceding three (3) years, (i) neither Evans nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with Evans or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Evans nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.
Section 3.18 Environmental Matters.
(a) Except as set forth in Evans Disclosure Schedule 3.18, each property owned, leased or operated by Evans and its Subsidiaries, to Evans’s Knowledge, are, and have been, in material compliance with all Environmental Laws. Neither Evans nor any of its Subsidiaries has Knowledge of, nor has Evans or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Evans or Evans Bank with all Environmental Laws.
(b) Evans and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.
(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to Evans’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that Evans or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.
(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to Evans’s Knowledge, threatened against Evans or Evans Bank relating in any way to any Environmental Law. None of Evans or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of Evans or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or Evans Loan Properties nor has Evans or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or Evans Loan Properties.
Section 3.19 Tax Matters.
(a) Evans and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Evans and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Evans or such Subsidiary is contesting in good faith. Except as set forth in Evans Disclosure Schedule 3.19, none of Evans or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Evans nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where Evans or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Evans or any Subsidiary.
(b) Each of Evans and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements.
(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Evans are pending with respect to Evans or any of its Subsidiaries. None of Evans or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Evans or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii)  notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Evans or any of its Subsidiaries.
(d) Evans has provided NBT with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Evans and its Subsidiaries for taxable periods ended December 31, 2022, 2021 and 2020. Evans has delivered to NBT correct and complete copies of all statements of deficiencies assessed against or agreed to by Evans or any of its Subsidiaries filed for the years ended December 31, 2023, 2022, 2021 and 2020. Each of Evans and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices Evans or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.
(e) None of Evans or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f) None of Evans or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Evans and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax withing the meaning of Code Section 6662. Except as set forth in Evans Disclosure Schedule 3.19(f), none of Evans or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of Evans or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Evans or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(g) The unpaid Taxes of Evans and its Subsidiaries (i) did not, as of the end of the most recent period covered by Evans’s or any of its Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Evans’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Evans and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by Evans’s or its Subsidiaries’ call reports filed prior to the date hereof, none of Evans or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(h) Neither of Evans nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i) None of Evans or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j) None of Evans or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Evans has not been notified of, or to Evans’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).
(k) None of Evans or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.
(l) None of Evans or any of its Subsidiaries has, or to Evans’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(m) Except as set forth on Evans Disclosure Schedule 3.19(m), none of Evans or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.
(n) (i) Commencing with its initial taxable year commencing January 1, 2002, Evans National Holding Corp. (the “REIT Subsidiary”) has been organized, owned and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code (a “REIT”), (ii) the current and proposed method of operation for the REIT Subsidiary will enable the REIT Subsidiary to meet the requirements for qualification and taxation as a REIT under the Code through the Closing, and (iii) the REIT Subsidiary has not received written notice of any challenge by the IRS or any other Governmental Authority regarding the REIT Subsidiary’s qualification to be taxed as a REIT (determined, for the purpose of each of clauses (i) and (ii), (1) as if the REIT Subsidiary’s taxable year in which the Closing occurs (the “Close Year”) ended upon the Closing on the Closing Date, (2) without regard to compliance by the REIT Subsidiary with the distribution requirement described in Section 857(a)(1) of the Code for the period from the first date of the Close Year through and including the Closing Date, and (3) without regard to NBT’s purchase of the REIT Subsidiary at the Closing or any action or inaction taken by the REIT Subsidiary, NBT or their Affiliates after the Closing).  Evans has not taken, or failed to take, any action that would reasonably be expected to result in the REIT Subsidiary’s failure to qualify as a REIT.
(o) The REIT Subsidiary is managed by one or more trustees or directors, within the meaning of Section 856(a)(1) of the Code.
(p) All equity interests in the REIT Subsidiary are transferable within the meaning of Section 856(a)(2) of the Code.
(q) The REIT Subsidiary is not a financial institution or insurance company within the meaning of Section 856(a)(4) of the Code.
(r) The REIT Subsidiary is not a successor to any entity that is subject to the restriction in Section 856(g) of the Code.
(s) Commencing with the REIT Subsidiary’s second taxable year, the REIT Subsidiary has at all times had more than 100 shareholders within the meaning of Section 856(a)(5) of the Code.

(t) The REIT Subsidiary does not have any current or accumulated earnings and profits attributable to any “non-REIT year” within the meaning of Section 857 of the Code.
(u) The REIT Subsidiary does not directly or indirectly hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder), nor has it disposed of any such asset during its current taxable year.
(v) The REIT Subsidiary has not (i) incurred any material liability for Taxes under Sections 856(c)(7), 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7 or (ii)  engaged in any transaction that would constitute a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code.
Section 3.20 Investment Securities. Evans Disclosure Schedule 3.20 sets forth the book and market value, as of June 30, 2024, of the investment securities, mortgage-backed securities and securities held for sale of Evans and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of Evans and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Evans or any Subsidiary.
Section 3.21 Derivative Transactions. All Derivative Transactions entered into by Evans or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Evans and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Evans and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Evans, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Evans and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.
Section 3.22 Loans; Nonperforming and Classified Assets.
(a) Except as set forth in Evans Disclosure Schedule 3.22(a), as of June 30, 2024, none of Evans or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2024, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Evans or any of its Subsidiaries, or to the Knowledge of Evans, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Evans Disclosure Schedule 3.22(a) identifies (x) each Loan that as of June 30, 2024 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Evans or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Evans that as of June 30, 2024 was classified as other real estate owned (“OREO”) and the book value thereof.
(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to the Knowledge of Evans, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and Evans’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct in all material respects.
(d) Except as set forth in Evans Disclosure Schedule 3.22(d), none of Evans or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Evans or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Evans or any of its Subsidiaries.
Section 3.23 Tangible Properties and Assets.
(a) Evans Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by Evans or any of its Subsidiaries. Except as set forth in Evans Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Evans or the relevant Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the Evans Financial Statements.
(b) Evans Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Evans or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither Evans nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to Evans’s Knowledge, no condition exists that would constitute a termination event or a material breach by Evans or any of its Subsidiaries of, or material default by Evans or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Evans’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Evans Disclosure Schedule 3.23(b), there is no pending or, to Evans’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Evans or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of Evans and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.
Section 3.24 Intellectual Property. Evans Disclosure Schedule 3.24 sets forth a true, complete and correct list of all Evans Intellectual Property owned or purported to be owned by Evans. Evans owns or has a valid license to use all Evans Intellectual Property necessary to the conduct of the business of Evans, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Evans Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Evans and its Subsidiaries as currently conducted. Evans Intellectual Property owned by Evans or any of its Subsidiaries, and to the Knowledge of Evans, all other Evans Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of Evans or any of its Subsidiaries has received notice challenging the validity or enforceability of Evans Intellectual Property. To the Knowledge of Evans, the conduct of the business of Evans and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Evans or any of its Subsidiaries to own or use any of the Evans Intellectual Property.
Section 3.25 Fiduciary Accounts. Except as set forth in Evans Disclosure Schedule 3.25, since January 1, 2022, each of Evans and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Evans nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
Section 3.26 Insurance.
(a) Evans Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Evans or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder. Each of Evans and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of Evans reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of Evans or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.
(b) Evans Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank-owned life insurance (“BOLI”) owned by Evans or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI is fairly and accurately reflected in the Evans Financial Statements in accordance with GAAP.
Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 3.28 Fairness Opinion. The Evans Board has received the written opinion of Piper Sandler & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Evans Stock from a financial point of view.
Section 3.29 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the date of the meeting of the shareholders of Evans to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to NBT and its Subsidiaries included in the Proxy Statement/Prospectus.
Section 3.30 CRA, Anti-money Laundering and Customer Information Security. Neither Evans nor Evans Bank is a party to any agreement with any individual or group regarding CRA matters and, except as set forth in Evans Disclosure Schedule 3.30, neither Evans nor Evans Bank has any Knowledge of, nor has Evans or Evans Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause Evans or Evans Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Evans pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the Evans Board has adopted, and Evans has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.
Section 3.31 Transactions with Affiliates. Except as set forth on Evans Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by Evans or any of its Subsidiaries to, and neither Evans nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Evans Stock, director, employee or Affiliate of Evans or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Evans or any of its Subsidiaries or other than in the ordinary course of Evans Bank’s business. All transactions, agreements and relationships between Evans and any Subsidiary and any Affiliates, shareholders, directors or officers of Evans and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NBT AND NBT BANK
As a material inducement to Evans to enter into this Agreement and to consummate the transactions contemplated hereby, NBT and NBT Bank hereby make to Evans and Evans Bank the representations and warranties contained in this Article IV, provided, however, that NBT shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13(a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.
Section 4.01 Making of Representations and Warranties. Except as set forth in the NBT Disclosure Schedule and the NBT SEC Documents, and subject to the preceding introductory paragraph of this Article IV, NBT hereby represents and warrants to Evans that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.
Section 4.02 Organization, Standing and Authority of NBT. NBT is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a financial holding company under the BHC Act.  NBT is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT.  The Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT, copies of which have been made available to Evans, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.03 Organization, Standing and Authority of NBT Bank. NBT Bank is a federally-chartered national bank duly organized, validly existing and in good standing under the laws of the United States.  NBT Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by NBT Bank when due. NBT Bank’s primary federal bank regulator is the OCC. NBT Bank is a member in good standing of the FHLBNY and, as of June 30, 2024, owns the requisite amount of stock of the FHLBNY as set forth on NBT Disclosure Schedule 4.03.  The Amended and Restated Articles of Association and Second Amended and Restated Bylaws of NBT Bank, copies of which have been made available to Evans, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.04 NBT Capital Stock. The authorized capital stock of NBT consists of 100,000,000 shares of NBT Stock, of which 53,974,492 shares are issued and 47,172,584 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, 6,801,908 shares of NBT Stock are held in treasury by NBT. The outstanding shares of NBT Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the NBT Stock to be issued pursuant to this Agreement and outstanding equity awards issued under any NBT Benefit Plan, NBT does not have any Rights issued or outstanding with respect to NBT Stock and NBT does not have any commitments to authorize, issue or sell any NBT Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on NBT Disclosure Schedule 4.05, NBT does not, directly or indirectly, own or control any Affiliate. Except as disclosed on NBT Disclosure Schedule 4.05, NBT does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by NBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of NBT. No such equity investment identified in NBT Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations. All of the issued and outstanding shares of NBT Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by NBT free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. NBT Bank does not have any Rights issued or outstanding with respect to NBT Bank Stock and NBT Bank does not have any commitment to authorize, issue or sell any capital stock of NBT Bank Stock or Rights thereto.
Section 4.06 Corporate Power; Minute Books. Each of NBT and NBT Bank has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of NBT and NBT Bank has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of NBT contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT and the NBT Board (including committees of the NBT Board). The minute books of NBT Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT Bank and the NBT Bank Board (including committees of the NBT Bank Board).
Section 4.07 Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NBT and NBT Bank and each of their respective Boards of Directors on or prior to the date hereof. No vote of the shareholders of NBT is required by law, the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT or otherwise to approve this Agreement, or issue shares of NBT and the transactions contemplated hereby. Each of NBT and NBT Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Evans and Evans Bank, this Agreement is a valid and legally binding obligation of each of NBT and NBT Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 4.08 Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NBT or any of its Subsidiaries in connection with the execution, delivery or performance by NBT or NBT Bank of this Agreement or to consummate the transactions contemplated hereby, except for filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08(b). As of the date hereof, NBT has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.
(b) Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals, waivers or non-objections of each of the FRB and the OCC, as required (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of NBT Stock to be issued in connection with the Merger on NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by NBT and NBT Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of NBT or of any of its Subsidiaries or to which NBT or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT or other organizational documents of NBT or NBT Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBT or NBT Bank.
(c) As of the date of this Agreement, NBT has no Knowledge of any reasons relating to NBT or NBT Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.
Section 4.09 Absence of Certain Changes or Events. Since December 31, 2023, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NBT and its Subsidiaries taken as a whole.
Section 4.10 SEC Documents; Financial Statements; and Financial Controls and Procedures.
(a) NBT’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2023 (the “NBT 2023 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by NBT or any of its Subsidiaries subsequent to January 1, 2024, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “NBT SEC Documents”), with the SEC, and all of the NBT SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such NBT SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such NBT SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of NBT and its Subsidiaries contained in the NBT 2023 Form 10-K and, except for liabilities reflected in NBT SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2023, neither NBT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of NBT have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of NBT as a result of or in connection with any disagreements with NBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) NBT and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. NBT (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the NBT Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NBT’s ability to record, process, summarize and report financial data and, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NBT’s internal control over financial reporting.
Section 4.11 Regulatory Matters.
(a) Each of NBT and NBT Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2022 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NBT and/or NBT Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of NBT, investigation into the business or operations of NBT and/or NBT Bank, since January 1, 2022. There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of NBT Bank. Each of NBT and NBT Bank is “well-capitalized” as defined in applicable laws and regulations, and NBT Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b) Since January 1, 2022, NBT has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.
(c) Neither NBT, NBT Bank nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or institutions engaged in the insurance of deposits (including, without limitation, the OCC and the FRB) or the supervision or regulation of it. Neither NBT nor NBT Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.11 is subject to the limitations of Section 8.10(b) hereof.
Section 4.12 Legal Proceedings.
(a) Other than as set forth in NBT Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of NBT, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT and (ii) to NBT’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.
(b) Neither NBT nor NBT Bank is a party to any, nor are there any pending or, to NBT’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT or NBT Bank in which, to the Knowledge of NBT, there is a reasonable probability of any material recovery against or other Material Adverse Effect on NBT or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c) There is no injunction, order, judgment or decree imposed upon NBT or any of its Subsidiaries, nor on any of the assets of NBT or any of its Subsidiaries, and, to NBT’s Knowledge, no such action has been threatened against NBT of any of its Subsidiaries.
(d) Neither NBT nor NBT Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.12 is subject to the limitations of Section 8.10(b) hereof.

Section 4.13 Compliance With Laws.
(a) Each of NBT and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
(b) Each of NBT and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NBT’s Knowledge, no suspension or cancellation of any of them is threatened; and
(c) Neither NBT nor its Subsidiaries has received, since January 1, 2022, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to NBT’s Knowledge, do any grounds for any of the foregoing exist).
(d) Since January 1, 2022, NBT has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of NBT, threatened charge by any Governmental Authority that NBT has violated, nor any pending or, to NBT’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.13 is subject to the limitations of Section 8.10(b) hereof.
Section 4.14 Brokers. Neither NBT nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NBT has engaged, and will pay a financial analysis fee to, Stephens, Inc.
Section 4.15 Employee Benefit Plans.
(a) All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by NBT or any of its Subsidiaries covering current or former employees of NBT or any of its Subsidiaries and current or former directors of NBT or any of its Subsidiaries (collectively, the “NBT Benefit Plans”) are in compliance with all applicable laws, including ERISA and the Code, in all material respects.
(b) Each NBT Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “NBT Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of NBT, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such NBT Pension Plan under Section 401(a) of the Code. Other than as set forth in NBT Disclosure Schedule 4.15(b), there is no pending or, to NBT’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the NBT Benefit Plans (other than routine claims for benefits in the normal course). NBT has not engaged in a transaction with respect to any NBT Benefit Plan or NBT Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NBT to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither NBT nor any entity which is considered to be one employer with NBT under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.
Section 4.16 Labor Matters. None of NBT or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NBT or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel NBT or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to NBT’s Knowledge, threatened, nor is NBT or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.17 Tax Matters.
(a) NBT and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by NBT (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NBT and which NBT is contesting in good faith. NBT is not the beneficiary of any extension of time within which to file any Tax Return, and neither NBT nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where NBT does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NBT.
(b) Each of NBT and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NBT are pending with respect to NBT. NBT has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NBT has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NBT.
Section 4.18 Loans; Nonperforming Assets.
(a) Except as set forth in NBT Disclosure Schedule 4.18(a), as of June 30, 2024, none of NBT or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of June 30, 2024, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of NBT or any of its Subsidiaries, or to the Knowledge of NBT, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. NBT Disclosure Schedule 4.18(a) identifies (x) each Loan that as of June 30, 2024 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NBT or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of NBT that as of June 30, 2024 was classified as OREO and the book value thereof.
(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of NBT, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and NBT’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct in all material respects.
Section 4.19 Deposit Insurance. The deposits of NBT Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and NBT Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of NBT, threatened.
Section 4.20 NBT Stock. The shares of NBT Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
Section 4.21 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 4.22 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Evans and its Subsidiaries included in the Proxy Statement/Prospectus.
Section 4.23 Investment Securities. Each of NBT and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Evans or any Subsidiary.
Section 4.24 CRA, Anti-money Laundering and Customer Information Security. Neither NBT nor NBT Bank is a party to any agreement with any individual or group regarding CRA matters and neither NBT nor NBT Bank has any Knowledge of, nor has NBT or NBT Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause NBT or NBT Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by NBT pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the NBT Board has adopted, and NBT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.
Section 4.25 Insurance. Each of NBT and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of NBT reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All material insurance policies of NBT are in full force and effect, none of NBT or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

COVENANTS
Section 5.01 Covenants of Evans. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Evans Disclosure Schedule) or with the prior written consent of NBT (such consent not to be unreasonably delayed, conditioned or withheld), Evans and Evans Bank shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Evans and Evans Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to Evans, Evans Bank and NBT the present services of the current officers and directors of Evans and any of its Subsidiaries and (iii) preserve for themselves and NBT the goodwill of the customers of Evans and Evans Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Evans Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by NBT (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, Evans and Evans Bank shall not:
(a) Capital Stock. Except as set forth in Evans Disclosure Schedule 5.01(a), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, other than capital stock upon the vesting or exercise of any Evans Options, Evans Restricted Stock or Evans RSUs and outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof and listed in the Evans Disclosure Schedule, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Evans Stock, or obligate itself to purchase, retire or redeem, any of its shares of Evans Stock (except to the extent necessary to effect a cashless exercise of Evans Options or net settlement of Evans Restricted Stock or Evans RSUs, in each case outstanding on the date hereof and listed in the Evans Disclosure Schedule, in accordance with the terms and conditions thereof as in effect on the date hereof).
(b) Dividends; Etc. (i) Except for Evans’s regularly semi-annual dividends of up to $0.66 per share, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Evans Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. Evans shall not change its record date for payment of its semi-annual dividend from the record dates established in the prior year in a manner that is inconsistent with past practice; provided, however, that after the date hereof, Evans shall coordinate with NBT regarding the declaration of any dividends in respect of Evans Stock and the record dates and payment dates relating thereto, and it is agreed that Evans and NBT shall take such actions as are necessary to ensure that if either the holders of Evans Stock or the holders of NBT Stock receive a dividend for a particular period prior to the Closing Date, then the holders of NBT Stock or the holders of Evans Stock, respectively, shall also receive a dividend for such period, whether in full or pro-rated for the applicable period, as necessary to result in the holders of Evans Stock and the holders of NBT Stock receiving dividends covering the same periods prior to the Closing Date.
(c) Compensation; Employment Agreements, Etc. Except as provided for on Evans Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of Evans, Evans Bank or any of their Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or accelerate the vesting, payment or funding of any compensation or benefits, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than four percent (4%) with respect to any individual employee and all such increases in the aggregate shall not exceed three and a half percent (3.5%) of total compensation, (ii) as required under applicable law, the terms of this Agreement or the terms of any Evans Benefit Plan in effect on the date hereof, (iii) cash contributions to the Evans 401(k) Plan in the ordinary course of business consistent with past practice, (iv) payment, in the ordinary course of business consistent with past practice, of 2024 monthly, quarterly, annual cash bonuses; (v) payment, in the ordinary course of business consistent with past practice, of 2025 monthly, quarterly, annual cash bonuses at a target level of performance, as applicable, and on a pro-rated basis from January 1, 2025 through the Closing Date; and (vi) as set forth in Evans Disclosure Schedule 5.01(a).

(d) Hiring. Hire any person as an employee of Evans or any of its Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Evans Disclosure Schedule 5.01(d), (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $75,000 and whose employment is terminable at the will of Evans or Evans Bank, as applicable, and (iii) as otherwise set forth on Evans Disclosure Schedule 5.01(d); provided, however, that Evans or Evans Bank must provide notice to NBT within five (5) Business Days following the hiring of any persons hired to fill a vacancy.
(e) Benefit Plans. Except as provided for on Evans Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any Evans Benefit Plan or adopt an arrangement that would constitute an Evans Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to NBT, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Evans Disclosure Schedule 5.01(e).
(f) Transactions with Affiliates. Except any agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act or in Regulation W of the Federal Reserve Act of 1913) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.
(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Evans taken as a whole.
(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.
(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.
(j) Governing Documents. Amend the Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of Evans, or similar governing documents of Evans or Evans Bank.
(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.
(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract. Evans shall notify NBT within thirty (30) days of the entry, amendment, modification, renewal or termination of any Material Contract permitted by this Section 5.01(l).
(m) Claims. Except as set forth in Evans Disclosure Schedule 5.01(m), enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Evans or Evans Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Evans or Evans Bank of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Evans or Evans Bank; provided, however, that Evans or Evans Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which Evans or Evans Bank has not provided notice to NBT of the existence of such action, suit, proceeding, order or investigation.
(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.
(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLBB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.
(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Evans’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.
(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Evans Disclosure Schedule 5.01(r), (i) make or purchase any new Loan, in an amount in excess of $7.5 million for a commercial real estate loan, $7.5 million for a commercial business loan, $7.5 million for a construction loan or $2 million for a residential real estate loan, or (ii) renegotiate, renew, extend or modify any Loan, in an amount in excess of $10 million for a commercial real estate loan, $10 million for a commercial business loan, $10 million for a construction loan or $2 million for a residential real estate loan. For purposes of this Section 5.01(r), consent shall be deemed given unless NBT objects within two (2) Business Days of receiving a notification from Evans.
(s) Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(t) Taxes. Make or change any material Tax election, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.
(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Evans or Evans Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.
(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.
(w) Insurance. Cause or allow the loss of insurance coverage maintained by Evans that would have a Material Adverse Effect on Evans, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.
(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.
(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a material delay of the approval or completion of the Merger, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator.
(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the actions set forth in clauses (a) through (y) above.
Section 5.02 Covenants of NBT. NBT will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Evans, NBT will not, and will cause each of its Subsidiaries not to:
(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of any Governmental Authority required for the transaction contemplated hereby, in each case, as may be required by applicable law or regulation or by a Bank Regulator.
(b) Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that NBT may (i) grant equity awards pursuant to its employee benefit plans as required by any NBT employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a NBT employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue NBT capital stock in connection with the transactions contemplated hereby.
(c) Dividends; Etc. Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of NBT Stock; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. NBT shall not change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.
(d) Amending Governing Documents. Amend the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT in a manner that would materially and adversely affect the holders of Evans Stock, as prospective holders of NBT Stock, relative to other holders of NBT Stock.
(e) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.
Section 5.04 Shareholder Approval. Evans agrees to take, in accordance with applicable law and the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Evans’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Evans Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. Evans agrees to use its best efforts to convene the Evans Meeting within fifty (50) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Evans. Except with the prior approval of NBT, no other matters shall be submitted for the approval of Evans shareholders at the Evans Meeting. The Evans Board shall at all times prior to and during the Evans Meeting recommend adoption of this Agreement by the shareholders of Evans (the “Evans Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to NBT or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.
Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering NBT Stock to be offered to holders of Evans Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Evans Meeting, NBT shall draft and prepare, and Evans shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by NBT in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. NBT shall provide Evans and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. NBT shall use its reasonable best efforts to file the Merger Registration Statement with the SEC within forty-five (45) days after the date hereof. Each of NBT and Evans shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Proxy Statement/Prospectus to Evans’s shareholders. NBT shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Evans shall furnish to NBT all information concerning Evans and the holders of Evans Stock as may be reasonably requested in connection with such action.
Section 5.06 Cooperation and Information Sharing. Evans shall provide NBT with any information concerning Evans that NBT may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. NBT shall promptly provide to Evans copies of all correspondence between it or any of its representatives and the SEC. NBT shall provide Evans and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NBT and Evans agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of Evans Stock entitled to vote at the Evans Meeting at the earliest practicable time.
Section 5.07 Supplements or Amendment. Evans and NBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Evans shall cooperate with NBT in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and NBT shall file an amended Merger Registration Statement with the SEC, and Evans shall mail an amended Proxy Statement/Prospectus to its shareholders.
Section 5.08 Regulatory Approvals. Each of Evans and NBT will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and NBT shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof. Evans and NBT will furnish each other and each other’s counsel with all information concerning their respective entities, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of NBT or Evans to any

Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, NBT and Evans shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
Section 5.09 Press Releases. Evans and NBT shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements (including written employee and customer communications required to be filed under the Securities Act or the Exchange Act) without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Evans and NBT shall cooperate to develop all public announcement materials and written employee and customer communications required to be filed under the Securities Act or the Exchange Act and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.
Section 5.10 Access; Information.
(a) Evans agrees that upon reasonable notice and subject to applicable laws, it shall afford NBT and its designated authorized officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of Evans’s board of directors and any committees thereof (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of Evans and to such other information relating to Evans as NBT may reasonably request and, during such period, it shall furnish promptly to NBT all information concerning the business, properties and personnel of Evans as NBT may reasonably request. NBT may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope and terms) in order to confirm that the Evans’ technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. NBT and Evans shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. NBT shall use commercially reasonable efforts to minimize any interference with Evans’s regular business operations during any such access to Evans’s employees, property, books and records.
(b) In furtherance of the foregoing, Evans shall, on a monthly basis, provide to NBT a report setting forth (i) Evans Bank’s commercial construction loan and residential construction loan activity, including information regarding loan applications, loan approvals and loan performance, as well as any additional information as NBT may reasonably request regarding such loans, and (ii) a list of all commercial real estate loans and commercial business loans approved during the period covered by the report, as well as any additional information as NBT may reasonably request regarding such loans.
(c) Evans shall keep NBT reasonably apprised of the status of any legal proceeding involving Evans or any of its Subsidiaries and shall notify NBT of any change in status of such legal proceeding (including, without limitation, any filings, hearings or settlement negotiations) within five Business Days of such change. NBT shall keep Evans reasonably apprised of the status of any material legal proceeding involving NBT or any of its Subsidiaries and shall notify Evans of any change in status of such legal proceeding (including, without limitation, any hearings or settlement negotiations) within five Business Days of such change.
(d) All information furnished to NBT by Evans pursuant to Section 5.10(a) shall be subject to, and NBT shall hold all such information in confidence in accordance with, the provisions of the letter agreement, dated as of June 23, 2024, by and between Evans and NBT (the “Confidentiality Agreement”).
(e) Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall NBT have access to any information that, based on advice of Evans’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of Evans with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by NBT, Evans has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of Evans or such Person or Persons as may be designated by Evans. No investigation by NBT of the business and affairs of Evans shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of NBT to consummate the transactions contemplated by this Agreement.
Section 5.11 No Solicitation by Evans.
(a) Evans shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Evans (collectively, the “Evans Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than NBT) any confidential or non-public information or data with respect to Evans or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of NBT, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Evans is a party. Evans shall, and shall cause each of the Evans Representatives to immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(b) Notwithstanding Section 5.11(a), prior to the Evans Meeting, Evans may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) Evans has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Evans Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Evans has provided NBT with at least 48 hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Evans or otherwise relating to an Acquisition Proposal, Evans receives from such Person a confidentiality agreement with terms not materially less favorable to Evans than those contained in the Confidentiality Agreement. In addition, if Evans receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Evans has not breached any of the covenants set forth in this Section 5.11, then Evans, or any Evans Representative may, with the prior approval of the Evans Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Evans confidentially in writing. Evans shall promptly provide to NBT any non-public information regarding Evans provided to any other Person which was not previously provided to NBT, such additional information to be provided no later than the date of provision of such information to such other party.
(c) Evans shall promptly (and in any event orally within one Business Day and in writing within two Business Days) notify NBT if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Evans or the Evans Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Evans agrees that it shall keep NBT informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Evans shall provide NBT with at least 48 hours’ prior notice of any meeting of the Evans Board at which the Evans Board is reasonably expected to consider any Acquisition Proposal.
(d) Subject to Section 5.11(e), neither the Evans Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to NBT in connection with the transactions contemplated by this Agreement (including the Merger), the Evans Recommendation, fail to reaffirm the Evans Recommendation within five Business Days following a request by NBT, or make any statement, announcement or release, in connection with the Evans Meeting or otherwise, inconsistent with the Evans Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Evans Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Evans to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring Evans to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the Evans Meeting, the Evans Board may withdraw, qualify, amend or modify the Evans Recommendation in connection therewith (a “Evans Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth Business Day following NBT’s receipt of a written notice (the “Notice of Superior Proposal”) from Evans advising NBT that the Evans Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Evans Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by NBT (the “Notice Period”), Evans and the Evans Board shall have cooperated and negotiated in good faith with NBT to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Evans to proceed with the Evans Recommendation without an Evans Subsequent Determination; provided, however, that NBT shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by NBT since its receipt of such Notice of Superior Proposal, the Evans Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Evans shall be required to deliver a new Notice of Superior Proposal to NBT and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days. In addition to the foregoing, the Evans Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Evans Meeting.
(f) Nothing contained in this Section 5.11 shall prohibit Evans or the Evans Board from complying with Evans’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to Evans’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Evans Recommendation unless it is limited to a stop, look and listen communication or the Evans Board reaffirms the Evans Recommendation in such disclosure.
Section 5.12 Certain Policies. Prior to the Effective Date, Evans shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of NBT; provided, however, that Evans shall not be obligated to take any action pursuant to this Section 5.12 unless and until all Regulatory Approvals have been obtained and NBT acknowledges in writing, and Evans is satisfied, that all conditions to Evans’s obligation to consummate the Merger have been satisfied and that NBT shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Evans pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Evans or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.
(a) From and after the Effective Time, NBT (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Evans or Evans Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Evans or Evans Bank or is or was serving at the request of Evans or Evans Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Evans or Evans Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the NYBCL or the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans or Evans Bank as in effect on the date hereof (subject to change as required by law), including with respect to the advancement of expenses. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.
(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.
(c) Prior to the Effective Time, NBT shall purchase an extended reporting period endorsement under Evans’s existing directors’ and officers’ liability insurance coverage for Evans’s directors and officers in a form acceptable to Evans which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Evans (provided that NBT may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Evans’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Evans for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, NBT shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.
(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of Evans or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of Evans, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Evans or NBT, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.
(e) If NBT or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBT shall assume the obligations set forth in this Section 5.13.
Section 5.14 Employees; Benefit Plans.
(a) Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, NBT may choose to maintain any or all of the Evans Benefit Plans in its sole discretion, and Evans and Evans Bank shall cooperate with NBT in order to effect any plan terminations to be made as of the Effective Time as set forth in this Section 5.14 and in accordance with the terms of the applicable Evans Benefit Plans and applicable law. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), NBT shall provide, or cause to be provided, to each employee of Evans Bank who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to similarly situated employees of NBT or any Subsidiary of NBT (or until the applicable Continuing Employee’s earlier termination of employment), and (ii) other benefits (other than severance or termination pay in order to avoid a duplication of benefits, if applicable) at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of NBT or any Subsidiary of NBT. For any Evans Benefit Plan terminated for which there is a comparable NBT Benefit Plan of general applicability, NBT shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such NBT Benefit Plan to the same extent as similarly-situated employees NBT (it being understood that inclusion of the employees of Evans and Evans Bank in the NBT Benefit Plans may occur at different times with respect to different plans). NBT shall cause each NBT Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the NBT Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Evans or Evans Bank to the same extent as such service was credited for such purpose by Evans or Evans Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of NBT to amend or terminate any of the Evans Benefit Plans or NBT Benefit Plans in accordance with their terms at any time. Following the Closing Date, NBT shall honor, in accordance with Evans’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of Evans for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee and all accrued but unused vacation credited to any Continuing Employee under Evans Benefit Plans.
(b) Without limiting the generality of Section 5.14(a), prior to the Closing Date, (i) Evans or Evans Bank, as applicable, shall take all actions necessary to terminate the Evans Bancorp, Inc. Executive Severance Plan and Evans Bank Change in Control Severance Plan (together, the “Evans Bank Severance Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate such Evans Bank Severance Plan, and (ii) if requested by NBT in writing not less than forty-five (45) days prior to the Closing Date, Evans or Evans Bank, as applicable, shall take all actions necessary to cease contributions to and terminate each Evans Benefit Plan that is intended to qualify under Code Section 401(k) (each, a “Evans 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate such Evans 401(k) Plan; provided, however, that such termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In such event, NBT shall take any and all actions as may be required to permit Continuing Employees to participate in a NBT Benefit Plan that is intended to qualify under Code Section 401(k) (an “NBT 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the Evans 401(k) Plan, including any participant loans under the Evans 401(k) Plan, into the NBT 401(k) Plan. If requested by NBT in writing at any time following the date of this Agreement, Evans or Evans Bank, as applicable, shall initiate the process to terminate its tax-qualified defined benefit pension plan, with such termination effective as soon as practicable after the Effective Time, and Evans shall keep NBT informed regarding the progress and status of the termination process.
(c) If employees of Evans or Evans Bank become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of NBT upon termination of such plan of Evans or Evans Bank, NBT shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable NBT Benefit Plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Evans Benefit Plan prior to the Effective Time; provided, however, NBT shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Evans Benefit Plan which is a health or welfare plan prior to the time such Continuing Employees or such Continuing Employee’s dependents, as applicable, have been offered participation in the health and welfare plans common to all employees of NBT and their dependents, except in the case of a termination of employment or other service.
(d) From and after the Effective Time, NBT agrees to honor all obligations under the employment agreements, change in control agreements, supplemental executive retirement plans, and similar arrangements as set forth on Evans Disclosure Schedule 5.14(d). NBT shall assume and honor all Evans Benefit Plans listed on Evans Disclosure Schedule 5.14(d) in accordance with their terms. Evans Disclosure Schedule 5.14(d) sets forth the names of all participants, the value of each participant’s account balance and the amount of each lump sum or installment payment under the applicable non-qualified deferred compensation plan.
(e) NBT agrees to pay to each employee of Evans or Evans Bank that is not covered by a written employment or severance agreement and is terminated by NBT or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Evans or Evans Bank; provided, however, that for vice presidents and above, severance payment shall equal twenty-six (26) weeks of his or her base salary and for all other employees, the minimum severance payment shall equal not less than twelve (12) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to NBT and that such employee does not voluntarily leave employment with Evans or Evans Bank prior to the Effective Time.
(f) To the extent necessary, NBT and Evans may provide a retention pool as mutually agreed by NBT and Evans to enable NBT and Evans to provide retention incentives to certain employees of Evans or Evans Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by NBT and Evans. Such retention incentives will be in addition to, and not in lieu of, any severance payment, including the amount that may be paid pursuant to Section 5.14(e). Such designated employees will enter into retention agreements to be provided by Evans and reasonably acceptable to NBT.
(g) Notwithstanding anything in this Agreement to the contrary, NBT shall honor and agree to not terminate the Evans Benefit Plans set forth on Evans Disclosure Schedule 5.14(g) and the parties agree that the benefits under such Evans Benefit Plans shall be paid out in accordance with the terms and conditions of such Evans Benefit Plans; provided, however, that Evans or Evans Bank, as applicable, shall take all actions necessary to cease all participant contributions to all such plans following the Closing Date, subject to compliance with Section 409A of the Code, the terms and conditions of such plans and applicable law.
(h) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of Evans or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any Evans Benefit Plan, NBT Benefit Plan, or other employee benefit plan of NBT, NBT Bank, Evans or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.
(i) If requested by NBT, Evans shall take all such actions as NBT may request in order to fully and timely comply with any and all requirements of the WARN Act, including providing notices to employees of Evans or any Subsidiary of Evans.
Section 5.15 Notification of Certain Changes. Each of NBT and Evans shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Evans or NBT, as the case may be, with the respective covenants and agreements of such parties contained herein.
Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, Evans will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NBT and to report the general status of the ongoing operations of Evans. Without limiting the foregoing, Evans agrees to provide NBT a copy of each report filed by Evans with a Governmental Authority within one (1) Business Day following the filing thereof.
Section 5.17 Board Packages. Evans shall distribute a copy of each Evans Board package, including the agenda and any draft minutes, to NBT at the same time and in the same manner in which it distributes a copy of such packages to the Evans Board; provided, however, that Evans shall not be required to copy NBT on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Evans or any other matter that the Evans Board has been advised of by counsel that such distribution to NBT may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.
Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, NBT and Evans shall each use their reasonable best efforts to facilitate the integration of Evans with the business of NBT following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of Evans’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by NBT and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Evans’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Evans in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. If this Agreement is terminated by NBT and/or Evans in accordance with Section 7.01(a), Section 7.01(c), or Section 7.01(f), or by Evans only in accordance with Section 7.01(d) or Section 7.01(e), NBT shall pay to Evans all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of Evans providing NBT written evidence of such fees, expenses or charges.
Section 5.19 Assumption of Debt. NBT agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Evans’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.
Section 5.20 Section 16 Matters. Prior to the Effective Time, each of the Evans Board and the NBT Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of Evans Stock and NBT Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of Evans subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NBT immediately after the Effective Time.
Section 5.21 NBT Bank Advisory Boards. Promptly following the Effective Time, NBT Bank shall invite the directors of Evans who are members of the Evans Board immediately prior to the Effective Time, other than the New Board Member, to join a Western New York and Finger Lakes Region Advisory Board of NBT Bank; provided that any director of Evans invited to join the Western New York and Finger Lakes Region Advisory Board must meet the applicable qualifications of such advisory board in order to join.
Section 5.22 Community Matters. NBT agrees to support Evans’s and Evans Bank’s current and pending community matters support commitments and after the Effective Time shall provide annual community support in Evans’s and Evans Bank’s current market areas in an amount equal to or greater than the level of support provided by Evans and/or Evans Bank as of the date hereof, as set forth on Evans Disclosure Schedule 5.22.
Section 5.23 Tax Representation Letters. NBT and Evans each agree to (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 6.01(e) and (ii) deliver to Hogan Lovells US LLP and Luse Gorman PC, or other counsel described in Section 6.01(e), a tax representation letter, dated as of the date of the Effective Time (and, if required, as of the effective date of the Form S-4) and signed by an officer of NBT and Evans, respectively, containing customary representations of NBT and Evans as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP and Luse Gorman PC, or such other counsel described in Section 6.01(e), to render the opinion described in Section 6.01(e) on the date of the Effective Time (and, if required, on the effective date of the Form S-4).
ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Evans and NBT to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the NBT Board, on the one hand, or the Evans Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that NBT, on the one hand, or Evans, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.
(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of NBT Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.
(e) Tax Opinions. NBT shall have received a letter setting forth the written opinion of Hogan Lovells US LLP (or such other counsel reasonably acceptable to Evans) in and form and substance reasonably satisfactory to NBT, dated as of the Closing Date, and Evans shall have received a letter setting forth the written opinion of Luse Gorman, PC (or such other counsel reasonably acceptable to NBT) in form and substance reasonably satisfactory to Evans, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.
(f) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Evans Stock.
Section 6.02 Conditions to Obligations of NBT. The obligations of NBT to consummate the Merger also are subject to the fulfillment or written waiver by NBT prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Evans and Evans Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Evans or the Surviving Corporation. NBT shall have received a certificate, dated the Closing Date, signed on behalf of Evans by the Chief Executive Officer of Evans to such effect.
(b) Performance of Obligations of Evans. Evans and Evans Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBT shall have received a certificate, dated the Closing Date, signed on behalf of Evans by the Chief Executive Officer of Evans to such effect.
(c) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the Evans Disclosure Schedule 6.02(c) concurrently with Evans’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.
(d) Other Actions. Evans shall have furnished NBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as NBT may reasonably request.
Section 6.03 Conditions to Obligations of Evans. The obligations of Evans to consummate the Merger also are subject to the fulfillment or written waiver by Evans prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of NBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on NBT. Evans shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.
(b) Performance of Obligations of NBT. NBT and NBT Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Evans shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.
(c) Other Actions. NBT shall have furnished Evans with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Evans may reasonably request.
Section 6.04 Frustration of Closing Conditions. Neither NBT nor Evans may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.
ARTICLE VII

TERMINATION
Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:
(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NBT and Evans.
(b) No Regulatory Approval. By NBT or Evans, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c) Shareholder Approval. By either NBT or Evans (provided that if Evans is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy the condition set forth in Section 6.01(f) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Evans shareholders, or at any adjournment or postponement of the Evans Meeting.
(d) Breach of Representations and Warranties. By either NBT or Evans (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Evans or Evans Bank) or Section 6.03(a) (in the case of a breach of a representation or warranty by NBT).
(e) Breach of Covenants. By either NBT or Evans (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Evans or Evans Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by NBT).

(f) Delay. By either NBT or Evans if the Merger shall not have been consummated on or before September 15, 2025, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.
(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc.
(i) By NBT, if (i) Evans shall have breached its obligations under Section 5.11, (ii) the Evans Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NBT, (iii) the Evans Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than NBT or a Subsidiary of NBT or (iv) Evans shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Evans Meeting in accordance with Section 5.04.
(ii) By Evans, subject to Evans’s compliance with Section 7.02(a) if Evans has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the Evans Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.
Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by NBT while structuring and pursuing the Merger, the parties hereto agree that Evans shall pay to NBT a termination fee of $8,400,000 within three (3) Business Days after written demand for payment is made by NBT, following the occurrence of any of the events set forth below:
(a) NBT or Evans terminates this Agreement pursuant to Section 7.01(g); or
(b) Evans or Evans Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Evans or Evans Bank within twelve (12) months following the termination of this Agreement by NBT pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Evans or Evans Bank after an Acquisition Proposal has been publicly announced or otherwise made known to Evans.
(c) The amount payable by Evans pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of NBT in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.
Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) other than a termination that results in a payment in accordance with Section 7.02, that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.
ARTICLE VIII

MISCELLANEOUS
Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, in either case by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Evans Meeting no amendment shall be made which by law requires further approval by the shareholders of Evans, without obtaining such approval.
Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
Section 8.04 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware.
Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and legal counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between NBT and Evans; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.
Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto (with a copy provided to the email addresses specified below).

If to NBT:

NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Attention: Scott A. Kingsley
Email: SKingsley@nbtbank.com

With a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Richard A. Schaberg
Email: richard.schaberg@hoganlovells.com

and

NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Attention: M. Randolph Sparks
Email: rsparks@nbtbci.com

If to Evans:

Evans Bancorp, Inc.
6460 Main Street
Williamsville, NY 14221
Attention: David J. Nasca
Email: dnasca@evansbank.com

With a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Attention: John J. Gorman
Email: jgorman@luselaw.com

Section 8.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedules), the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce NBT’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.10 Interpretation.
(a) Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b) Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” “nonpublic OCC information,” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Authority.
(c) The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.
Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 8.13 Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
ARTICLE IX

ADDITIONAL DEFINITIONS
Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:
“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Evans or Evans Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Evans or Evans Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.
“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.
“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OCC and the FRB, which regulates NBT, NBT Bank, Evans or Evans Bank, or any of their respective subsidiaries, as the case may be.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New York are authorized or obligated to close.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Evans Bank Board” means the Board of Directors of Evans Bank.
“Evans Board” means the Board of Directors of Evans.
“Evans Disclosure Schedule” means the disclosure schedule delivered by Evans to NBT on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the Evans Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Evans Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the Evans Disclosure Schedule shall not be deemed an admission by Evans that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Evans).
“Evans Equity Plan” means, individually and collectively, the Evans Bancorp, Inc. 2019 Long-Term Equity Incentive Plan and any other equity incentive plans or arrangements pursuant to which Evans has or may have any obligation.
“Evans Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of Evans as of December 31, 2023 and 2022, and the related statements of income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Evans for each of the fiscal years ended December 31, 2023 and 2022, in each case accompanied by the audit report of Crowe LLP, the independent registered public accounting firm of Evans, and (ii) the unaudited interim financial statements of Evans as of the end of and for the period ending each calendar quarter following December 31, 2023, as filed by Evans in the Evans SEC Documents.

“Evans Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Evans or any of its Subsidiaries.
“Evans Loan Property” means any property in which Evans holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Evans.
“Evans RSUs” means Evans Performance-Based RSUs and Evans Time-Based RSUs.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” means such exchange agent as may be designated by NBT and reasonably acceptable to Evans to act as agent for purposes of conducting the exchange procedures described in Article II.
“FDIC” means the Federal Deposit Insurance Corporation.
“FHLBNY” means the Federal Home Loan Bank of New York, or any successor thereto.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, or the Chief Risk Officer, in the case of Evans, and the President and Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Chief Risk Officer, in the case of NBT.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.
“Material Adverse Effect” means, with respect to NBT or Evans, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NBT and its Subsidiaries taken as a whole, or Evans and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either NBT or NBT Bank, on the one hand, or Evans or Evans Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements,

(B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, or (H) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.
“NASDAQ” means The NASDAQ Stock Market LLC.
“NBT Bank Board” means the Board of Directors of NBT Bank.
“NBT Board” means the Board of Directors of NBT.
“NBT Disclosure Schedule” means the disclosure schedule delivered by NBT to Evans on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the NBT Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such NBT Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the NBT Disclosure Schedule shall not be deemed an admission by NBT that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on NBT).
“NBT Stock” means the common stock, par value $0.01 per share, of NBT.
“NYSE” means the New York Stock Exchange.
“OCC” means the Office of the Comptroller of the Currency.
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
“Per Share Consideration” means the product of (a) the Exchange Ratio and (b) the NBT Measurement Price.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by NBT and Evans and as delivered to holders of Evans Stock in connection with the solicitation of their approval of this Agreement.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or any stock appreciation, phantom stock or similar rights with respect to such capital stock or other ownership interests.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.
“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Evans Stock then outstanding or all or substantially all of the assets of Evans and otherwise (a) on terms which the Evans Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Evans’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Evans Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NBT BANCORP INC.

By:	/s/ Scott A. Kingsley
Name:	Scott A. Kingsley
Title:	President and Chief Executive Officer

NBT BANK, NATIONAL ASSOCIATION

By:	/s/ Scott A. Kingsley
Name:	Scott A. Kingsley
Title:	Chief Executive Officer

EVANS BANCORP, INC.

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

EVANS BANK, NATIONAL ASSOCIATION

By:	/s/ David J. Nasca
Name:	David J. Nasca
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

September 9, 2024
Board of Directors
Evans Bancorp, Inc.
6460 Main Street
Williamsville, NY 14221
Ladies and Gentlemen:
Evans Bancorp, Inc. (“Evans”), Evans Bank, National Association (the “Evans Bank”), NBT Bancorp Inc. (“NBT”) and NBT Bank, National Association (“NBT Bank”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Evans will, subject to the terms and conditions set forth therein, merge with and into NBT (the “Merger”) so that NBT is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Evans Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Evans Stock as specified in the Agreement, shall become and be converted into the right to receive 0.91 (the “Exchange Ratio”) of a share of NBT Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Evans Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 3, 2024; (ii) certain publicly available financial statements and other historical financial information of Evans and Evans Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NBT and NBT Bank that we deemed relevant; (iv) publicly available analyst consensus earnings per share estimates for Evans for the years ending December 31, 2024 and December 31, 2025 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Evans for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Evans; (v) internal financial projections for NBT for the year ending December 31, 2024 with a long-term annual balance sheet and net income growth rate for the years ending December 31, 2025 through December 31, 2028 and estimated dividends per share for NBT for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of NBT; (vi) the pro forma financial impact of the Merger on NBT based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for each of Evans and NBT for the year ending December 31, 2024 with an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NBT; (vii) the publicly reported historical price and trading activity for Evans Stock and NBT Stock, including a comparison of certain stock trading information for Evans Stock and NBT Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Evans and NBT with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Evans and its representatives the business, financial condition, results of operations and prospects of Evans and held similar discussions with certain members of the senior management of NBT and its representatives regarding the business, financial condition, results of operations and prospects of NBT.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Evans, NBT or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Evans and NBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Evans or NBT, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Evans or NBT, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Evans or NBT, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Evans or NBT or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for Evans and NBT and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available analyst consensus earnings per share estimates for Evans for the years ending December 31, 2024 and December 31, 2025 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Evans for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Evans. In addition, Piper Sandler used internal financial projections for NBT for the year ending December 31, 2024 with a long-term annual balance sheet and net income growth rate for the years ending December 31, 2025 through December 31, 2028 and estimated dividends per share for NBT for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of NBT. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for each of Evans and NBT for the year ending December 31, 2024 with an estimated long-term earnings growth rate for the years thereafter, as provided by the senior management of NBT. With respect to the foregoing information, the respective senior managements of Evans and NBT confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Evans and NBT, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Evans’s or NBT’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Evans and NBT will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Evans, NBT, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Evans has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Evans Stock or NBT Stock at any time or what the value of NBT Stock will be once the shares are actually received by the holders of Evans Stock.
We have acted as Evans’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Evans has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler provided other investment banking services to Evans. In summary, Piper Sandler acted as financial advisor to Evans in connection with the sale of its subsidiary, The Evans Agency, LLC, which transaction closed in November 2023 and for which Piper Sandler received approximately $2.3 million in advisory fees. As you are aware, Piper Sandler provided certain investment banking services to NBT in the two years preceding the date hereof. In summary, Piper Sandler rendered an opinion to the Board of Directors of NBT in connection with NBT’s acquisition of Salisbury Bancorp, Inc. in December 2022 for which Piper Sandler received a fee of $500,000. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Evans, NBT and their respective affiliates. We may also actively trade the equity and debt securities of Evans, NBT and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Evans in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Evans as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Evans Stock and does not address the underlying business decision of Evans to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Evans or the effect of any other transaction in which Evans might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Evans officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Prospectus/Proxy Statement and the Merger Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Evans Stock from a financial point of view.

Very truly yours,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
The following is only a general summary of certain aspects of Delaware law and NBT’s charter related to the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article 12 of NBT’s charter, and the provisions of Article VI of NBT’s bylaws, as amended.
NBT is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.
NBT’s bylaws contain provisions providing that NBT shall indemnify any person who was or is a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NBT Bancorp, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, to the maximum extent authorized by DGCL.
NBT’s charter provides that a director of NBT shall not be personally liable to NBT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to NBT or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.
Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1*†
Agreement and Plan of Merger, dated as of September 9, 2024, by and among NBT Bancorp Inc., NBT Bank, National Association, Evans Bancorp, Inc. and Evans Bank, National Association (incorporated by reference to Annex A of the proxy statement/prospectus included in this registration statement).

3.1
Restated Certificate of Incorporation of NBT Bancorp Inc., as amended through July 1, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015).

3.2	Amended and Restated Bylaws of NBT Bancorp Inc., effective May 22, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2018).
4.1
Specimen common stock certificate for NBT Bancorp Inc.’s common stock (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-127098) filed on December 27, 2005).

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the shares being registered.
8.1*	Opinion of Hogan Lovells US LLP as to certain federal income tax matters.
8.2*	Opinion of Luse Gorman, PC as to certain federal income tax matters.
10.1*	Form of Voting Agreement, dated as of September 9, 2024, by and between certain shareholders of Evans Bancorp, Inc. and NBT Bancorp Inc.
23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

Exhibit Number	Description
23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).
23.3*	Consent of Luse Gorman, PC (included in Exhibit 8.2).
23.4*	Consent of KPMG LLP, with respect to NBT Bancorp Inc.
23.5*	Consent of Crowe LLP, with respect to Evans Bancorp, Inc.
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Piper Sandler & Co.
99.2*	Consent of Director Nominee
99.3*	Form of Proxy Card of Evans Bancorp, Inc.
107*	Filing Fee Table.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Filed herewith.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The undersigned registrant hereby undertakes that every prospectus that: (i) is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwich, State of New York, on October 24, 2024.

NBT BANCORP INC.

By:	/s/ Scott A. Kingsley
Scott A. Kingsley
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Scott A. Kingsley, Annette L. Burns and M. Randolph Sparks as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Scott A. Kingsley	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2024
Scott A. Kingsley

/s/ Annette L. Burns	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2024
Annette L. Burns

/s/ Martin A. Dietrich	Chairman of the Board and Director	October 24, 2024
Martin A. Dietrich

/s/ John H. Watt, Jr.	Vice Chairman of the Board and Director	October 24, 2024
John H. Watt, Jr.

/s/ Johanna R. Ames	Director	October 24, 2024
Johanna R. Ames

/s/ J. David Brown	Director	October 24, 2024
J. David Brown

/s/ Richard J. Cantele, Jr.	Director	October 24, 2024
Richard J. Cantele, Jr.

/s/ Timothy E. Delaney	Director	October 24, 2024
Timothy E. Delaney

Signatures	Title	Date

/s/ Heidi M. Hoeller	Director	October 24, 2024
Heidi M. Hoeller

/s/ Andrew S. Kowalczyk III	Director	October 24, 2024
Andrew S. Kowalczyk III

/s/ V. Daniel Robinson II	Director	October 24, 2024
V. Daniel Robinson II

/s/ Matthew J. Salanger	Director	October 24, 2024
Matthew J. Salanger

/s/ Lowell A. Seifter	Director	October 24, 2024
Lowell A. Seifter

/s/ Jack H. Webb	Director	October 24, 2024
Jack H. Webb